Exhibit 10.2

Execution Version

ABL CREDIT AGREEMENT

Dated as of April 28, 2021

among

BIRKENSTOCK GROUP B.V. & CO. KG,

as the German Parent Borrower,

BIRKENSTOCK US BIDCO, INC.,

as the U.S. Borrower,

BK LC LUX SPV S.À R.L.,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent,

CITIBANK, N.A., LONDON BRANCH

as Co-Collateral Agent,

and

GOLDMAN SACHS BANK USA,

CREDIT SUISSE LOAN FUNDING LLC,

CREDIT SUISSE (DEUTSCHLAND) AKTIENGESELLSCHAFT

CITIBANK, N.A., LONDON BRANCH

HSBC SECURITIES (USA) INC.

COMMERZBANK AKTIENGESELLSCHAFT

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 1.01(f)	–	Original Borrowers
Schedule 1.01(g)	–	Original Guarantors
Schedule 3.18	–	Deposit Accounts and Securities Accounts
Schedule 4.01		Closing Conditions Precedent
Schedule 11	–	Agreed Security Principles

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Letter of Credit Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	[Reserved]
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of ABL Pledge Agreement
Exhibit I	–	Form of ABL Guaranty Agreement
Exhibit J	–	Form of ABL Security Agreement
Exhibit K		[Reserved]
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Borrowing Base Certificate
Exhibit N	–	Form of Additional Borrower Agreement

v

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of April 28, 2021 (this “Agreement”), by and among Birkenstock Group B.V. & Co. KG, a limited partnership (Kommanditgesellschaft) established under the laws of Germany and registered in the commercial register of the local court (Amtsgericht) of Montabaur under HRA 22603, with business address at Burg Ockenfels, 53545 Linz, Germany (the “German Parent Borrower”), Birkenstock US BidCo, Inc., a Delaware corporation (the “U.S. Borrower, together with the German Parent Borrower and the U.S. Borrower, the “Borrowers”), BK LC Lux SPV S.à r.l., a private company with limited liability (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 40, Avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B252419 (“Holdings”), the Lenders from time to time party hereto, Goldman Sachs Bank USA, (“Goldman”), as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), and Citibank, N.A., London Branch as co-collateral agent for the Lenders (in such capacity, the “Co-Collateral Agent”).

RECITALS

A. Pursuant to the terms of the Sale and Purchase Agreement, dated as of February 25/26, 2021 (the “Acquisition Agreement”) among the Sellers and the Purchasers, the Purchasers will purchase and accept the transfer of the Target Business from the Sellers (the “Acquisition”).

B. To fund general corporate purposes and ongoing working capital requirements of the Group, the consideration for the Acquisition and pay related fees, costs and expenses and other related amounts, the Borrowers (a) have requested that the Lenders provide an asset-based revolving facility under this Agreement with commitments in an aggregate principal amount equal to €200,000,000, (b) intend to establish a term loan facility in Dollars in an aggregate principal amount equal to $850,000,000 under the Senior Facilities Agreement, (c) intend to establish a term loan facility in Euros in an aggregate principal amount equal to €375,000,000 under the Senior Facilities Agreement and (d) intend to issue additional indebtedness in the form of the Senior Notes in an aggregate principal amount equal to €430,000,000 under the Senior Notes Indenture.

C. The Lenders, the Swingline Lender and the Issuing Banks are willing to make Credit Extensions hereunder on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Security” has the meaning set forth in the Intercreditor Agreement.

“ABR” means, when used in reference to any Revolving Loan or Borrowing, whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” means (a) a bank or financial institution which has a long term unsecured credit rating of at least BBB- by S&P or Fitch or at least Baa3 by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) months, (b) any Secured Party or any Affiliate of a Secured Party, (c) any other bank or financial institution on the Approved List or which otherwise provides banking services to the Group (including the Target Group) and is notified in writing to the Administrative Agent on or before the Closing Date and (d) any other bank or financial institution approved by the Administrative Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group, provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within six (6) months of completion of the relevant acquisition.

“Acceptable Nation” means Australia, Canada, any member state of the EU, Japan, Switzerland, the UK, the U.S., or any other state, country or sub-division of a country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s or by an instrumentality or agency of any such government having an equivalent credit rating or which state or country has been approved by the Administrative Agent (acting on the instructions of the Required Lenders).

“Access Agreement” has the meaning assigned to such term in Section 5.11.

“Account” means (i) “account” as such term is defined in the UCC and (ii) all rights to payment (including payment intangibles) for merchandise and goods sold or leased, or for services rendered and that portion of “Receivables” constituting Accounts (as defined in the New York UCC), in each case as defined in the applicable Collateral Document along with terms of like definition, as the context may require.

“Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangibles.

“Accounting Period” means:

(a) the accounting period of the relevant Financial Reporting Entity commencing on the date of incorporation of the relevant Financial Reporting Entity and ending on 30 September 2020; and

(b) each fiscal year or other equivalent accounting period of the relevant Financial Reporting Entity ending on the Accounting Reference Date in each subsequent year.

“Accounting Principles” means, in respect of any member of any Financial Reporting Group, at its election, GAAP, International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the EU or the International Accounting Standards Board (or any variation thereof) or generally accepted accounting principles in its jurisdiction of incorporation (including generally accepted accounting principles in Germany (Grundsatz ordnungsgemäßer Buchführung) under the German Commercial Code (HGB) (if applicable)), in each case to the extent applicable to the relevant financial statements and as applied by such Financial Reporting Entity or that member of the Financial Reporting Group from time to time.

“Accounting Reference Date” means 30 September, or otherwise, the accounting reference date of the relevant Financial Reporting Entity.

“ACH” means automated clearing house transfers.

“Acquired Eligible Accounts Receivable” has the meaning assigned to such term in the definition of “Borrowing Base”.

“Acquired Eligible Inventory” has the meaning assigned to such term in the definition of “Borrowing Base”.

“Acquired Entity” has the meaning assigned to such term in Section 5.01.

“Acquired Indebtedness” means Indebtedness:

(a) of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary;

(b) assumed in connection with the acquisition of assets from such person, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary or such acquisition; or

(c) of a person at the time such person merges with or into or consolidates or otherwise combines with Holdings or any Restricted Subsidiary,

provided that Acquired Indebtedness shall be deemed to have been Incurred, with respect to:

(i)	paragraph (a) above, on the date such person becomes a Restricted Subsidiary;

(ii)	paragraph (b) above, on the date of consummation of such acquisition of assets; and

(iii)	paragraph (c) above, on the date of the relevant merger, consolidation or other combination.

“Acquisition” has the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Clean-up Period” has the meaning assigned to such term in Section 7.01.

“Acquisition Closing Date” means the date on which the Acquisition is completed in accordance with the terms of the Acquisition Agreement.

“Acquisition Date” has the meaning assigned to such term in the definition of “Borrowing Base”.

“Acquisition Debt” has the meaning assigned to such term in Section 6.01(e).

“Acquisition Documents” means the Acquisition Agreement, any other document ancillary to or entered into in connection with the Acquisition Agreement and each other document or agreement designated in writing as an Acquisition Document by Holdings and the Administrative Agent (each acting reasonably).

“Acquisition Reports” means the reports listed at paragraph 5 of Schedule 4.01.

“Additional Borrower” means one or more of Holdings’ direct or indirect wholly-owned Subsidiaries which shall from time to time become a Borrower hereunder by the execution and delivery of an Additional Borrower Agreement and compliance with the requirements set forth in Sections 9.17 and 9.27.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit N hereto.

“Additional Commitment” means any commitment hereunder added or extended pursuant to Sections 2.22 and/or 2.23.

“Additional Guarantor” means a person who becomes a Guarantor after the date hereof.

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loan Party” means (i) an Additional Borrower or (ii) an Additional Guarantor.

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case attributable to its Additional Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any Revolving Loan made or extended pursuant to the applicable Lender’s Additional Commitment.

“Adjusted Eurocurrency Rate” means, with respect to any Adjusted Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurocurrency Rate determined under clause (a) of the definition of “Eurocurrency Rate” for such Interest Period, multiplied by the Statutory Reserve Rate and (b) 0.25% per annum. The Adjusted Eurocurrency Rate for any Adjusted Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Adjusted Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate. When used in reference to any Loan or Borrowing, “Adjusted Eurocurrency Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate as set forth in the preceding sentence.

“Adjustment” has the meaning assigned to such term in Section 2.14.

“Adjustment Date” means the first day of each Fiscal Quarter.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Account” has the meaning assigned to such term in Section 5.15(b).

“Administrative Agent’s Office” means (a) the Administrative Agent’s address and account as set forth on Schedule 1.01(d), and (b) such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.03(a).

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitments” means, at any time, the sum of all Commitments at such time. As of the Closing Date, the amount of Aggregate Commitments is €200,000,000.

“Agreed Security Principles” means the principles set out in Schedule 11.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Eurocurrency Rate determined in accordance with clause (a) of the definition thereof (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at 11:00 a.m. (London time)) plus 1.00%, (c) the Prime Rate and (d) 1.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Dollars, (to the extent Holdings, the Administrative Agent and the Required Lenders under the relevant Loan have agreed upon a benchmark rate, base rate or reference rate (other than, in each case, LIBOR, a continuation of LIBOR or a synthetic LIBOR) which should apply to Loans in British Pounds Sterling) British Pounds Sterling and each other currency (other than Euros) that is approved in accordance with Section 1.14.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.01(b).

“Annual Period” has the meaning assigned to such term in Section 1.17(w).

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to a Loan Party from time to time concerning or relating to anti-bribery, anti-money laundering or anti-corruption (including the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977).

“Applicable Administrative Agent” means (i) with respect to the ABL Priority Security, the Administrative Agent, (ii) with respect to the Senior Secured Priority Security, the Senior Secured Facilities Collateral Agent (or any other analogous term in an Additional Intercreditor Agreement, among, inter alia, the Administrative Agent and the agent or representative under any Term Facility) or (iii) if at any time there is no Intercreditor Agreement or other Additional Intercreditor Agreement, among, inter alia, the Administrative Agent and the agent or representative under any Term Facility then in effect, the Administrative Agent.

“Applicable Class Percentage” means, with respect to any Lender or any Class, the percentage of the aggregate amount of the Commitments of such Class represented by such Lender’s Commitment of such Class; provided that for purposes of Section 2.21 and corresponding provisions of this Agreement, when there is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for any relevant calculation. In the event that the Commitments of any Class have expired or been terminated, the Applicable Class Percentage of any Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Lender attributable to its Commitment of such Class immediately prior to such expiration or termination, giving effect to any assignment thereof.

“Applicable Currency” means Euros or any Alternate Currency that bears interest at a rate based on the Eurocurrency Rate.

“Applicable Metric” means any financial covenant or financial ratio or Incurrence-based permission, test, basket or threshold in any Loan Document (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of the Borrowing Base, Excess Availability, Consolidated EBITDA, LTM EBITDA, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or the Fixed Charge Coverage Ratio), any Default, Event of Default or other relevant breach of a Loan Document.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments of all Lenders (other than the Swingline Lender) represented by such Lender’s Commitment; provided that for purposes of Section 2.21 and corresponding provisions of this Agreement, when there is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for any relevant calculation. In the event that the Aggregate Commitments have expired or been terminated, the Applicable Percentage of a Lender shall be determined on the basis of the Revolving Credit Exposure of such Lender attributable to its Commitment immediately prior to such expiration or termination, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, with respect to any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan, the rate per annum applicable to the relevant Class of Revolving Loans set forth below opposite the applicable level of Average Historical Excess Availability; provided that until the first Adjustment Date following the first full Financial Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan shall be the applicable rate per annum set forth below in Level II:

Level	Average Historical Excess Availability	Applicable Rate for Adjusted Eurocurrency Rate Loans	Applicable Rate for ABR Loans
I	Greater than or equal to 66.7%	1.50%	0.50%
II	Less than 66.7% and greater than or equal to 33.3%	1.75%	0.75%
III	Less than 33.3%	2.00%	1.00%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability as of such Adjustment Date in accordance with the table above; provided that if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(j), the “Applicable Rate” for any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan shall be the rate per annum set forth above in Level III until such Borrowing Base Certificate is delivered in compliance with Section 5.01(j).

“Applicable Reporting Date” means, as at any date of determination, at Holdings’ election (which election Holdings may revoke and re-make at any time and from time to time) (a) if no Financial Statements have yet been delivered since the Closing Date, the Closing Date, with such Applicable Metric determined by reference to the financial information set out in the Management Case and/or the Original Financial Statements, (b) the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement, with such Applicable Metric determined by reference to such Financial Statements or (c) the last day of the most recently completed Relevant Period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information provided that, for the avoidance of doubt, the financial calculation(s) set out in an individual Compliance Certificate shall be based upon the same Applicable Reporting Date.

“Applicable Test Date” means the Applicable Transaction Date or, at Holdings’ election (which election Holdings may revoke and re-make at any time and from time to time), the Applicable Reporting Date prior to any Applicable Transaction Date.

“Applicable Transaction” means any Investment, acquisition, disposition, sale, merger, joint venture, consolidation or other business combination transaction, Incurrence, assumption, commitment, issuance, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, any creation of a Lien, any Restricted Payment, any Affiliate Transaction, any designation of a Restricted Subsidiary or Unrestricted Subsidiary, any Asset Disposition or any other transaction for which an Applicable Metric falls to be determined provided that, if any such transaction (the “first transaction”) is being effected in connection with another such transaction (the “second transaction”), the second transaction shall also be an Applicable Transaction with respect to the first transaction.

“Applicable Transaction Date” means, in relation to any Applicable Transaction, at Holdings’ election (which election Holdings may revoke and re-make at any time and from time to time) (a) the date of any letter, definitive agreement, instrument, put option, scheme of arrangement or similar arrangement in relation to such Applicable Transaction (unilateral, conditional or otherwise), (b) the date that any commitment, offer, announcement, communication or declaration (unilateral, conditional, or otherwise) with respect to such Applicable Transaction is made or received, (c) the date that any notice, which may be revocable or conditional, of any repayment, repurchase or refinancing of any relevant Indebtedness is given to the holders of such Indebtedness, (d) the date of consummation, Incurrence, payment or receipt of payment in respect of the Applicable Transaction, (e) any other date determined in accordance with this Agreement or any other date relevant to the Applicable Transaction determined by Holdings in good faith.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning assigned to such term in Section 9.27(b).

“Approved Appraiser” means the Administrative Agent’s internal auditors, Great American Group, Gordon Brothers, Hilco Valuation Services, FTI, KPMG, Tiger or any other appraiser or consultant approved in writing by the Borrowers (such approval not be unreasonably withheld), provided that during the continuance of an Event of Default, any other appraiser selected by the Administrative Agent in consultation with, but without the consent of, the Borrowers shall constitute an Approved Appraiser.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved List” has the meaning given to such term in the Senior Facilities Agreement.

“Arrangers” means Goldman, Credit Suisse Loan Funding LLC, Credit Suisse (Deutschland) Aktiengesellschaft, Citibank, N.A. London Branch, HSBC Securities (USA) Inc., Commerzbank Aktiengesellschaft and Crédit Agricole Corporation and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme as joint lead arrangers and joint bookrunners.

“Asset Disposition” means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of Holdings or any of the Restricted Subsidiaries (in each case other than Capital Stock of Holdings) (each referred to in this definition as a “disposition”); or

(b)

the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 6.01 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions, in each case, other than:

(i)	a disposition by Holdings or a Restricted Subsidiary to Holdings or a Restricted Subsidiary;

(ii)	a disposition of cash or Cash Equivalent Investments;

(iii)

a disposition of inventory, receivables, trading stock, equipment or other assets (including Settlement Assets) in the ordinary course of business or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(iv)

a disposition of obsolete, worn-out, uneconomic, damaged, retired or surplus property, equipment, facilities or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of Holdings and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of Holdings and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of Holdings or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which Holdings or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(v)	transactions permitted under Section 6.06, Section 6.07, Section 6.08 or Section 6.09, the Transaction or a transaction that constitutes a Change of Control;

(vi)

a disposition, issuance, sale or transfer of Capital Stock (A) by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary or as part of or pursuant to an equity-based, equity-linked, profit sharing or performance based, incentive or compensation plan approved by the Board of Directors of Holdings or (B) relating to directors’ qualifying shares and shares issued to individuals as required by applicable law;

(vii)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by Holdings) not exceeding the greater of (x) €37,630,000 and (y) an amount equal to 17.5% of LTM EBITDA;

(viii)	any Restricted Payment that is permitted to be made, and is made, under the covenant described under Section 6.04 and the making of any Permitted Payment or Permitted Investment;

(ix)	dispositions in connection with Liens not prohibited by Section 6.02;

(x)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by Holdings or a Restricted Subsidiary upon the foreclosure of a Lien granted in favour of Holdings or any Restricted Subsidiary;

(xi)

conveyances, sales, transfers, licenses or sublicenses, lease or assignment or other dispositions of intellectual property rights, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(xiii)	foreclosure, condemnation, forced dispositions, taking by eminent domain or any similar action with respect to any property or other assets;

(xiv)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(xv)

any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or Subsidiary that is not a Material Subsidiary;

(xvi)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvii)	dispositions of property to the extent:

(A)	that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(B)	that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased); or

(C)

allowable under Section 1031 of the Internal Revenue Code (or any similar provision under applicable tax law) and constituting any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xviii)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xix)

any disposition pursuant to a Sale and Leaseback Transaction or any other financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Holdings or any Restricted Subsidiary after the Closing Date, including asset securitizations, permitted by this Agreement;

(xx)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xxi)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(xxii)	the unwinding or termination of any Banking Services or Hedging Obligations;

(xxiii)

the disposition of any assets made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of Holdings to consummate any acquisition; and

(xxiv)

a disposition of property or assets if the acquisition of such property or assets was financed with Excluded Contributions and the Net Available Cash from such disposition is used to make a Restricted Payment.

in each case provided that in the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 6.04 Holdings, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 6.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the German Parent Borrower.

“Associate” means (i) any person engaged in a Similar Business of which Holdings or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by Holdings or any Restricted Subsidiary.

“Auditors” means any firm of independent accountants appointed by Holdings as its auditors from time to time.

“Authorization” means an authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration, in each case required by any applicable law or regulation.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (x) the Maturity Date and (y) the date of termination of all of the Commitments.

“Available Amount” has the meaning given to such term in the Senior Facilities Agreement (as of the date hereof) other than any amount included in the Available Amount based on Retained Excess Cash (as defined in the Senior Facilities Agreement (as of the date hereof)) minus an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(b)(xvii)(B), plus (ii) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of Holdings or any Restricted Subsidiary Indebtedness made pursuant to Section 6.04(b)(xix)(B).

“Average Historical Excess Availability” means, on the applicable Adjustment Date, the quotient, expressed as a percentage obtained by dividing (a) the average daily Excess Availability for the Financial Quarter immediately preceding such Adjustment Date by (b) the average daily Line Cap for such Financial Quarter. In determining “Average Historical Excess Availability”, the Borrowing Base as of any day shall be calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 5.03(a).

“Average Utilization” means, on the applicable Adjustment Date, the quotient expressed as a percentage obtained by dividing (a) the average daily Outstanding Amount of the Total Revolving Credit Exposure (excluding for this purpose any Swingline Exposure) for the Financial Quarter immediately preceding such Adjustment Date by (b) the average daily Aggregate Commitments (other than Commitments of Defaulting Lenders) for such Financial Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” shall mean any amount payable by any Secured Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code (Code Général des Impôts), the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended)) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of July 15, 2014 which has been enacted or which has been formally announced as proposed as at the date of this Agreement or (if applicable) in respect of any Lender which is not a Lender as at the date of this Agreement, as at the date that Lender accedes as a Lender to this Agreement.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of its Restricted Subsidiaries: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, electronic fund transfer services, daylight or overnight draft facilities, deposit and other accounts and merchant services, cash management services, and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party or any of its Restricted Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger at the time such arrangement is entered into, in each case in connection with Banking Services; it being understood that each counterparty thereto shall be deemed hereunder (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreements as if it were a Lender; provided, however, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution under clause “Seventh” of Section 2.18(b), the applicable Secured Party and the Borrowers shall have previously provided written notice to the Administrative Agent of the existence of the applicable Banking Services Obligations. For the avoidance of doubt, any “Banking Services Obligation” designated as such pursuant to the Senior Facilities Agreement shall not constitute Banking Services Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Basel III” means:

(A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel IV” means any guidelines and standards published by the Basel Committee on Banking Supervision regarding capital requirements, leverage ratio and liquidity standards applicable to banks, following Basel III.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.12(a).

“Blocked Accounts” has the meaning assigned to such term in Section 5.12(a).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Board of Directors” means (a) with respect to Holdings or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorized committee thereof, (b) with respect to any limited liability company, the sole member, sole manager, board of managers or other governing body, as applicable, of that limited liability company, or any duly authorized committee thereof, (c) with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorized committee thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case paragraph (a) above shall apply; and with respect to any other person, the board or any duly authorized committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors or equivalent (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting (or equivalent) or as a formal board approval (or equivalent)).

“Bona Fide Debt Fund” means with respect to any Industry Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Industry Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Industry Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrowers and/or any entity that forms part of any of their respective businesses (including any of their respective Subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Lender that qualifies under clauses (a) and (b) of such definition, or any Affiliate of any such Disqualified Lender qualifying under clause (a) of such definition, that is reasonably identifiable as an Affiliate of such Disqualified Lender on the basis of such Affiliate’s name.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowers” means collectively (a) the German Parent Borrower, (b) the U.S. Borrower, and (c) any Additional Borrower.

“Borrowing” means any (a) Revolving Loans of the same Type and Class made, converted or continued on the same date and, in the case of Adjusted Eurocurrency Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan, (c) Protective Advance or (d) Overadvance.

“Borrowing Base” means, at any time of calculation,

(a) the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:

i. (x) 90% multiplied by the value of the Eligible Credit Card Receivables and the Eligible Investment Grade Receivables and (y) 85% multiplied by the value of the Eligible Accounts Receivable at such time; plus

ii. the lesser of (x) 85% multiplied by the Net Orderly Liquidation Value of the Eligible Inventory and the Eligible In-Transit Inventory at such time and (y) 75% multiplied by the cost of the Eligible Inventory and the Eligible In-Transit Inventory at such time, provided that Eligible In-Transit Inventory shall not comprise more than €20,000,000 of the Borrowing Base; plus

iii. the lesser of (x) 85% multiplied by the Net Orderly Liquidation Value of the Eligible Raw Materials Inventory at such time and (y) 75% multiplied by the cost of the Eligible Raw Materials Inventory at such time; plus

iv. 100% of Qualified Cash of the Loan Parties; minus

(b) the amount of all Reserves then applicable to the Borrowing Base in effect at such time.

Borrowings against the Borrowing Base will be bifurcated between each German Borrower and the U.S. Borrower and limited for each German Borrower by its own German Sub-Borrowing Base and the U.S. Sub-Borrowing Base, respectively and calculated as applicable on either a Borrower by Borrower basis or in the aggregate. Subject to Section 9.27, assets of Loan Parties that are not U.S. Loan Parties or German Loan Parties shall not be included in the Borrowing Base.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(a); provided, that (i) until (1) the date of completion and delivery to the Administrative Agent of the Initial Field Exam and Initial Inventory Appraisal and the date at which the Administrative Agent has a perfected security interest in the Collateral comprising the Borrowing Base (other than Collateral in the United States that is of the type in which security interests may be perfected by the filing of a financing statement under the UCC, which for the avoidance of doubt, shall be perfected as of the Closing Date), the “Borrowing Base” shall be deemed (the “Deemed Borrowing Base”) to be €100,000,000 (allocated €50,000,000 to the U.S. Sub-Borrowing Base and €50,000,000 to the aggregate German Sub-Borrowing Base) and (ii) in the event that either the Initial Field Exam or the Initial Inventory Appraisal has not been completed and delivered to the Administrative Agent or the Administrative Agent does not have a perfected security interest in the applicable Collateral comprising the Borrowing Base prior to the 91st day after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion not to exceed an additional 45 days without the consent of the Super Majority Lenders), the Deemed Borrowing Base shall equal €0 commencing on the 91st day after the Closing Date until such time as both the Initial Field Exam and the Initial Inventory Appraisal have been completed and delivered to the Administrative Agent and the Administrative Agent has a perfected security interest in the applicable Collateral comprising the Borrowing Base; provided, the failure to complete and deliver to the Administrative Agent the Initial Field Exam and/or the Initial Inventory Appraisal or provide the Administrative Agent with a perfected security interest in the applicable Collateral comprising the Borrowing Base prior to the Closing Date or the 91st day after the Closing Date shall not result in a Default or Event of Default. For the avoidance of doubt, if the Initial Field Exam and Initial Inventory Appraisal with respect to the non-German Loan Parties has been completed and delivered to the Administrative Agent and the Administrative Agent has a perfected security interest in the non-German Collateral comprising the Borrowing Base, the Deemed Borrowing Base will be replaced by the actual Borrowing Base with respect to such Loan Parties and continue with respect to the German Borrowers who will continue to have a deemed €25,000,000 German Sub-Borrowing Base until the earlier of such time as both the Initial Field Exam and the Initial Inventory Appraisal have been completed and delivered to the Administrative Agent and the Administrative Agent has a perfected security interest in the German Collateral comprising the Borrowing Base and the 91st day after the Closing Date (or such longer period as the

Administrative Agent may agree in its sole discretion not to exceed an additional 45 days without the consent of the Super Majority Lenders). In connection with any Subject Acquisition, the Borrowers may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Accounts Receivable, Eligible Credit Card Receivables, Eligible Investment Grade Receivables, (collectively the “Acquired Eligible Accounts Receivable”), Eligible Inventory, Eligible In-Transit Inventory and Eligible Raw Materials Inventory (collectively the “Acquired Eligible Inventory”) acquired in connection with such Subject Acquisition and, from and after the Acquisition Date, the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion and delivery to the Administrative Agent of the applicable field examination or inventory appraisal with respect to such Acquired Eligible Accounts Receivable or Acquired Eligible Inventory, such adjustment to the Borrowing Base shall be limited to (1) from the date such Subject Acquisition is consummated (the “Acquisition Date”) and for each subsequent Borrowing Base Certificate for the Borrowing Base that is required to be delivered after the Acquisition Date and prior to the date that is 90 days after the Acquisition Date, the sum of (x) 70% multiplied by such Acquired Eligible Accounts Receivable and (y) the lesser of (i) 70% multiplied by the Net Orderly Liquidation Value of such Acquired Eligible Inventory and (ii) 60% multiplied by the cost of Acquired Eligible Inventory, (2) thereafter through the date that is 180 days after the Acquisition Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), the Borrowing Base shall include (x) 55% of such Acquired Eligible Accounts Receivable and (y) the lesser of (i) 55% multiplied by the Net Orderly Liquidation Value of such Acquired Eligible Inventory and (ii) 45% multiplied by the cost of the Acquired Eligible Inventory and (3) thereafter, no such adjustment to the Borrowing Base shall be made; provided that notwithstanding the foregoing in no event shall the sum of Eligible In-Transit Inventory plus Acquired Eligible Inventory that constitutes Eligible In-Transit Inventory comprise more than €20,000,000 of the Borrowing Base. Assets of Loan Parties that are Subsidiaries organized in jurisdiction other than the United States, Germany, the United Kingdom and Canada shall be included in the Borrowing Base solely pursuant to amendments to this Agreement which comply with customary asset based documentation for the applicable jurisdiction as may be agreed by the Borrowers, the Administrative Agent and the Lenders following the designation of any such Subsidiary as an Additional Loan Party and absent such amendments to this Agreement agreed to by the Borrowers, the Administrative Agent and the Lenders, no such assets of such Subsidiary shall be so included (it being understood and agreed that the parties hereto shall endeavor in good faith to so amend this Agreement promptly following a request by the Borrowers to do so as long as such Subsidiary is in a jurisdiction in respect of which the Administrative Agent and the Lenders customarily make asset based loans).

“Borrowing Base Certificate” means a certificate from an Officer of the German Parent Borrower, in substantially the form of Exhibit M, as such form, subject to the terms hereof, may from time to time be modified as agreed by the German Parent Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Borrowing Request” means a request by the German Parent Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B-1 or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“British Pounds Sterling” or “£” means the lawful money of the United Kingdom.

“Business Day” means:

(a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Frankfurt am Main (Germany), London (U.K.), Luxembourg and/or New York City (U.S.);

(b) if such day relates to any interest rate setting, any funding, disbursement, settlement and/or payments in any Applicable Currency in respect of such Adjusted Eurocurrency Rate Loan or any other dealing in any Applicable Currency to be carried out pursuant to this Agreement in respect of any such Adjusted Eurocurrency Rate Loan, any such day described in clause (a) above that is also a London Banking Day; and

(c) if such day relates to any interest rate setting as to any Adjusted Eurocurrency Rate Loan or Letter of Credit denominated in an Alternate Currency, any funding, disbursement, settlement and/or payment in such Alternate Currency in respect of such Adjusted Eurocurrency Rate Loan or Letter of Credit or any other dealing in such Alternate Currency to be carried out pursuant to this Agreement in respect of any such Adjusted Eurocurrency Rate Loan or Letter of Credit, any such day described in clause (a) above which is also a London Banking Day.

“Buy-Side Report” has the meaning assigned to such term in Schedule 4.02

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” of any person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Carry Back Amount” has the meaning assigned to such term in Section 1.17(w)(i).

“Carry Forward Amount” has the meaning assigned to such term in Section 1.17(w)(i).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Dominion Period” means:

(a)	each period during which a Specified Default has occurred and is continuing; and

(b)	each period during which a Liquidity Condition is continuing.

“Cash Equivalents” means:

(a)

Australian Dollars, Canadian dollars, Euros, Japanese Yen, Swiss Francs, UK pounds, US Dollars or any national currency of any member state of the EU or any other foreign currency held by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(b)

securities or other direct obligations issued or directly and fully guaranteed or insured by the government of Australia, Canada, Japan, Norway, Switzerland, the UK or the U.S., the EU or any member state of the EU on the Acquisition Closing Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of twenty four (24) months or less from the date of acquisition;

(c)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one (1) year from the date of acquisition thereof issued by any lender or by any bank or trust company:

(i)

whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “F1” or the equivalent thereof by Fitch or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization); or

(ii)	(in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250,000,000;

(d)

repurchase obligations for underlying securities of the types described in paragraphs(b), (c) and (g) of this definition entered into with any bank meeting the qualifications specified in paragraph (c) above;

(e)	securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any person referenced in paragraph (c) above;

(f)

commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in paragraph (c) above (or by the Parent Entity thereof) maturing within one (1) year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least “A-1” or higher by S&P or at least “F1” or the equivalent thereof by Fitch or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by Holdings) maturing within one (1) year after the date of creation thereof;

(g)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in paragraphs (a) through (f) above; and

(h)	for purposes of sub-paragraph (ii) of the definition of “Asset Disposition”, the marketable securities portfolio owned by Holdings and its Subsidiaries on the Acquisition Closing Date.

“Cash Equivalent Investments” means at any time when held by a member of the Group or the Target Group (as applicable), any Cash Equivalents, Temporary Cash Investments or Investment Grade Securities and (without double counting):

(a)	debt securities or other investments in marketable debt obligations issued or guaranteed by an Acceptable Nation or any agency thereof and having not more than one (1) year to final maturity;

(b)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(c)

any investment in marketable debt obligations issued or guaranteed by any government of any Acceptable Nation, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one (1) year after the relevant date of calculation; and

(iii)

which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in any Acceptable Nation or, in each case, any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialised equivalent);

(f)	any investment which:

(i)	is an investment in money market funds:

(A)	with a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; or

(B)	which invests substantially all their assets in securities of the types described in paragraphs (a) to (e) above;

(ii)

is any other money market investment (including repurchase agreements) and substantially all of the assets or collateral in respect of that investment have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; or

(iii)	can be turned into cash on not more than thirty (30) days’ notice; or

(g)	any other debt security approved by the Required Lenders (each acting reasonably and in good faith),

in each case, to which any member of the Group or member of the Target Group (as applicable) is alone (or together with other members of the Group or Target Group (as applicable)) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or Target Group (as applicable) or subject to any Security (other than a Permitted Lien).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the EU Insolvency Regulation.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a member of the Group that is a “United States Shareholder” (as defined in Section 951(b) of the Internal Revenue Code).

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, Basel IV or CRD IV, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means

(a) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Closing Date) of more than fifty (50) per cent. of the total voting power of the Voting Stock of Holdings, other than in connection with any transaction or series of transactions in which Holdings shall become the wholly owned subsidiary of a Parent Entity so long as no person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity;

(b) Topco ceasing to directly own 100% of the total issued share capital of Holdings (or, in each case, any successor entity as a result of a merger permitted by this Agreement); or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Group taken as a whole to a person, other than a Restricted Subsidiary or one or more Permitted Holders, provided that notwithstanding the foregoing (A) a transaction will not be deemed to involve a Change of Control solely as a result of Holdings becoming an indirect wholly-owned Subsidiary of a Holding Company if (1) the direct or indirect holders of the Voting Stock of such Holding Company immediately following that transaction are substantially the same as the holders of Holdings’ Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a Holding Company satisfying the requirements of sub-paragraph (1) above) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Holding Company, (B) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not be deemed to cause a party to be a beneficial owner, (C) a Permitted Transaction under paragraph (a), (d) or (l) thereof shall not constitute a Change of Control and (D) any shares issued to a Roll-Up Investor (as defined in the Senior Facilities Agreement) shall not constitute a Change of Control.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Charged Property” has the meaning given to that term in the Intercreditor Agreement.

“Chattel Paper” has the meaning provided in the UCC along with terms of like definition in other jurisdictions, as the context may require.

“Class”, when used with respect to (a) any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.23, (b) any Commitment, refers to whether such Commitment is an Initial Commitment or an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.23, (c) any Lender, refers to whether such Lender has a Revolving Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Commitment or Revolving Loans of a particular Class.

“Clean-up Period” has the meaning assigned to such term in Section 7.01.

“Closing Date” means the first date on which both (i) the Acquisition Closing Date has occurred and (ii) the first Utilisation (as defined in the Senior Facilities Agreement) of Facility B has been made to complete the Acquisition.

“Closing Date Fee Letter” means that certain ABL Facility Fee Letter, dated as of April 28, 2021, by and among, inter alios, Holdings and the Administrative Agent, as amended from time to time.

“Closing Overfunding” means the aggregate amount invested in Holdings or the German Parent Borrower (without double-counting) by way of Equity Contribution on or around the Closing Date and identified as “Closing Overfunding” or similar in the Funds Flow Statement, plus (without double-counting) the amount of cash on the balance sheet of the Group (including the Target Group) as at the Closing Date (other than, for the avoidance of doubt, any cash attributable (as determined by Holdings (acting reasonably)) to amounts invested Holdings or the German Parent Borrower (as applicable) by way of Equity Contribution or the proceeds from any Topco Notes or any other Indebtedness that are applied by Holdings or the German Parent Borrower (as applicable) on the Closing Date towards (i) the payment of cash consideration to the Vendor under the Acquisition Agreement, (ii) the refinancing of existing Indebtedness of the Target Group or (iii) the payment of costs, fees or expenses in connection with the Transaction).

“Co-Borrower Requirements” has the meaning assigned to such term in Section 9.27(b).

“Co-Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) the German Security Agreements, (iii) [reserved], (iv) each Blocked Account Agreement, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the Agreed Security Principles and (vi) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Holdings or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date, with respect to the Initial Commitments, the applicable rate per annum set forth below based upon the Average Utilization; provided that until the first Adjustment Date following the first full Financial Quarter after the Closing Date, the “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Average Utilization	Commitment Fee Rate
I	≥ 50%	0.25%
II	< 50%	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Utilization as of such Adjustment Date.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning assigned to such term in Section 5.12(a).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto, which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Holdings, including the total principal portion of Capitalized Lease Obligations, but excluding:

(a) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed (i) from insurance or settlement proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with cash proceeds of dispositions that are reinvested in accordance with this Agreement and (iv) by the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously therewith is reduced by such trade-in amount,

(b) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or pursuant to other Investments permitted hereunder,

(c) expenditures financed with the proceeds of an issuance of Capital Stock of Holdings, or a capital contribution to the Borrowers,

(d) expenditures that are accounted for as capital expenditures by the Borrowers or any of its Subsidiaries and that actually are paid for by a Person other than the Borrowers or any of its Subsidiaries to the extent neither the Borrowers nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), and

(e) any expenditures which are contractually required to be, and are, advanced or reimbursed to Holdings or any of its Subsidiaries in Cash by a third party (including landlords) during such period of calculation.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including capitalized software expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period:

(a)	increased (without duplication) by:

(i)

provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(ii)	Interest Charges of such person for such period, including:

(A)	net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk;

(B)	bank fees and other financing fees; and

(C)	costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to paragraphs (a)(A) through (a)(I) thereof,

in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortization Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any:

(A)	Transaction Expenses; and

(B)

any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), in each case including such fees, expenses or charges (including rating agency fees and related expenses) related to the Revolving Facility, the Senior Secured Facilities, any Senior Secured Notes, any Topco Notes, any other Credit Facility, any Receivables Facility, any Securitization Facility, any other Indebtedness permitted to be Incurred under this Agreement or any Equity Offering and any amendment, waiver or other modification of any of the foregoing, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(v)	the amount of any:

(A)

restructuring charge, accrual or reserve (and adjustments to existing reserves), transaction or integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), operational and technology systems development and establishment costs, future lease commitments and costs related to the opening, pre-opening, abandonment, disposal, discontinuation and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing; and

(B)	fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)

any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by Holdings as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)

the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the Board of Directors of Holdings, any Permitted Holder or any Affiliate of a Permitted Holder to the extent not prohibited by Section 6.03; plus

(viii)

the “run rate” adjustment required to give effect to synergies, cost savings, operating expense reductions, restructuring charges, operating cost improvements, operating improvements, revenue increases, revenue enhancements or other adjustments, similar initiatives or effects of synergies (together, being “Synergies”) that have been realized (in full or in part) for some, but not all, of such period and that are related to any acquisition (including under a letter of intent), disposition, divestiture, restructuring, new or revised contract, information and technology systems establishment, modernization or modification or the implementation of any operating improvements, efficiency or cost savings initiative or any other adjustments or similar initiatives, as applicable, as if such Synergies had been realized from the first day of such period and during the entirety of such period (which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to Section 1.17); net of the amount of actual benefits realized during such period from such actions; plus

(ix)

the pro forma adjustment (whether on a “run rate” basis or otherwise) for Synergies that are expected (in good faith) to be realized as a result of actions taken or committed or expected to be taken in relation to any acquisition (including under a letter of intent), disposition, divestiture, restructuring, new or revised contract, information and technology systems establishment, modernization or modification or the implementation of an operating improvements, efficiency or cost savings initiative or any other adjustments or similar initiative (for the avoidance of doubt, whether or not any action has been taken in relation to the same), calculated on a pro forma basis as if such Synergies had been realized from the first day of such period and during the entirety of such period (which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to Section 1.17); plus

(x)

the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing or Receivables Facility; plus

(xi)

any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of Holdings; plus

(xii)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii)	any net loss included in the Consolidated Net Income attributable to non-controlling interests; plus

(xiv)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings and its Restricted Subsidiaries; plus

(xv)	net realized losses from Hedging Obligations or embedded derivatives; plus

(xvi)

the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto; plus

(xvii)

with respect to any joint venture, an amount equal to the proportion of those items described in sub-paragraphs (i) and (iii) above relating to such joint venture corresponding to Holdings’ and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xviii)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(xix)

any net pension or other post-employment benefit costs representing amortization of unrecognised prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognised net obligation (and loss or cost), and any other items of a similar nature; plus

(xx)

the amount of expenses relating to payments made to option holders of Holdings or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or its Parent Entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(xxi)

to the extent not already otherwise included herein, adjustments and add-backs (including anticipated synergies) for costs or expenses (or, in each case, similar items) made in calculating “pro forma Consolidated EBITDA” (or similar) and/or included in the Management Case, any Report and any other quality of earnings reports provided to the Arrangers prior to the date of this Agreement (as amended, varied, supplemented and/or updated on or prior to the Closing Date), and/or any base case model or quality of earnings report relating to a Permitted Acquisition (including any annexures to such report) prepared by an independent third party and delivered to the Administrative Agent in each case based on the methodology therein; plus

(xxii)

the amount of incremental contract value of the Group that Holdings in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing or volume initiatives and/or (ii) the entry into binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective as of the beginning of such period (including, without limitation, 100% of such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such incremental contract value shall be calculated on a pro forma basis as though the full “run rate” effect of such incremental contract value had been realized as Consolidated EBITDA contributed on the first day of such period, provided further that, any amounts calculated pursuant to this clause (xxii) shall not exceed an amount equal to 10% of Consolidated EBITDA for the relevant period after giving effect to all other adjustments permitted by this definition of “Consolidated EBITDA”; plus

(xxiii)	earn out obligations Incurred in connection with any permitted acquisition or other Investment permitted under this Agreement and paid or accrued during such period; plus

(xxiv)

losses, charges and expenses related to the pre-opening and opening of new facilities, and start-up period prior to opening, that are operated, or to be operated, by Holdings or any Restricted Subsidiary; plus

(xxv)	any other items classified by Holdings as extraordinary, one-off, one-time, exceptional, unusual or nonrecurring items decreasing Consolidated Net Income of such person for such period; and

decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such person and its Restricted Subsidiaries for such period (in each case, determined on the basis of GAAP), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including:

(i)	amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par;

(ii)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(iii)

non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP);

(iv)	the interest component of Capitalized Lease Obligations;

(v)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; and

(vi)	interest actually paid by Holdings or any Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other person,

and excluding:

(A)	Securitization Fees;

(B)	interest and other fees in respect of Receivables Facilities;

(C)	penalties and interest relating to taxes;

(D)	any additional cash interest owing pursuant to any registration rights agreement;

(E)	accretion or accrual of discounted liabilities other than Indebtedness;

(F)

any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transaction or any acquisition;

(G)

amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and original issue discount with respect to any Indebtedness the Incurrence of which is permitted by Section 6.01 and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(H)	any expensing of bridge, commitment and other financing fees; and

(I)	interest with respect to Indebtedness of any parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under GAAP; plus

(b)

consolidated interest expense of any Parent Entity to the extent such interest expense was funded with the proceeds of dividends, distributions or other payments to any Parent Entity pursuant to paragraph Section 6.04(a)(i)(C); plus

(c)

consolidated capitalised interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalised, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(d)	interest income for such period,

provided that, for purposes of this definition interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the net income (loss) of such person and its Subsidiaries that are Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided that there will not be included in such Consolidated Net Income:

(a)

any net income (loss) of any person if such person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such person under the equity method of accounting), except that Holdings equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments actually distributed or that (as reasonably determined by an Officer of Holdings) could have been distributed by such person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(b)

any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realised upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of Holdings or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings);

(c)

any extraordinary, exceptional, one-off, one-time, unusual or nonrecurring gain, loss, charge or expense, including Transaction Expenses or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and the build-out, renovation and expansion of facilities), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, losses related to closure/consolidation or disruption of facilities, losses associated with temporary decreases in work volume and expenses related to maintaining underutilised personnel and facilities (to the extent such disruption of facilities, temporary decreases in work volume and/or underutilised personnel and facilities are the result of an extraordinary, exceptional, one-off, one-time, unusual or nonrecurring event or circumstance), internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), litigation, contract terminations and professional and consulting fees incurred with any of the foregoing;

(d)	the cumulative effect of a change in law, regulation or accounting principles;

(e)	any:

(i)

non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation; and

(ii)	income (loss) attributable to deferred compensation plans or trusts;

(f)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)

any unrealised gains or losses in respect of any Hedging Obligations or other financial instruments or any ineffectiveness recognised in earnings related to qualifying hedge transactions or the fair value of changes therein recognised in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(h)

any fees, charges and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, reorganization, restructuring, disposition of assets or securities, issuance or repayment or redemption of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(i)

any unrealised or realised foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such person, and any unrealised foreign currency transaction gains or losses in respect of Indebtedness or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary and any unrealised or realised foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)	any unrealised or realised gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(k)

any recapitalization accounting or purchase accounting effects, including, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of any consummated acquisition (including the Transaction), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(l)

any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP;

(m)	any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(n)

accruals and reserves that are established or adjusted (including any adjustment of estimated pay-outs on existing earn-outs) that are so required to be established as a result of the Transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(o)	any costs associated with the Transaction;

(p)

any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowances related to such item;

(q)	any:

(i)	payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(ii)

effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(r)	any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations; and

(s)	the impact of capitalised, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding,

provided that, in addition, to the extent not already included in the Consolidated Net Income of such person and its Subsidiaries that are Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include:

(A)

any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is:

(1)	not denied by the applicable payor in writing within one hundred and eighty (180) days; and

(2)

in fact reimbursed within three hundred and sixty five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred and sixty five (365) days); and

(B)

to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is:

(1)	not denied by the applicable carrier in writing within one hundred and eighty (180) days; and

(2)

in fact reimbursed within three hundred and sixty five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred and sixty five (365) days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Assets” means, as to any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Contingent Obligations” means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (primary obligations) of any other person (the “Primary Obligor”), including any obligation of such person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds for the purchase or payment or any such primary obligation or to maintain the working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Right” has the meaning provided in the UCC along with terms of like definition in other jurisdictions, as the context may require.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any person, any other person, which directly or indirectly is in control of, is controlled by, or is under common control with such person and is organised by such person (or any person controlling such person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Copyright” means any and all copyrights throughout the world, including the following: (a) all rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, copyright applications and other rights in works of authorship (including all copyrights embodied in software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Covenant Trigger Period” means the period (a) commencing on the day the sum of (x) Excess Availability and (y) the amount (if any, and not to be less than 0) by which (1) the Borrowing Base exceeds (2) the Aggregate Commitments at such time (not to exceed 5% of the Aggregate Commitments) (the “Specified Excess Availability”) is less than the greater of (x) 10.0% of the Line Cap at such time and (y) €20,000,000 and (b) continuing until the end of the first period of 30 consecutive days at all times during which Specified Excess Availability for each day during such 30-day period has been greater than or equal to the greater of (x) 10.0% of the Line Cap at such time and (y) €20,000,000.

“CRD IV” means CRD IV UK and CRD IV EU.

“CRD IV EU” means:

(A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 20l3 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“CRD IV UK” means:

(A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal Act) 2018 (the “Withdrawal Act”);

(B) the law of the UK or any part of it, which immediately before exit day (as defined in the Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(C) direct EU legislation (as defined in the Withdrawal Act), which immediately before exit day (as defined in the Withdrawal Act) implemented CRD IV EU as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

“Credit Card Receivable” has the meaning assigned to such term in the definition of “Eligible Credit Card Receivables”

“Credit Extension” means each of (i) the making of any Revolving Loan, Swingline Loan, Overadvance or Protective Advance (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.06(b)) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the stated amount of the relevant Letter of Credit).

“Credit Facility” means, with respect to Holdings or any of its Subsidiaries, one or more debt facilities, indentures, instruments or other arrangements (including the Facilities (as defined in the Senior Facilities Agreement), the Revolving Facility or commercial paper facilities and overdraft facilities) with banks, other financial institutions, funds, governmental or quasi-governmental agencies or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Holdings as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cure Amount” has the meaning assigned to such term in Section 6.12(b).

“Cure Right” has the meaning assigned to such term in Section 6.12(b).

“Cured Default” has the meaning assigned to such term in Section 1.04(b)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Code (Insolvenzordnung (InsO), the German Law on the Stabilization and Restructuring Framework for Enterprises (StaRUG) and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including, without limitation, any law of any jurisdiction (including corporate laws) permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it, including the Insolvency Act 1986 (UK).

“Deemed Borrowing Base” has the meaning assigned to such term in the definition of “Borrowing Base”

“Default” means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the making of a determination, or the giving of notice provided for in Article 7 or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Defaulting Lender” means any Lender that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including, without limitation, (x) to make a Revolving Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Letter of Credit or Swingline Loan was required to be made or funded, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or the Borrowers in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Revolving Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrowers, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has instituted against it measures according to section 46 (other than section 46 paragraph 1 sentence 2 nos. 1 and 3), 46b or 47 of the German Banking Act (Kreditwesengesetz) or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrowers and the Administrative Agent have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrowers and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided, further, that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or its Subsidiaries shall constitute a Derivative Transaction.

“Designated Cash Interest Expense” means, with respect to any Person for any period, (a) the sum of consolidated total interest expense of such Person and its Restricted Subsidiaries for such period that is paid or payable currently in Cash, (i) including, to the extent payable currently in Cash, (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (C) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (D) net payments arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any fee or expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes and (G) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) interest income for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalent Investments received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalent Investments in compliance with Section 6.05.

“Designated Preferred Stock” means Preferred Stock of Holdings or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to Holdings or a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees to the extent funded by Holdings or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of Holdings at or prior to the issuance thereof.

“Designation Date” has the meaning given in the Intercreditor Agreement.

“Dilution” means, for any period, a percentage that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, returns, credits, credit memos or other similar dilutive items with respect to the Accounts of the Loan Parties during such period, by (b) the gross sales or billings of the Loan Parties with respect to Accounts during such period.

“Dilution Reserve” means as of any date of determination, (a) an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by 1% for each percentage point by which Dilution is in excess of 5% and (b) an amount sufficient to reduce the advance rate against Eligible Investment Grade Receivables by 1% for each percentage point by which Dilution is in excess of 2%; provided that no reserve shall be imposed on the first 5% or 2% of dilution of such Accounts, as applicable.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Holdings or any options, warrants or other rights in respect of such Capital Stock.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Lender” has the meaning assigned to such term in the Senior Facilities Agreement as of the date hereof.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise or (b) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case prior to (i) the Latest Maturity Date or the (ii) the date on which there are no Obligations outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with the covenant described under Section 6.04; provided further that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, contractor or consultant) or Immediate Family Members), of Holdings, any of its Subsidiaries, any Parent Entity or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members)) of Holdings or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternate Currency or Euros, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternate Currency or Euros last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its good faith discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, using any method of determination it deems appropriate in its good faith discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means, an Account (other than Accounts constituting Eligible Credit Card Receivables and Eligible Investment Grade Receivables) arising in the ordinary course of the business of any Loan Party from the sale of goods or rendition of services, except no Account shall be an Eligible Account Receivable if:

(a) it arises out of a sale made or services rendered by a Loan Party to a Subsidiary of a Loan Party or an Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party; or

(b) it remains unpaid more than (i) sixty (60) days after the original due date shown on the invoice or (ii) ninety (90) days after the original invoice date shown on the invoice; or

(c) the total unpaid Accounts of the Account Debtor owing to the Loan Parties exceed 25% of the net amount of all Eligible Accounts Receivable of all Loan Parties, but only to the extent of such excess; or

(d) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(e) the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party or is a contra-receivable (unless such Person has executed an agreement in favor of Administrative Agent and in form and substance satisfactory to Administrative Agent waiving any right of off-set or other rights with respect to amounts owed to such Person by such Loan Party), or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is or may become subject to right of counterclaim or setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, counterclaim, setoff or similar right; or

(f) the Account Debtor has commenced a voluntary case under any Debtor Relief Law, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or other application for relief under Debtor Relief Law, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(g) (i) with respect to Accounts owned by a U.S. Loan Party, it arises from a sale made or services rendered to an Account Debtor outside the United States or (ii) with respect to Accounts owned by a German Loan Party it arises from a sale made or services rendered to an Account Debtor outside the United States, the United Kingdom, Germany, Australia or the European Union, unless the applicable Loan Party has entered into (or caused the applicable Account Debtor to enter into) security and perfection arrangements under applicable local law satisfactory to the Administrative Agent in its Permitted Discretion or (2) backed by a letter of credit from an issuer reasonably acceptable to Administrative Agent; or

(h) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Loan Party for potential returns or refunds, to the extent of such reserve or (3) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms or cash-in-advance terms; or

(i) the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to Administrative Agent, in a manner satisfactory to Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing; or

(j) it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Collateral Lien; or

(k) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(l) the applicable Loan Party has not sent a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or

(m) the Account is evidenced by any chattel paper or an instrument of any kind, or has been reduced to judgment; or

(n) any Loan Party or a Subsidiary of any Loan Party has made any agreement with the Account Debtor for any compromise, settlement or modification of the Account or deduction therefrom (but only to the extent of such compromise, settlement, modification or deduction), except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(o) 50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts Receivable pursuant to clauses (b), (d), (h), (j), (m) (with respect to Accounts having been reduced to judgments), (n) and (p) of this definition; or

(p) it represents service charges, (other than to the extent arising from the rendition of services), late fees or similar charges; or

(q) it is denominated or required to be paid in any currency other than Euros or Dollars; or

(r) such Account consists of customer deposits, pre-billed accounts or billings in excess of costs (deferred revenue) or has been partially paid; or

(s) such Account relates to or is subject to any discount, bonus, or rebate; or

(t) such Account cannot be reconciled to the general ledger or balance sheet of such Loan Party; or

(u) such Account has been subject to a chargeback (but only to the extent of chargeback) or is not a trade receivable; or

(v) such Account is a debit memo or incremental billing.

The Administrative Agent may determine an Account is ineligible based on the forgoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrowers with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with the Borrowers.

The Administrative Agent may, in its Permitted Discretion and in consultation with the Borrowers, modify the foregoing criteria based upon the Initial Field Exam and Initial Inventory Appraisal to extent such reveals information not known to the Administrative Agent before the Closing Date.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, and (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) any Disqualified Lender, (iv) the Borrowers or any of their Affiliates or (v) any Person that does not have the ability to fund revolving bank loans (including the Revolving Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents (including with respect to any Alternate Currency previously agreed to by all Lenders in accordance with Section 1.14).

“Eligible Credit Card Receivables” means an Account arising in the ordinary course of business of any Loan Party due from major credit card and debit card processors (including but not limited to, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Afterpay and Paypal), net of prevailing interchange charges, interest, fees and late charges (“Credit Card Receivables”), except that no Account shall be an Eligible Credit Card Receivable if:

(a) it has been outstanding for more than five (5) Business Days from the date of sale; or

(b) the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Permitted Collateral Liens); or

(c) the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing; or

(d) it is disputed, or a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback); or

(e) the credit card processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Accounts or payment intangibles from such credit card or debit card processor;

(f) it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest; or

(g) the goods giving rise to such Account have not been delivered to and accepted by the buyer or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the buyer or the Account otherwise does not represent a final sale; or

(h) the Loan Parties have not sent a bill or invoice for the goods or services giving rise to such Account to the applicable buyer; or

(i) it is denominated or required to be paid in any currency other than Dollars or Euros.

The Administrative Agent may determine a Credit Card Receivable is ineligible based on the forgoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrowers with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with the Borrowers.

The Administrative Agent may, in its Permitted Discretion and in consultation with the Borrowers, modify the foregoing criteria based upon the Initial Field Exam and Initial Inventory Appraisal to extent such reveals information not known to the Administrative Agent before the Closing Date.

“Eligible In-Transit Inventory” means Inventory that would be Eligible Inventory (and without duplication of other Eligible Inventory) but for clause (r) of the definition of “Eligible Inventory”, except no inventory shall be Eligible In-Transit Inventory unless it:

(a) is insured in accordance with the provisions of this Agreement and the other Loan Documents, including without limitation, marine cargo insurance; and

(b) constitutes Inventory in respect of which the purchase order and other sale documentation is in the name of a Loan Party and title has passed to the applicable Loan Party; and

(c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory or with respect to whom any Loan Party is in default of any obligations; and

(d) is subject to customary purchase orders and other sale documentation consistent with such Loan Party’s ordinary course of dealing; and

(e) is shipped by a common carrier that is not affiliated with the vendor; and

(f) has not been in transit for more than forty-five (45) days; and

(g) is in transit (i) within Germany, (ii) within the United States or (iii) between the Unites States and Germany; and

(h) is at all times subject to the Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Collateral Lien.

The Administrative Agent may determine Inventory is ineligible based on the forgoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrowers with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with the Borrowers.

The Administrative Agent may, in its Permitted Discretion and in consultation with the Borrowers, modify the foregoing criteria based upon the Initial Field Exam and Initial Inventory Appraisal to extent such reveals information not known to the Administrative Agent before the Closing Date.

“Eligible Inventory” means Inventory of any Loan Party, except no Inventory shall be Eligible Inventory if:

(a) it constitutes finished goods, which do not meet in any material respect the specifications of the purchase order or contract for such Inventory, if any; or

(b) the inventory is located at a subcontractor; or

(c) it is not in good, new and saleable condition or is damaged, under repair, or is otherwise generally not held for sale; or

(d) it is slow-moving, obsolete, defective, unfit for sale or unmerchantable; or

(e) it does not meet in any material respect all standards imposed by any Governmental Authority; or

(f) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(g) it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Collateral Lien; or

(h) it is situated at a location outside of (i) with respect to Inventory owned by a U.S. Loan Party, the United States or (ii) with respect to Inventory owned by a German Loan Party, Germany; or

(i) it is not situated at a location in compliance with this Agreement; or

(j) it is spare parts; or

(k) it consists of packaging, boxes, labels, tooling, marketing materials, samples or literature; or

(l) which is located at any location where the aggregate value of all Eligible Inventory of the Loan Parties at such location is less than €500,000; provided that no rent Reserves will be taken with respect to such inventory; or

(m) is returned inventory or not allocable for sale; or

(n) it is assortments or items that are not sold in the ordinary course of business (excluding Eligible Raw Materials), auxiliary materials, quality inspection stock; or

(o) such Inventory cannot be reconciled to the general ledger or balance sheet of such Loan Party; or

(p) a Loan Party does not have good, valid, and marketable title thereto, or does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Loan Party); or

(q) raw materials used in the manufacture of Inventory; or

(r) it is in transit.

The Administrative Agent may determine Inventory is ineligible based on the foregoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrowers with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with Borrowers.

The Administrative Agent may, in its Permitted Discretion and in consultation with the Borrowers, modify the foregoing criteria based upon the Initial Field Exam and Initial Inventory Appraisal to extent such reveals information not known to the Administrative Agent before the Closing Date.

“Eligible Investment Grade Receivables” means an Account that satisfies each of the criteria contained in the definition of Eligible Account Receivables; provided, that, the applicable Account Debtor with respect to such receivable maintains an Investment Grade Rating.

“Eligible Raw Materials Inventory” means Inventory that would be Eligible Inventory (and without duplication of other Eligible Inventory) but for clause (q) in the definition of “Eligible Inventory.”

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA , or Section 412 of the Internal Revenue Code, and in respect of which a U.S. Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means (a) any subscription for shares issued by, and any capital contributions (including by way of premium and/or contribution to the capital reserves and on a cash or cashless basis) to, Holdings via Topco (but excluding the proceeds of any (i) Topco Notes and (ii) any other Indebtedness of a Parent Entity (x) which is guaranteed by any member of the Group, and (y) in respect of which dividends or distributions on Holdings’ Capital Stock are permitted to be paid from cash in the Group pursuant to Section 6.04(a)(i)(C) and/or (b) any loans, notes, bonds or like instruments issued by or made to Holdings via Topco (but excluding any Topco Proceeds Loan) which are subordinated to the Revolving Facility as Subordinated Liabilities pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Administrative Agent (acting reasonably) (including, for the avoidance of doubt, any Subordinated Shareholder Funding).

“Equity Offering” means (a) a sale of Capital Stock of Holdings (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions) or (b) the sale of Capital Stock or other securities by any person, the proceeds of which are contributed to the equity of Holdings or any of the Restricted Subsidiaries by any Parent Entity in any form other than Indebtedness, Excluded Contributions or a Parent Debt Contribution.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that would be deemed at any relevant time to be a single employer with a U.S. Loan Party, pursuant to Section 414(b) or (c) or, solely for purposes of Section 412 of the Internal Revenue Code, under Section 414 (m) or (o) of the Internal Revenue Code or under common control with a Loan Party under Section 4001 of ERISA.

“ERISA Event” means (a) any reportable event, as defined in Section 4043(c) of ERISA, with respect to an Employee Plan, other than events for which the thirty (30) day notice period has been waived, (b) the filing of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 of ERISA, (c) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan or Multiemployer Plan, (d) any failure by any Employee Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Employee Plan, in each case whether or not waived, (e) the filing under Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of any request for a minimum funding variance, with respect to any Employee Plan or Multiemployer Plan, (f) the complete or partial withdrawal of any U.S. Loan Party or any ERISA Affiliate from any Employee Plan or a Multiemployer Plan, (g) a U.S. Loan Party or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (h) a determination that any

Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), (i) the existence of an Unfunded Pension Liability, (j) the conditions for the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code with respect to any Employee Plan have been met, and/or (k) the receipt by a U.S. Loan Party or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status or in “critical and declining” status within the meaning of Section 305 of ERISA or Section 432 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned to it in Article 8.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Article 8.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Article 8.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article 8.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Article 8.

“Escrowed Proceeds” means the proceeds from the offering or Incurrence of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, provided that the term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Euros” or “€” means the single currency of the Participating Member States.

“Euro Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Euros, such amount, (b) if such amount is expressed in an Alternate Currency, the equivalent of such amount in Euros determined by using the rate of exchange for the purchase of Euros with the Alternate Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Euros as determined by the Administrative Agent using any method of determination it deems appropriate in its good faith discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Euros as determined by the Administrative Agent, using any method of determination it deems appropriate in its good faith discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Eurocurrency Rate” means, with respect to any Interest Period applicable to an Adjusted Eurocurrency Rate Borrowing:

(a) denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in good faith) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period; or

(b) denominated in Euros or any Alternate Currency (other than Dollars and British Pounds Sterling) the rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration and/or calculation of that rate) (“EURIBOR”) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters or Refinitiv screen (or any replacement Thomson Reuters or Refinitiv page which displays that rate) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap, minus (b) the Total Revolving Credit Exposure, in each case at such time.

“Excess Proceeds” has the meaning set forth in the Senior Facilities Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Accounts” means Deposit Accounts or Securities Accounts (a) established (or otherwise maintained) by the Loan Parties that do not have cash balances at any time exceeding €3,000,000 in the aggregate for all Deposit Accounts and Securities Accounts excluded pursuant to this clause (a), (b) that are Tax and Trust Funds Accounts, (c) used by the Loan Parties exclusively for disbursements and payments (including payroll) in the ordinary course of business, (d) that are zero balance accounts or (e) that are located outside of the United States or Germany and solely containing Cash or proceeds from sales to foreign customers.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Holdings or any Restricted Subsidiary as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or any Restricted Subsidiary (other than from Holdings or a Restricted Subsidiary) after the Closing Date or from the issuance or sale (other than to Holdings or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Subsidiary of Holdings for the benefit of their employees to the extent funded by Holdings (other than the Transaction Equity Contribution) or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or Subordinated Shareholder Funding of Holdings or any Restricted Subsidiary, in each case, following the Closing Date and to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of Holdings.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guarantee and any other “keepwell,” support or other agreement for the benefit of such Loan Party) at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) imposed as a result of such Recipient being organized under the laws of, or treated as a resident for Tax purposes of, or having its principal office or, in the case of any Lender, having its applicable lending office in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 or (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure or inability by such Recipient to comply with Section 2.17(f), (e) any withholding taxes imposed under FATCA, (f) any tax suffered or incurred in respect of any Bank Levy (or payment attributable to, or liability arising as a consequence of, a Bank Levy), and (g) any non-U.S. withholding tax that is imposed under the laws of the jurisdiction in which the relevant Borrower is incorporated or organized (a “Borrower Tax Jurisdiction”) on amounts payable to the relevant Recipient from such Loan Party pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 or (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17 and for the purposes of this limb (g), a Requirement of Law at a particular time shall include any taxes imposed pursuant to or in connection with or arising in consequence of: (i) the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction after such time; and (ii) the United Kingdom ceasing to be a member state of the EU, (h) Taxes imposed in the Netherlands as a result of a Recipient having a substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Borrower whose Borrower Tax Jurisdiction is the Netherlands, (i) any Tax imposed under the Netherlands Interest and Royalty Withholding Tax Act 2021 (Wet bronbelasting 2021) on payments from a Borrower whose Borrower Tax Jurisdiction is the Netherlands and (j) any withholding taxes imposed by Luxembourg under the amended law of 23 December 2005 introducing a withholding tax on certain payments made to Luxembourg resident individuals on payments from a Borrower whose Borrower Tax Jurisdiction is the Luxembourg.

“Existing Target Debt” means the outstanding Indebtedness (and any interest, coupon, premia, fees, costs or expenses accruing thereon) under (a) any Existing Target Debt Document and (b) any hedging agreement or related or ancillary agreement entered into in connection with any Existing Target Debt Document.

“Existing Target Debt Document” means any document or instrument constituting, documenting or evidencing any indebtedness made available to or guaranteed or secured by any member of the Target Group and existing immediately prior to the Closing Date.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Extended Commitment” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23) and the Borrowers executed by each of (a) Holdings, the German Parent Borrower and the Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility B” means Facility B (EUR) and/or Facility B (USD).

“Facility B (EUR)” means the term loan facility made available in Euros under the Senior Facilities Agreement.

“Facility B (USD)” means the term loan facility made available in Dollars under the Senior Facilities Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“Fee Letters” means collectively (i) the Signing Date Fee Letter and (ii) the Closing Date Fee Letter.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Financial Quarter” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Financial Reporting Entity” means (a) Holdings, (b) any Holding Company of Holdings, or (c) any IPO Entity (as determined at the sole discretion of Holdings).

“Financial Reporting Group” means the applicable Financial Reporting Entity and each of its Subsidiaries from time to time, but excluding any Unrestricted Subsidiaries.

“Financial Statements” means Annual Financial Statements or Quarterly Financial Statements.

“Financial Year” means each annual accounting period of the relevant Financial Reporting Entity ending on the Accounting Reference Date in each year.

“First Test Date” means the first Quarter Date falling at the end of four (4) complete Financial Quarters following the Closing Date.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio for the Test Period most recently ended of (a) Consolidated EBITDA for such Test Period minus Consolidated Capital Expenditures (except to the extent financed with the proceeds of Dispositions, long term Indebtedness (other than the revolving loans) or any issuance of Capital Stock), minus the aggregate amount of Taxes paid or payable in Cash during such Test Period to (b) Fixed Charges for such Test Period, in each case of or by the Group on a consolidated basis.

“Fixed Charges” means, with reference to any period, without duplication, the sum of:

(a) Designated Cash Interest Expense for such period, plus

(b) the aggregate amount of scheduled principal payments in respect of Indebtedness for borrowed money of the Group paid or payable in Cash during such period (other than payments made by among Group members and excluding any earn-out obligation or purchase price adjustment), plus

(c) scheduled payments in respect of Capital Leases paid or payable in Cash during such period to the extent allocated to principal in accordance with GAAP, all calculated for such period for the Group on a consolidated basis during such period, plus

(d) any management fees (but not, for the avoidance of doubt, any expenses or indemnities) to the extent added back to or otherwise included in Consolidated EBITDA, plus

(e) solely for purposes of determining the satisfaction of the Payment Conditions in connection with any Restricted Payment to be made in cash in reliance on Section 6.04(a), the amount of such Restricted Payment.

For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Forward-Looking Group Initiative Synergies” has the meaning assigned to such term in Section 1.17(e)(i).

“Forward-Looking Purchase Synergies” has the meaning assigned to such term in Section 1.17(c)(ii).

“Forward-Looking Sale Synergies” has the meaning assigned to such term in Section 1.17(d)(ii).

“Funds Flow Statement” means any funds flow statement relating to the Transaction which is delivered to the Administrative Agent pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles in Germany (Grundsatz ordnungsgemäßer Buchführung) under the German Commercial Code (HGB) or any variation thereof with which the Financial Reporting Entity or the Restricted Subsidiaries are, or may be, required to comply, as in effect on the date of this Agreement, provided that (a) except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP as in effect on the date of this Agreement, (b) at any time after the Closing Date, Holdings may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election; provided further that any such election, once made, shall be irrevocable and (c) at any time after the Closing Date, Holdings may elect (without prejudice to its obligations under the Agreed Security Principles) to apply other Accounting Principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean such other Accounting Principles (except as otherwise provided in this Agreement), including as to the ability of Holdings to make an election pursuant to paragraph (b) above, provided further that any calculation or determination in this Agreement that require the application of GAAP for periods that include Financial Quarters ended prior to the Financial Reporting Entity’s election to apply such other Accounting Principles shall remain as previously calculated or determined in accordance with GAAP.

“General Intangibles” has the meaning provided in the UCC along with terms of like definition in other jurisdictions, as the context may require.

“German Bank Account Pledge Agreements” mean each German law governed global bank account pledge agreement between a German Loan Party and the Administrative Agent for the benefit of the Secured Parties.

“German Borrower” means the German Parent Borrower and any Additional Borrower incorporated or established under the laws of Germany.

“German Collateral” means any and all property of any German Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any German Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“German Global Assignment Agreements” mean each German law governed global assignment agreement between a German Loan Party and the Administrative Agent for the benefit of the Secured Parties.

“German Loan Party” means any Loan Party incorporated or established under the laws of Germany.

“German Parent Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“German Security Agreements” means, collectively, (i) the German Security Transfer Agreements, (ii) the German Global Assignment Agreements and (iii) the German Bank Account Pledge Agreements.

“German Security Transfer Agreements” mean each German law governed security transfer agreement between a German Loan Party and the Administrative Agent.

“German Sub-Borrowing Base” means, at any time of calculation for any German Borrower, a borrowing base consisting of,

(a) the criteria set forth in the definition of “Borrowing Base” but limited to the Eligible Credit Card Receivables, Eligible Investment Grade Receivables, Eligible Inventory, Eligible In-Transit Inventory, Eligible Raw Materials Inventory, and Qualified Cash of the applicable individual German Borrower and the Reserves then applicable to such individual German Borrower; plus

(b) the un-borrowed amount of the U.S. Sub-Borrowing Base.

“Goldman” has the meaning assigned to such term in the preamble to this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” means, any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” will not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor pursuant to Section 9.23.

“Guarantor Jurisdiction” means Canada, Germany, Luxembourg, the UK, the U.S. (including any state thereof and the District of Columbia) (provided (A) that if a Borrower is incorporated in a jurisdiction which is not a Guarantor Jurisdiction, the jurisdiction of that Borrower shall be a Guarantor Jurisdiction but only in relation to that Borrower and (B) if a Material IP Entity is incorporated in a jurisdiction which is not a Guarantor Jurisdiction, the jurisdiction of that Material IP Entity shall be a Guarantor Jurisdiction but only in relation to that Material IP Entity).

“Group” means Holdings and each of its Restricted Subsidiaries from time to time.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to Environmental Laws.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any person, the obligations of such person under any Hedge Agreement.

“Hedge Product Amount” has the meaning assigned to such term in the definition of “Secured Hedging Obligations”.

“Hedge Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Hedging Obligations.

“Holding Company” means, in relation to a company, corporation or any other entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Company.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means any Subsidiary that is not a “Material Subsidiary.”

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning specified in Section 2.14(a).

“Increased Amount” has the meaning specified in Section 6.02(c).

“Incremental Commitment” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrowers executed by each of (a) Holdings and the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Increase” has the meaning assigned to such term in Section 2.22(a).

“Incremental Last Out Tranche” has the meaning assigned to such term in Section 2.22(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definition of Reserved Indebtedness Amount and related provisions.

“Indebtedness” means, with respect to any person on any date of determination (without duplication):

(a) the principal of indebtedness of such person for borrowed money;

(b) the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within thirty (30) days of Incurrence);

(d) the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation, including accrued expenses owed, to a trade creditor), which purchase price is due more than one (1) year after the date of placing such property in service or taking final delivery and title thereto;

(e) Capitalized Lease Obligations of such person;

(f) the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends)

(g) the principal component of all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided that the amount of such Indebtedness will be the lesser of (x) the fair market value of such asset at such date of determination (as determined in good faith by Holdings) and (y) the amount of such Indebtedness of such other persons

(h) Guarantees by such person of the principal component of Indebtedness of the type referred to in paragraphs (a), (b), (c), (d) and (e) above and sub-paragraph (i) below of other persons to the extent Guaranteed by such person; and

(i) to the extent not otherwise included in this definition, net obligations of such person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement), with respect to paragraphs (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (B) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(ii)	Contingent Obligations Incurred in the ordinary course of business;

(iii)

all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit or other similar instruments unless and until a valid demand for reimbursement has been made under such instrument and remains unpaid for thirty (30) days;

(iv)	Banking Services;

(v)	any prepayments of deposits received from clients or customers in the ordinary course of business;

(vi)	obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business;

(vii)

in connection with the purchase by Holdings or any Restricted Subsidiary of any business or any other Permitted Acquisition, any post-closing payment adjustments to which the seller or investor may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(ix)	obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(x)	Indebtedness of any Parent Entity appearing on the balance sheet of Holdings solely by reason of push down accounting under GAAP;

(xi)	Capital Stock (other than Disqualified Stock of Holdings and Preferred Stock of a Restricted Subsidiary);

(xii)

amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Holdings and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Sections 6.06, 6.07, 6.08 and 6.09;

(xiii)	Subordinated Shareholder Funding;

(xiv)

any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity between Restricted Subsidiaries solely for corporate income tax or value added tax purposes in any jurisdiction of which Holdings or a Restricted Subsidiary is or becomes a member;

(xv)	liabilities in relation to the minority interests line in the balance sheet of any member of the Group; or

(xvi)	any Utilization drawn to fund any OID flex.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, in each case excluding any VAT, which shall (to the extent applicable) be dealt with in accordance with Section 2.17(i).

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of Holdings.

“Industry Competitor” means (a) any person or entity (and any of its Affiliates or Related Investment Fund) which is a competitor of a member of the Group or whose business is similar or related to a member of the Group and any controlling shareholder of such persons, provided that this shall not include any person or entity (or any of its Affiliates or Related Investment Fund) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt and (b) a private equity sponsor (including any fund which is managed or advised by it or any of its Affiliates or Related Investment Fund, and any of their respective Affiliates or Related Investment Fund), provided that this shall not include any person whose principal business is investing in debt and which is (i) acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a private equity sponsor and (ii) managed and controlled separately from the person that would otherwise constitute a private equity sponsor and has separate personnel responsible for its interests under the Loan Documents, such personnel being independent from the interests of the entity, division or desk constituting the private equity sponsor, and no information provided under the Loan Documents is disclosed or otherwise made available to any personnel responsible for the interests of the entity, division or desk constituting the private equity sponsor

“Information Memorandum” has the meaning given to such term in the Senior Facilities Agreement.

“Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Commitment, if applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Lenders’ Initial Commitments on the Closing Date is €200,000,000.

“Initial Field Exam” means the Administrative Agent’s initial field examination in respect of the Collateral commenced by an Approved Appraiser.

“Initial Inventory Appraisal” means the Administrative Agent’s initial appraisal of Inventory commenced by an Approved Appraiser.

“Initial Investors” means (a) one or more funds, limited partnerships, co-investment vehicles and/or other similar vehicles entities or accounts entities managed by or otherwise advised by any of or collectively BK LC Lux SCA, Financie`re Agache S.A., Catterton Management Company, L.L.C., LC9 International AIV, LP, L Catterton Europe IV, SLP, L Catterton Asia 3 Pte. Ltd, and/or any of their respective “associates” (as defined in the Companies Act 2006) or Related Funds and/or any of their respective successors, (b) an Agreed Co-Investor (as defined in the Senior Facilities Agreement); and (d) any other co-investor approved by the Required Lenders (acting reasonably), in each case, other than any portfolio operating companies and their subsidiary undertakings.

“Initial Lien” has the meaning assigned to such term in Section 6.02(a).

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of a member of the Group, a “Pushdown Entity” (as defined in the Intercreditor Agreement) or any Parent Entity or any successor of such member of the Group, Pushdown Entity or any Parent Entity (the “IPO Entity”) following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognised exchange or traded on an internationally recognised market.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Initial Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Commitments and the Initial Revolving Loans and the other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” means the Revolving Loans made on account of the Initial Commitments.

“Intercreditor Agreement” means the intercreditor agreement to be entered into on or prior to the Closing Date and made between, among others, Holdings, the Original Debtors (as defined therein), the Administrative Agent and the representative for the Facility B.

“Interest Charges” means, with respect to any person for any period, the sum of: (a) Consolidated Interest Expense of such person for such period, (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such person during such period and (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Interest Coverage Ratio” means the ratio of LTM EBITDA to the Interest Charges of the Group as at the Applicable Reporting Date for the Relevant Period ending on such Applicable Reporting Date (the “reference period”) provided that, for purposes of calculating the Interest Coverage Ratio, Interest Charges may, at Holdings’ option, exclude any interest expenses related to leases incurred during the reference period. In the event that Holdings or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred or issues or redeems Disqualified Stock or Preferred Stock, in each case, subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the reference period; provided that the pro forma calculation shall not give effect to:

(a)

any Interest Charges attributable to Indebtedness Incurred on such determination date pursuant to the provisions described in Section 6.01(a), (other than Indebtedness Incurred in reliance upon the Interest Coverage Ratio pursuant to Section 6.01(a)(iv), Section 6.01(a)(v) or Section 6.01(e)(ii)(1) thereof);

(b)	any Interest Charges attributable to Indebtedness Incurred pursuant to Section 6.01(d)(A) or Section 6.01(n)(B); or

(c)

any Interest Charges attributable to any Indebtedness discharged on such determination date of any Indebtedness to the extent that such discharge results from the application of the proceeds of Indebtedness Incurred on the determination date pursuant to the provisions described in Section 6.01(a) (other than Indebtedness Incurred in reliance upon the Interest Coverage Ratio pursuant to Section 6.01(a)(iv), Section 6.01(a)(v) or Section 6.01(e)(ii)(1) thereof).

For purposes of making the computation referred to above, any Purchase or Sale that has been made by Holdings or any of the Restricted Subsidiaries, during the reference period or subsequent to the reference period shall be calculated on a pro forma basis assuming that such Purchase or Sale (and the change in any associated fixed charge obligations and the change in LTM EBITDA resulting therefrom) had occurred on the first day of the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Interest Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Holdings may designate.

For the purposes of this definition, “Consolidated Interest Expense” will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by Holdings in good faith.

“Interest Coverage Ratio Calculation Date” has the meaning assigned to such term in the definition of “Interest Coverage Ratio.”

“Interest Election Request” means a request by the Borrowers in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with June 30, 2021) and the maturity date applicable to such Revolving Loan and (b) with respect to any Adjusted Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of an Adjusted Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Adjusted Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent agreed to by all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Borrowers may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Inventory” has the meaning set forth in Article 9 of the UCC and shall include “Current Assets” and that portion of “Moveable Assets” constituting Inventory (as defined in the New York UCC), in each case as defined in the applicable Transaction Security Document along with terms of like definition, as the context may require.

“Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a person that is a Restricted Subsidiary such that, after giving effect thereto, such person is no longer a Restricted Subsidiary, any Investment by Holdings or any Restricted Subsidiary in such person remaining after giving effect thereto will be deemed to be a new Investment at such time. For purposes of Section 6.04 and Section 6.10, (a) “Investment” will include the portion (proportionate to Holdings’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings will be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to: (i) Holdings’ Investment in such Subsidiary at the time of such redesignation; less (ii) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets (as determined by Holdings) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (b) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by Holdings.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s or (y) BBB- (or the equivalent) by S&P, as applicable.

“Investment Grade Securities” means (a) securities issued or directly and fully Guaranteed or insured by Australia, the Canadian government, the EU or a member state of the EU, Japan, Norway, Switzerland, the UK, the U.S. government or, in each case, any agency or instrumentality thereof (other than Cash Equivalent Investments), (b) debt securities or debt instruments with a rating of “A-” or higher from S&P or Fitch or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries and (c) Investments in any fund that invests exclusively in investments of the type described in paragraphs (a) and (b), above which fund may also hold cash and Cash Equivalent Investments pending investment or distribution.

“Investors” means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of Holdings from time to time.

“IPO Entity” has the meaning assigned to such term in the definition of “Initial Public Offering.”

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, as the context may require, (a) the Initial Revolving Lenders on a pro rata basis based on the Initial Commitment of such Initial Revolving Lender as set forth on Schedule 1.01(a) and (b) any other Lender that is appointed as an Issuing Bank and accepts such appointment in writing in accordance with Section 2.05(i)(ii) hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate or branch of such Issuing Bank (other than a Disqualified Lender), in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“ITA” shall mean the United Kingdom Income Tax Act 2007.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Commitment” mean, in the case of each Issuing Bank, such amount as set forth in Schedule 1.01(a) hereto.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Euro Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the Euro Equivalent of the aggregate principal amount of all LC Disbursements with respect to Letters of Credit that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Opinion” means any legal opinion delivered to the Administrative Agent under Section 4.01 or at any other time in connection with the Loan Documents.

“Legal Reservations” means

(a) the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts) and defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defenses of set-off, counterclaim or acquiescence, and similar principles or limitations under the laws of any applicable jurisdiction;

(c) the principle that in certain circumstances Security granted by way of fixed charge may be recharacterized as a floating charge or that Security purported to be constituted as an assignment may be recharacterized as a charge;

(d) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of Security over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g) the accessory nature of certain German law governed Security;

(h) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(i) the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Administrative Agent or other similar provisions;

(j) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(k) similar principles, rights and defenses under the laws of any relevant jurisdiction;

(l) the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;

(m) the principle that in certain circumstances pre-existing Security purporting to secure an Additional Facility (as defined in the Senior Facilities Agreement as in effect on the date hereof), further advances or any Facility (as defined in the Senior Facilities Agreement as in effect on the date hereof) following a Structural Adjustment may be void, ineffective, invalid or unenforceable; and

(n) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit issued for the account of the Borrowers pursuant to Section 2.05(a).

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e)(i).

“Letter of Credit Request” means any request by the Borrowers for a Letter of Credit in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit B-2 or such other form that is reasonably acceptable to the relevant Issuing Bank and the Borrowers.

“Letter of Credit Sublimit” means €50,000,000, subject to increase in accordance with Section 2.22 hereof.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Line Cap” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base, in each case in effect or applicable at such time.

“Liquidity Condition” means any period (x) (a) commencing on the day on which Specified Excess Availability is less than the greater of (i) 10.0% of the Line Cap at such time and (ii) €20,000,000 in the case of each of clauses (i) and (ii), for five (5) consecutive Business Days and (b) continuing until the end of the first period of 30 consecutive days at all times during which Specified Excess Availability for each day during such 30-day period has been greater than or equal to the greater of (i) 10.0% of the Line Cap at such time and (ii) €20,000,000 or (y) commencing upon the occurrence and during the continuation of any Specified Default.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guarantee, the Collateral Documents, the Intercreditor Agreements, each Incremental Facility Agreement, each Extension Amendment and any other document or instrument designated by the Borrowers and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means the ABL Loan Guaranty, substantially in the form of Exhibit I, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties (the “ABL Loan Guaranty”), as supplemented in accordance with the terms of Section 5.12.

“Loan Parties” means a Borrower or a Guarantor.

“Loans” means Revolving Loans.

“Lockbox” has the meaning assigned to such term in Section 5.12(a).

“London Banking Day” means any day on which dealings in Dollar or the applicable Alternate Currency, as applicable, deposits are conducted by and between banks in the London interbank market.

“LTM EBITDA” means on any day, Consolidated EBITDA of the Group for the Relevant Period ending on the Applicable Reporting Date provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of LTM EBITDA as determined for a given Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Agreement or the other Loan Documents if there is a change in the amount of LTM EBITDA for any Relevant Period ending subsequent to such Applicable Test Date.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, Holdings or any Restricted Subsidiary, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of or the beneficial owner of which (directly or indirectly) is the directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, Holdings or any Restricted Subsidiary (a) in respect of any expenses (including travel, entertainment and moving expenses) Incurred in the ordinary course of business, (b) for purposes of funding any such person’s purchase (or the purchase by any management equity plan) of Capital Stock or

Subordinated Shareholder Funding (or similar obligations) of Holdings, its Subsidiaries or any Parent Entity with the approval of the Board of Directors of Holdings, or otherwise relating to any management equity plan, stock option plan any other management or employee benefit, bonus or incentive plan, (c) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office or (d) otherwise in an amount not exceeding the greater of (i) €16,130,000 and (ii) an amount equal to 7.5% of LTM EBITDA in the aggregate outstanding as of the Applicable Test Date.

“Management Case” means the financial model relating to the Group in the agreed form and delivered to the Administrative Agent pursuant to Section 4.01.

“Management Investors” means (x) the officers, directors, managers, employees and members of management of the Borrowers, any Parent Company, and/or any Subsidiary of the Borrowers and/or (y) any Sellers (as such term is defined in the Acquisition Agreement) and/or the officers, directors, managers, employees and members of management of the Sellers.

“Management Stockholders” means the members of management of Holdings (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of Holdings or of any Parent Entity on the Acquisition Closing Date or will become holders of such Capital Stock in connection with the Transaction.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the thirty (30) consecutive trading days immediately preceding the date of declaration of such dividend..

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances (including any warranty, indemnity, insurance or other resources available to the Group (including the Target Group) or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment in the Group)

(a) has a material adverse effect on the consolidated business, assets or financial condition of the Group (taken as a whole) such that the Group (taken as a whole) would be unable to perform its payment obligations under the Loan Documents in respect of principal amounts due and payable thereunder; or

(b) subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of the Loan Documents (taken as a whole) to an extent which is materially adverse to the interests of the Secured Parties (taken as a whole) under the Finance Documents (taken as a whole), and, in each case, if capable of remedy, is not remedied within twenty (20) Business Days of the date on which the Administrative Agent gives written notice of the issue to Holdings.

“Material Deposit Account” means any Deposit Account or securities account of a Loan Party other than Excluded Accounts.

“Material IP Entity” has the meaning given to such term in paragraph (c) of the definition of “Material Subsidiary.”

“Material Intellectual Property” means any specifically identifiable material intellectual property required in order to conduct the business of the Group in all material respects as it is being conducted and which is beneficially owned by or licensed to members of the Group.

“Material Subsidiary” means (a) a Loan Party (b) a wholly-owned Restricted Subsidiary of Holdings incorporated in a Guarantor Jurisdiction which has earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA and, at Holdings’ option, either including or excluding any adjustments made to Consolidated EBITDA of the Group pursuant to paragraphs (a)(viii) and (a)(ix) of the definition thereof and/or paragraphs (c), (d) and (e) of Section 1.17 representing more than 5% of Consolidated EBITDA of the Group by reference to the latest Annual Financial Statements delivered to the Administrative Agent (or, if no such Annual Financial Statements have been delivered, the Original Financial Statements) or (c) to the extent not covered under paragraphs (a) and/or (b) above, a Restricted Subsidiary of Holdings which, on the relevant date of determination, holds any Material Intellectual Property of the Group (a “Material IP Entity”) provided that (i) each Restricted Subsidiary which is not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles will not be considered a Material Subsidiary and (ii) a determination by Holdings (in good faith) that a Restricted Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Maturity Date” means (a) with respect to the Initial Revolving Loans, the Initial Revolving Credit Maturity Date, (b) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement and (c) with respect to any Extended Commitment, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of November 24, 2016.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of a Loan Party or any ERISA Affiliate or in respect of which any U.S. Loan Party or any ERISA Affiliate has any actual or contingent, direct or indirect liability.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to Holdings and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes and Permitted Tax Distributions;

(b)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)

all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, Holdings or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(d)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition; and

(e)

any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to Holdings and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes and Permitted Tax Distributions).

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, Eligible In-Transit Inventory or Eligible Raw Materials Inventory of any Person, the orderly liquidation value thereof to be realized at (i) an orderly, negotiated sale held within a reasonable period of time or (ii) at any sale or other enforcement initiated or undertaken by or on behalf of any insolvency administrator or similar person, in each case, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an Approved Appraiser.

“New Contracts” has the meaning given to that term in sub-paragraph (a)(xxii) of the definition of Consolidated EBITDA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.12(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including Post-Petition Interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on all Revolving Loans, loans pursuant to any Incremental Last Out Tranche, all Swingline Loans, all Overadvances, all Protective Advances, all LC Exposure, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Arranger, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Revolving Loan, Swingline Loan, Overadvance, Protective Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Officer” means, with respect to any person, (a) the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director, authorized signatory, managing director or the company secretary (or, in each case, any person holding a similar or equivalent role) of such person and/or if such person is owned or managed or represented by a single entity, of such entity, and/or (b) any other individual designated as an “Officer” or an “authorized signatory” with respect to such person.

“Officer’s Certificate” means, with respect to any person, a certificate signed by one Officer of such person.

“Original Accounting Principles” means the accounting principles and related accounting practices and financial reference periods consistent with those applied in the Original Financial Statements and the Management Case provided that the Original Accounting Principles may apply GAAP as in effect for annual periods commencing on or after 1 January 2019.

“Original Borrowers” means each of the entities listed on Schedule 1.01(f).

“Original Financial Statements” means a copy of the audited financial statements of Birkenstock GmbH & Co. KG for the financial year ended on 30 September 2020 provided that such statements shall not be required to be in a form and substance satisfactory to any Secured Party nor subject to any other approval requirement.

“Original Guarantor” means each of the entities listed on Schedule 1.01(g).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Other Creditor” means such lender, lender representative, administrative agent, collateral agent or trustee with respect to Indebtedness incurred by a Loan Party.

“Other Senior Collateral” means such Collateral of an Other Creditor that is not ABL Priority Security.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes (including any Luxembourg registration duties) (each a “Stamp Tax”) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes, (ii) any Stamp Taxes imposed with respect to, or in respect of an assignment, novation, transfer or participation by a Lender (other than an assignment made pursuant to Section 2.19(b)) and (iii) pursuant or to the extent that such Stamp Tax becomes payable upon a voluntary registration made by any party if such registration is not required by any applicable law or not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of any party under a Loan Document.

“Outstanding Amount” means (a) with respect to any Revolving Loan, Overadvance, Protective Advance and/or Swingline Loan on any date, the Euro Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Revolving Loan and/or Swingline Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the Euro Equivalent of the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the Euro Equivalent amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrowers of such LC Disbursement.

“Overadvance” has the meaning assigned to such term in Section 2.04(e).

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrowers are an indirect Wholly-Owned Subsidiary.

“Parent Debt Contribution” has the meaning assigned to such term in Section 6.04(a)(i)(C).

“Parent Entity” means any direct or indirect parent of Holdings.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patent” means the following: (a) any and all patents and patent applications throughout the world; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, continuations in part, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment Conditions” means:

(a) with respect to any transaction subject to Payment Conditions, Specified Excess Availability (in each case, calculated on a pro forma basis, and in the case of Investments, subject to completion by the Administrative Agent of a desktop audit and appraisal) on the date of such transaction would be equal to or greater than:

(A) in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a pro forma basis) is greater than or equal to 1.00:1.00, the greater of (a) 15% of the Line Cap on such date and (b) €30,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a pro forma basis) is less than 1.00:1.00, the greater of (a) 20% of the Line Cap on such date and (b) €40,000,000, in each case on such date and for the twenty (20) days prior thereto and;

(B) in the case of any other transaction subject to Payment Conditions other than Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a pro forma basis) is greater than or equal to 1.00:1.00, the greater of (a) 12.5% of the Line Cap on such date and (b) €25,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a pro forma basis) is less than 1.00:1.00, the greater of (a) 17.5% of the Line Cap on such date and (b) €35,000,000, in each case on such date and for the twenty (20) days prior thereto; and

(b) no Specified Default shall be continuing.

“Payment Recipient” has the meaning assigned to it in Article 8.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of or under the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.

“Permitted Acquisition” means any Permitted Investment under paragraphs (a)(ii) or (b) of the definition of Permitted Investment or any other acquisition or Investment permitted by the terms of this Agreement.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalent Investments between Holdings or any of the Restricted Subsidiaries and another person; provided that any cash or Cash Equivalent Investments received in excess of the value of any cash or Cash Equivalent Investments sold or exchanged must be applied in accordance with the covenant described under Section 6.05.

“Permitted Collateral Lien” means Liens on the Charged Property:

(a)

that are described in one or more of paragraphs (b), (c), (d), (e), (f), (g), (h), (k), (o), (q), (r), (w), (x), (z), (hh), and (kk) of the definition of “Permitted Liens” and Liens arising by operation of law that would not materially interfere with the ability of the Administrative Agent to enforce the Security Interests in the Charged Property;

(b)	to secure all obligations (including paid-in-kind interest) in respect of:

(i)	the obligations under the Loan Documents;

(ii)

Indebtedness described under paragraphs Section 6.01(a)(i) (provided that any such Indebtedness secured on the Charged Property that does not constitute ABL Priority Security ranks junior to Facility B), Section 6.01(a)(ii), Section 6.01(a)(iii), Section 6.01(a)(iv) (provided that such Indebtedness constitutes Second Lien Liabilities or otherwise ranks junior to Facility B and the Secured Obligations), and Section 6.01(f), and provided that if:

(A)	the Designation Date has occurred;

(B)

Facility B has been refinanced in full (ignoring any participation (x) of a Lender (as defined in the Senior Facilities Agreement) which has been rolled over into a refinancing (or otherwise) and/or (y) in respect of which a Lender (as defined in the Senior Facilities Agreement) has declined prepayment); and

(C)

a Revolving Facility (as defined in the Senior Facilities Agreement) (in each case, to the extent not fully and finally discharged) has been designated as “Super Senior Liabilities” pursuant to clause 18 (New Debt Financings) of the Intercreditor Agreement,

the following may have super senior priority status in respect of the proceeds from the enforcement of the Charged Property that is not ABL Priority Security and certain distressed disposals of assets pursuant to the Intercreditor Agreement that are not ABL Priority Security:

(1)

up to an amount of Indebtedness in respect of any Credit Facility which is not prohibited by Section 6.01 not to exceed the greater of (x) €215,000,000 and (y) an amount equal to 100% of LTM EBITDA; and

(2)

Hedging Obligations, obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks, in each case to the extent Incurred under and in compliance with Section 6.01;

(iii)

Indebtedness described under Section 6.01(A) or Section 6.01(B), provided that if such Indebtedness constitutes Senior Secured Indebtedness and, after giving pro forma effect thereto, the Senior Secured Net Leverage Ratio does not exceed 5.00:1.00;

(iv)	Indebtedness described under Section 6.01(b), to the extent that such Guarantee is in respect of Indebtedness otherwise permitted to be secured by a Permitted Collateral Lien;

(v)

Indebtedness described under Section 6.01(d), Section 6.01(e)(i), Section 6.01(e)(ii)(1)(I), Section 6.01(e)(ii)(1)(II) (provided that such Indebtedness constitutes Second Lien Liabilities or otherwise ranks junior to the Facilities), Section 6.01(f), Section 6.01(g) (other than with respect to Capitalized Lease Obligations), Section 6.01(h)(v), Section 6.01(j), Section 6.01(m), or Section 6.01(s); or

(vi)

any Refinancing Indebtedness in respect of Indebtedness referred to in sub-paragraphs (i) to (v) above (provided that, if such Indebtedness is secured on a basis equal or senior to the Revolving Facility, to the extent such Indebtedness would have been permitted to be so secured); or

(c)

Incurred in the ordinary course of business of Holdings or any of the Restricted Subsidiaries with respect to obligations that in total do not exceed the greater of (i) €10,750,000 and (ii) an amount equal to 5% of LTM EBITDA at any time outstanding and that (x) are not Incurred in connection with the borrowing of money and (y) do not in the aggregate materially detract from the value of the property or materially impair the use thereof or the operation of Holdings’ or such Restricted Subsidiary’s business, provided that, in the case of paragraphs (b) and (c) above, each of the secured parties to any such Indebtedness that individually exceeds an aggregate principal amount of the greater of (i) €32,250,000 and (ii) an amount equal to 15% of LTM EBITDA that is to share in all or substantially all (or in the case of secured parties to any Topco Notes and/or any Indebtedness that ranks pari passu with or refinances, redeems or repays any Topco Notes, less than all or substantially all) of the Transaction Security will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; and provided further that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in paragraphs (a) through (c) above, Holdings will be permitted to classify such Permitted Collateral Lien on the date of its Incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition; and provided further that Permitted Collateral Liens may not have super senior priority status in respect of the proceeds from the enforcement of the Charged Property or a distressed disposal of assets, other than as permitted by paragraph (b)(ii) above, save that nothing in this definition shall prevent lenders under any Credit Facilities from providing for any ordering of payments under the various tranches of such Credit Facilities; provided further that all Permitted Collateral Liens on ABL Priority Security must be secured on a junior basis to the Secured Obligations unless securing the Secured Obligations.

“Permitted Debt” has the meaning assigned to such term in Section 6.01.

“Permitted Discretion” means the reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Holders” means, collectively, (a) the Initial Investors, (b) any one or more persons, together with such persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control offer is made in accordance with the requirements of this Agreement, (c) the Management Stockholders, (d) any person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any IPO Entity, acting in such capacity, (e) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, no person other than persons referred to in paragraphs (a) to (d) above collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any Parent Entity held by such group, (f) following the end of a Change of Control Put Option Period (as defined in the Senior Facilities Agreement), any Investor as at the date of the relevant Change of Control Notice (as defined in the Senior Facilities Agreement); and (g) any Related Person of any of the persons referred to in paragraphs (a), (b), (c) and (f) above but excluding, for the avoidance of doubt, the Vendor and any Rollover Investor.

“Permitted Investment” means (in each case, by Holdings or any of the Restricted Subsidiaries):

(a)	Investments in:

(i)	a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or Holdings; or

(ii)	a person (including the Capital Stock of any such person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)

Investments in another person and as a result of such Investment such other person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary;

(c)	Investments in cash or Cash Equivalent Investments;

(d)	Investments in receivables owing to Holdings or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)

Investments in payroll, travel, relocation, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	Management Advances;

(g)

Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, or through the provision of any services including an Asset Disposition;

(i)

Investments existing or pursuant to agreements or arrangements in effect or existence on the Acquisition Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Acquisition Closing Date or (ii) as otherwise permitted under this Agreement;

(j)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 6.01;

(k)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 6.02;

(l)	any Investment to the extent made using Capital Stock of Holdings (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(m)

any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph Section 6.03(b) (except those described in Section 6.03(b)(i), Section 6.03(b)(iii), Section 6.03(b)(vi), Section 6.03(b)(vii), Section 6.03(b)(ix), Section 6.03(b)(xii), and Section 6.03(b)(xiv));

(n)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business, and in accordance with this Agreement;

(o)	any:

(i)

Guarantees of Indebtedness not prohibited by the covenant described under Section 6.01 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; and

(ii)	performance guarantees with respect to obligations that are not prohibited by this Agreement;

(p)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)

Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into Holdings or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(s)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;

(t)	Investments in joint ventures and similar entities and Similar Businesses:

(i)	in existence on the Acquisition Closing Date; and

(ii)	having an aggregate fair market value, when taken together with all other Investments made pursuant to this paragraph (t)(ii) that are at the time outstanding, not to exceed:

(A)

the greater of (x) €64,500,000 and (y) an amount equal to 30% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(B)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this definition is made in any person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be Holdings or a Restricted Subsidiary;

(u)	additional Investments having an aggregate fair market value, when taken together with all other Investments made pursuant to this paragraph (u) that are at that time outstanding, not to exceed:

(i)	the greater of (x) €86,000,000 and (y) an amount equal to 40% of LTM EBITDA; plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in any person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be Holdings or a Restricted Subsidiary;

(v)

Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this paragraph (v) that are at the time outstanding, not to exceed:

(i)	the greater of (x) €64,500,000 and (y) an amount equal to 30% LTM EBITDA at the time of such Investment; plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this definition is made in any person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b)of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be Holdings or a Restricted Subsidiary;

(w)

Investments (i) arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) constituting distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(x)	Investments in connection with the Transaction;

(y)	Investments (including repurchases) in Indebtedness of Holdings and the Restricted Subsidiaries;

(z)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 6.10;

(aa)	guarantee and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;

(bb)

Investments consisting of purchases and acquisitions of real property, any other assets or services in the ordinary course of business or made in the ordinary course of business in connection with obtaining, maintaining or renewing customer or client contacts and loans or advances made to distributors in the ordinary course of business;

(cc)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(dd)

Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers in the ordinary course of business;

(ee)	transactions entered into in order to consummate a Permitted Tax Restructuring; and

(ff)	Investments made at a time when the Payment Conditions applicable to such Investments have been satisfied provided, however, that any Investment consisting of (A) the transfer of any Material Intellectual Property by Holdings or any of the Restricted Subsidiaries to an Unrestricted Subsidiary or (B) the designation of a Material IP Entity as an Unrestricted Subsidiary, where such Material IP Entity holds Material Intellectual Property following such designation, in each case shall not constitute a Permitted Investment under this Agreement.

“Permitted Liens” means, with respect to any person:

(a)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, (including pledges, deposits or Liens under any indemnities, undertakings, guarantees, counter guarantees or indemnities and contractual obligations provided in connection with such surety, stay, indemnity, judgment, customs, appeal or performance bonds), guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of (or obligations of credit insurers with respect thereof) rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)

Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than sixty (60) days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days from the date on which Holdings becomes aware such amounts are overdue or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;

(e)

encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of Holdings and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings and the Restricted Subsidiaries, including (i) ground leases entered into by Holdings or any of its Restricted Subsidiaries in connection with any development, construction, operation or improvement of assets on any real property owned by Holdings or any of its Restricted Subsidiaries (and any Liens created by the lessee in connection with any such ground lease, including easements and rights of way, or on any of its assets located on the real property subject to such ground lease) and (ii) leases, licenses, subleases and sublicenses in respect of real property to any trading counterparty to which Holdings or any of its Restricted Subsidiaries provides services on such real property;

(f)	Liens:

(i)	on assets, capital stock or property of Holdings or any Restricted Subsidiary securing Hedging Obligations or Banking Services permitted under this Agreement;

(ii)

that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen)) or, in the case of sub-paragraphs (A) or (B) below, other bankers’ Liens:

(A)

relating to treasury, depository and Banking Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness;

(B)	relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary of Holdings; or

(C)	relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(iii)	on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 6.01(h)(iv) and Section 6.01(h)(v) with financial institutions;

(iv)

encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)	of a collection bank arising under Section 4-210 of the UCC (or a similar statutory provision in another applicable jurisdiction) on items in the course of collection;

(vi)

in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts; and/or

(vii)

arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness (including Liens of members of the Group under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(g)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(h)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as:

(i)	any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated;

(ii)	the period within which such proceedings may be initiated has not expired; or

(iii)	no more than sixty (60) days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)	Liens:

(i)

on assets or property of Holdings or any Restricted Subsidiary for the purpose of securing (x) Purchase Money Obligations, or (y) Capitalized Lease Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that:

(A)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement; and

(B)

in the case of sub-clause (y), any such Liens may not extend to any assets or property of Holdings or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions and/or fixtures to such assets and property, including any real property on which such improvements or construction relates; and

(ii)	any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(j)

Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(k)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Acquisition Closing Date (other than Liens securing the Revolving Facility);

(l)

Liens on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time Holdings or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into Holdings or any Restricted Subsidiary); provided that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)

Liens on assets or property of Holdings or any Restricted Subsidiary securing Indebtedness or other Obligations of Holdings or such Restricted Subsidiary owing to Holdings or another Restricted Subsidiary, or Liens in favor of Holdings or any Restricted Subsidiary;

(n)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement (other than with respect to Liens Incurred under paragraph (cc) of this definition of “Permitted Liens”); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(o)	Liens constituting:

(i)

mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Holdings or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and

(ii)	any condemnation or eminent domain proceedings affecting any real property;

(p)

any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture, associate or similar arrangement (i) pursuant to any joint venture or similar agreement or arrangement (including articles, by-laws and other governing documents of such entity) or (ii) securing obligations of joint ventures, Associates or similar entities or arrangements;

(q)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)

Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods or receivables resulting from the sale of goods entered into in the ordinary course of business;

(s)

Liens securing Indebtedness and other Obligations permitted to be Incurred by Holdings and its Restricted Subsidiaries under any of Section 6.01(d)(A), Section 6.01(d)(C) (solely as it relates to Section 6.01(d)(A) , Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.01(n), Section 6.01(p), and Section 6.01(s) provided that:

(i)

in the case of Section 6.01(e)(y) only if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into Holdings or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(ii)

in the case of Section 6.01(g)(x)(B) such Liens extend only to the assets, property, plant or equipment purchased, leased, rented, designed, expanded, constructed, installed, replaced, repaired, installed or improved (as applicable) (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided further that individual financings of assets provided by one lender or group of lenders may be cross-collateralised to other financings of assets by such lender or group of lenders; and

(iii)	in the case of Section 6.01(p) only if such Liens are limited to the extent of such property or assets financed;

(t)	Permitted Collateral Liens;

(u)	Liens:

(i)	on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(ii)	Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 6.10;

(iii)	in respect of any credit support in favour of any provider of credit insurance relating to Holdings and or any Restricted Subsidiary;

(v)	any security granted over the marketable securities portfolio described in paragraph (h) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(w)	Liens on:

(i)

goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; and

(ii)

specific items of inventory of other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x)	Liens on equipment of Holdings or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(y)

Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z)

Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(bb)	Liens:

(i)	on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment; and

(ii)

consisting of an agreement to sell any property in an asset sale permitted under the covenant described under Section 6.05 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)

Liens on property and assets of Holdings and its Restricted Subsidiaries securing Indebtedness and other Obligations of Holdings and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) €64,500,000 and (y) an amount equal to 30% LTM EBITDA at the time Incurred;

(dd)

Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 6.01, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(ee)	Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(ff)	Settlement Liens;

(gg)

rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(hh)

the rights reserved to or vested in any person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by Holdings or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ii)	restrictive covenants affecting the use to which real property may be put;

(jj)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(kk)	Liens arising or incurred in connection with any Permitted Tax Restructuring or the Transaction;

(ll)

Liens required to be granted under mandatory law in favour of creditors as a consequence of a merger or conversion permitted under this Agreement due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG);

(mm)

Liens on Escrowed Proceeds including for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(nn)

Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity between Restricted Subsidiaries solely for corporate income tax or value added tax purposes in any jurisdiction of which Holdings or a Restricted Subsidiary is or becomes a member;

(oo)

standard terms relating to banker’s Liens or similar general terms and conditions of banks with whom Holdings or a Restricted Subsidiary maintains a banking relationship in the ordinary course of business, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(pp)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;

(qq)

(i) Liens created for the benefit of or to secure, directly or indirectly, the Revolving Facility, (ii) Liens pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Transaction Security Documents, (iii) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to loss-sharing as among the Lenders and the creditors of such Indebtedness pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) Liens securing Indebtedness Incurred under Section 6.01(a)(i), Section 6.01(a)(ii), and Section 6.01(a)(iii), to the extent, in the case of Section 6.01(a)(ii), and Section 6.01(a)(iii), the Agreed Security Principles permit such Lien to be granted to such Indebtedness without being granted to the Revolving Facility or would not permit such Lien to be granted to such Revolving Facility and (v) Liens on rights under any proceeds loan that are assigned to the third party creditors of the Indebtedness Incurred by Holdings or any Restricted Subsidiary to finance such proceeds loan and incurred in compliance with this Agreement and securing that Indebtedness;

(rr)	Liens created or subsisting in order to secure any pension liabilities or partial retirement liabilities or any liabilities arising in connection with any pension insurance plan;

(ss)

any extension, renewal or replacement, in whole or in part, of any Lien described in this definition of Permitted Lien, provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets;

(tt)	any Lien pursuant to or in connection with Section 8a of the German Old-Age Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(uu)

any Lien or other security interest or right of set-off in favour of Dutch banks arising under (x) articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or (y) any other applicable banking terms and conditions; and

(vv)	any Lien not securing Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), Holdings in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the paragraph or paragraphs of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified. All Permitted Liens on ABL Priority Security must be secured on a junior basis to the Secured Obligations unless securing the Secured Obligations.

“Permitted Payments” has the meaning assigned to such term in Section 6.04(b).

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving Holdings or any of the Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that (a) any payments or assets distributed in connection with such Reorganization remain within Holdings and the Restricted Subsidiaries and if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)).

“Permitted Tax Distribution” means if and for so long as Holdings is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which Holdings or a Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that Holdings and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if Holdings and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of Holdings and its Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders, individually or in the aggregate (as determined by Holdings in good faith).

“Permitted	Transaction” means:

(a)

any step, circumstance, payment, event, reorganization or transaction contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum, the Reports and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document;

(b)

any step, circumstance, event or transaction as part of the Debt Pushdown (as defined in the Senior Facilities Agreement) and any intermediate steps or actions necessary to implement the Debt Pushdown (as defined in the Senior Facilities Agreement);

(c)	a Permitted Reorganization;

(d)

any step, circumstance, payment or transaction contemplated by or relating to the Acquisition (and related Acquisition Documents) or any exercise of any set off of any claims or receivables of Holdings (or its Affiliates) arising under, contemplated by or relating to the Acquisition (and related Acquisition Documents) against any liabilities owed by Holdings (or its Affiliates) to the respective vendors under the Acquisition Agreement, their Affiliates or assigns or otherwise disclosed to the Arrangers prior to the date of this Agreement and any intermediate steps or actions necessary to implement such steps, circumstances, payments, transactions or set-off;

(e)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(f)

any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalization, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness of any member of the Group, in each case on a cashless basis;

(g)

any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares, if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a cashless exercise;

(h)

any transfer of the shares in, or issue of shares by, a member of the Group or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition or effecting the Transaction as set out in the Tax Structure Memorandum including inserting any Holding Company or incorporating or inserting any Subsidiary in connection therewith, provided that after completion of such steps no Change of Control shall have occurred;

(i)	any closure of bank accounts in the ordinary course of business;

(j)	any “Liabilities Acquisition” (as defined in the Intercreditor Agreement);

(k)	any intermediate steps or actions necessary to implement steps, circumstances, payments or transactions permitted by this Agreement; and

(l)	any transaction to which the Administrative Agent (acting on the instructions of the Required Lenders) shall have given prior written consent; and

(m)

any action to be taken by a member of the Group that, in the reasonable opinion of Holdings, is necessary to implement or complete the Acquisition or has arisen as part of the negotiations with the shareholders or senior management of the Target or any anti-trust authority, regulatory authority, pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction), in each case, in connection with the Acquisition.

“Person” means any individual, natural person, corporation, business trust, family trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Primary Obligor” has the meaning assigned to such term in the definition of “Contingent Obligations”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination.

“Process Agent” means Birkenstock US Bidco, Inc.

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Revolving Loans of the Borrowers to such Lender resulting from the Loans made by such Lender.

“Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase” has the meaning assigned to such term in Section 1.17(c)(i).

“Purchasers” shall have the meaning assigned to the term in the Acquisition Agreement as in effect on February 25/26, 2021.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“QFC Credit Support” has the meaning assigned to such term in Section 9.26.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Cash” means with respect to any Person, unrestricted cash and Cash Equivalents (other than Tax and Trust Funds) of such Person that are on deposit in Deposit Accounts and Securities Accounts that are subject to a perfected first priority security interest in favor of the Administrative Agent and in the case of unrestricted Cash and Cash Equivalents of Loan Parties, a Blocked Account Agreement.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by Holdings or any Restricted Subsidiary to the Securitization Subsidiary or any other person are made for fair consideration (as determined in good faith by Holdings); and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.01(a).

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).

“Receivables Assets” means (a) any accounts receivable owed to Holdings or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by Holdings or such Restricted Subsidiary (as applicable) in a transaction or series of transactions in connection with a Receivables Facility

“Receivables Facility” means an arrangement between Holdings or a Restricted Subsidiary and a counterparty pursuant to which (a) Holdings or such Restricted Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of Holdings or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to Holdings and such Restricted Subsidiary; and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Reconciliation Request” has the meaning assigned to such term in Section 5.05(b).

“Reconciliation Statement” has the meaning assigned to such term in Section 5.05(b).

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of Holdings that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided that:

(a)	such Refinancing Indebtedness:

(i)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and

(ii)

to the extent refinancing Subordinated Indebtedness, Disqualified Stock or Preferred Stock, is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Revolving Facility on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(b)

Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(c)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing) under the Indebtedness being Refinanced; and

(d)

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Investment Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Related Person” with respect to any Permitted Holder, means (a) any controlling equity holder or Subsidiary of such person, (b) in the case of an individual, any spouse, former spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, former spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof, (c) any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)

being organised or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, Holdings or any of Holdings’ Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of Holdings or any Subsidiaries of Holdings;

(c)	issuing or holding Subordinated Shareholder Funding;

(d)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, Holdings or any Subsidiaries Holdings, or having made (i) any payment in respect to any of the items for which Holdings is permitted to make payments to any Parent Entity pursuant to Section 6.04 or (ii) any Permitted Tax Distribution.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Relevant Jurisdiction” means, in relation to a Loan Party: (a) its jurisdiction of incorporation and (b) the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Party” has the meaning assigned to such term in Section 2.17(h)(ii).

“Relevant Period” means (a) (if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date or (b) (if ending on the last day of a calendar month or any other date not being a Quarter Date) the period of twelve (12) consecutive months ending on the last day of a calendar month or such other appropriate date, which in each case for the avoidance of doubt may include periods prior to the Closing Date.

“Reorganization” has the meaning assigned to such term in the definition of “Permitted Reorganization.”

“Report” means reports prepared by the Administrative Agent or an Approved Appraiser showing the results of field examinations, inventory appraisals or audits pertaining to the Collateral from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 9.13.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and aggregate unused Commitments of all Lenders at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Minimum Balance” has the meaning set forth in Section 5.12(b).

“Required Notice” means at least three Business Days’ prior written notice to the Borrowers, which notice shall include a reasonably detailed description of any Reserve being established or eligibility standard being changed (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrowers, (b) the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Administrative Agent), and (c) no Borrowing shall be permitted to the extent such Borrowing would result in non-compliance with the Borrowing Base if such Reserve or change had been implemented).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Indebtedness Amount” has the meaning set forth in Section 6.01.

“Reserves” means reserves in such amounts, and with respect to such matters, as the Administrative Agent shall establish in its Permitted Discretion, against the Borrowing Base, including without limitation with respect to (without duplication) (i) price adjustments, damages, unearned discounts, returned products, or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) the Dilution Reserve; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv) the Hedge Product Reserve; (v) three months’ rent for locations at which books and records, Inventory or Equipment (within the meaning of the UCC) is stored and as to which the Administrative Agent has not received a satisfactory landlord’s agreement or bailee letter to the extent required hereunder, as applicable, at any time following the 90th day after the Closing Date (or such later date as permitted by Administrative Agent); (vi) warranty claims; (vii) reserves for Banking Services Obligations; (viii) during a Cash Dominion Period, reserves for the Required Minimum Balances; (ix) any German trustee or similar fees, (x) sales tax, use tax, value added tax (VAT), goods and services taxes (GST) or similar taxes, (xi) expected customer returns, (xii) credit card processing or interchange fees, (xiii) retention of title reserve, (xiv) reserves related to freight duties and customs obligations, (xv) for customer prepayments and deposits, (xvi) gift card and store credit liability, (xvii) Wage Earner Protection Program Act (WEPPA) reserves, (xvii) reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens on German Collateral or which amounts would otherwise have a preferential claim on German Collateral, whether choate or inchoate (including as a result of any retention of title arrangements (Eigentumsvorbehalt)), which rank or are capable of ranking in priority to, or pari passu with, the Liens of the Administrative Agent granted under the Loan Documents on such Collateral and/or for amounts which may represent costs relating to the enforcement of the Liens of the Administrative Agent granted under the Loan Documents on such Collateral by and on behalf of the Administrative Agent or by and on behalf of an insolvency administrator or similar person and (xix) such other specific events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder to reflect events, conditions, contingencies or risks which could reasonably be expected to (1) adversely affect the value of the applicable Eligible Accounts Receivable, Eligible Credit Cards Receivable, Eligible Investment Grade Receivables, Eligible Inventory, Eligible Raw Materials Inventory or Eligible In-Transit Inventory, or (2) to reflect items that could reasonably be expected to adversely affect the value, priority, perfection or enforceability of any of the security interest of the Administrative Agent or any Lender in the ABL Priority Security (including, without duplication of clause (v) above, customary rent reserves pursuant to Section 5.13); provided that no reserves may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date or in relation to the German Collateral as of the later of (i) the date the Initial Field Exam and Initial Inventory Appraisal has been delivered to the Administrative Agent and (ii) the date at which the Administrative Agent has a perfected security interest in the Collateral comprising the German Borrowing Base and for which no reserves were imposed on the Closing Date or such later date, unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Administrative Agent in its Permitted Discretion. The Administrative Agent shall provide Required Notice to the Borrowers of any new categories of Reserves that may be established after the Closing Date and will be available to consult with the Borrowers in connection with the basis for such new categories of Reserves provided that no notice shall be required in the instances of (i) changes in the reserves for Banking Services Obligations or rent reserves, (ii) changes to any reserves resulting solely by virtue of mathematical calculations and (iii) changes that would result in a formula error in the definition of Borrowing Base or as a result of events that would reasonably be expected to result in a Material Adverse Effect, in each case, to the extent reserves are permitted to be taken with respect thereto. Notwithstanding the foregoing, the Administrative Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts Receivable, Eligible Credit Card Receivables, Eligible Investment Grade Receivables, Eligible Inventory, Eligible In-Transit Inventory or Eligible Raw Materials Inventory, as applicable nor shall any reserves be taken with respect to the dilution of any Accounts other than as specifically set forth in the Dilution Reserve.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted	Investment” means any Investment other than a Permitted Investment.

“Restricted Member of the Group” means a member of the Group in respect of which a Borrower notifies the Administrative Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96;

(b)	§7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz); or

(c)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such entity.

“Restricted Payment” has the meaning assigned to such term in Section 6.04(a).

“Restricted Secured Party” means a Secured Party that notifies the Administrative Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under (a) EU Regulation (EC) 2271/96, (b) §7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz) or (c) any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such entity.

“Restricted Subsidiary” means each Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) the date of the Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the date of delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.03(a) and (iv) the date of any voluntary reduction of the related Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit, each of the following: (i) the date of on which such Letter of Credit is issued, (ii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (iii) the date of delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.03(a); (c) with respect to any Swingline Loan, each of the following: (i) the date of the Borrowing of such Swingline Loan, (ii) the date of delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.03(a) and (iii) the date of any voluntary reduction of the related Commitment pursuant to Section 2.09(b); and (d) any additional date as the Administrative Agent, the Swingline Lender or the relevant Issuing Bank, as applicable, may determine or the Required Lenders may require at any time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total Revolving Credit Exposure, at such time.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Facility and any Extended Revolving Facility.

“Revolving Loans” means all loans at any time made by any Lender pursuant to Article 2, including, for the avoidance of doubt, all Initial Revolving Loans and Additional Revolving Loans, and, to the extent applicable, shall include Swingline Loans, Overadvances and Protective Advances.

“Rollover Investor” means any (direct or indirect) shareholder in the Target Group immediately prior to the Acquisition Closing Date or any other director or member of the management or other person which reinvests or advances (or which Holdings reasonably anticipates will reinvest or advance) any proceeds payable or received pursuant to or in connection with the Acquisition (directly or indirectly) in Holdings, its Subsidiaries or any Holding Company of Holdings (including on a non-cash basis) or which will remain a shareholder in the Target (directly or indirectly) on the Acquisition Closing Date.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale” has the meaning assigned to such term in Section 1.17(d)(i).

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third person in contemplation of such leasing

“Sanctions” means any economic, trade or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctioned Country” means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions broadly prohibiting dealings with such government, country, or territory.

“Sanctioned Person” means any person that is (or persons that are) (a) listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List, (b) located, organized or resident in or incorporated under the laws of any Sanctioned Country or (c) owned or controlled by persons that are the target of Sanctions, provided that, for the purpose of this definition, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

“Sanctions Authority” means (a) the U.S., (b) the United Nations Security Council, (c) the EU and any EU member state, (d) the UK or (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including HM Treasury, OFAC, the U.S. State Department and the U.S. Department of the Treasury.

“Sanctions Provisions” means Section 5.21.

“Schedule of Accounts” has the meaning assigned to such term in Section 5.03(b).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(c)(ii).

“Screen Rate” means the Eurocurrency Rate quote for an Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Eurocurrency Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time in good faith).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Indebtedness” means Indebtedness of the Group included in the definition of Total Debt that constitutes Second Lien Liabilities.

“Second Lien Liabilities” has the meaning given to that term in the Intercreditor Agreement

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Issuing Bank, an Arranger or any Affiliate of the Administrative Agent, a Lender, an Issuing Bank or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, an Issuing Bank, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the German Parent Borrower as being a “Secured Hedging Obligation” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreements as if it were a Lender; provided, however, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution under clause “Seventh” of Section 2.18(b), the applicable Secured Party and the German Parent Borrower shall have previously provided written notice to the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum dollar amount of obligations arising thereunder (the “Hedge Product Amount”). The Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Loan Party. No Hedge Product Amount may be established or increased if a Reserve in such amount would cause an Overadvance. For the avoidance of doubt, any “Secured Hedging Obligations” designated as such pursuant to the Senior Facilities Agreement shall not constitute Secured Hedging Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations, (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date and (c) all Erroneous Payment Subrogation Rights.

“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations, (v) the Arrangers, (vi) the Issuing Banks and (vii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Account” has the meaning provided in the UCC.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof; and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another person formed for this purpose.

“Security” means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

“Security Agreement” means (i) the U.S. ABL Pledge Agreement, substantially in the form of Exhibit H, among the U.S. Loan Parties and the Administrative Agent for the benefit of the Secured Parties and (ii) the U.S. ABL Security Agreement, substantially in the form of Exhibit J, among the U.S. Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Security Interests” means the security interests in the Charged Property that are created by the Transaction Security Documents.

“Sellers” shall have the meaning assigned to the term in the Acquisition Agreement as in effect on February 25/26, 2021.

“Senior Facilities Agreement” means the Credit Agreement, dated as of the Closing Date, among Holdings, the German Parent Borrower, the U.S. Borrower, the other parties thereto, Goldman Sachs Bank USA as agent and security agent and the lenders from time to time party thereto.

“Senior Notes” means up to €430,000,000 aggregate principal amount of 5.25% Senior Notes due 2029 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture to be dated April 29, 2021, among, inter alios, BK LC Finco 1 S.à r.l., as issuer, the Initial Guarantors (as defined therein) and GLAS Trust Company LLC, as trustee.

“Senior Secured Facilities” means the credit facilities governed by the Secured Facility Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans or other long-term indebtedness that replace or refinance such credit facility incurred pursuant to Section 6.01(a).

“Senior Secured Facilities Collateral Agent” means the security agent for the Secured Parties (as defined in the Senior Secured Facilities Agreement).

“Senior Secured Indebtedness” means Indebtedness of the Group included in the definition of Total Debt that constitutes Senior Secured Liabilities.

“Senior Secured Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Senior	Secured Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Senior Secured Indebtedness as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would constitute Senior Secured Indebtedness,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA,

provided	that such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in Section 6.01 (other than Senior Secured Indebtedness Incurred pursuant to Section 6.01(a)(iii) and Section 6.01(e)(ii)(1)(I) thereof);

(ii)	any Indebtedness Incurred pursuant to paragraphs Section 6.01(d)(A) or Section 6.01(d)(B); or 6.01(n)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to the provisions described in Section 6.01(a) (other than the discharge of Senior Secured Indebtedness Incurred pursuant to Section 6.01(a)(iii) and Section 6.01(e)(ii)(1)(I) thereof).

“Senior Secured Priority Security” has the meaning set forth in the Intercreditor Agreement.

“Senior Secured Notes” has the meaning given to that term in the Intercreditor Agreement.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person.

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Signing Date Fee Letter” means that certain ABL Facility Fee Letter, dated as of February 26, 2021, by and among, inter alios, Holdings and the Arrangers, as amended from time to time.

“Similar Business” means (a) any businesses, services or activities engaged in by Holdings or any of its Subsidiaries or any Associates (including, for the avoidance of doubt, the Target Group) on the Closing Date and (b) any businesses, services and activities engaged in by Holdings or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Default” shall mean an Event of Default arising under Section 7.01(a), Section 7.01(c) (solely with respect to a breach of Section 6.12(a) if the covenant set forth in such Section is then in effect), Section 7.01(d) (solely with respect to a material breach of Section 3.17 or as a result of a material breach of any representation or warranty set forth in any Borrowing Base Certificate (or a misrepresentation of any Borrowing Base in any material respect)), Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(f), or Section 7.01(g).

“Specified Excess Availability” has the meaning assigned to such term in the definition of “Covenant Trigger Period.”

“Sponsor” means, Catterton Management Company, L.L.C., its controlled Affiliates and funds managed or advised by it or any of its controlled Affiliates (in each case, other than any portfolio company).

“Spot Rate” means, on any date of determination, the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in Administrative Agent’s principal foreign exchange trading office for the first currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Adjusted Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structural Adjustment” means, in each case other than in accordance with or as contemplated by the terms of this Agreement:

(a) an amendment, waiver or variation of the terms of some or all of the Loan Documents that results in or is intended to result from or has the effect of changing or which relates to;

(i) an extension to the availability, change to the date of payment or redenomination of any amount under the Loan Documents;

(ii) a reduction in the Applicable Rate (other than in accordance with the definition of Applicable Rate) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Loan Documents;

(iii) the currency of payment of any amount under the Loan Documents;

(iv) a redenomination of a Commitment or participation of any Secured Party into another currency;

(v) a re-tranching of any or all of the Obligations;

(vi) an increase in, or addition or a grant of, any Commitment or participation of any Secured Party or the Aggregate Commitments;

(vii) introduction of an additional loan, commitment, tranche or facility into the Loan Documents ranking pari passu with or junior to any of the Obligations,

in each case, other than in respect of an Incremental Increase or Incremental Last Out Tranche.

(b) an amendment or waiver of a term of a Loan Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above.

“Subject Acquisition” means any Permitted Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrowers’ or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrowers’ or their relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement or the designation of an Additional Borrower.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment or security to the Revolving Facility pursuant to a written agreement or which constitutes Second Lien Liabilities (as defined in the Intercreditor Agreement). No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior basis or on different assets, or due to the fact that holders (or an agent, trustee or representative thereof) of any Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of the application of “waterfall” or similar payment ordering provisions affecting tranches of Indebtedness.

“Subordinated Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Subordinated Shareholder Funding” means collectively, any funds provided to Holdings by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of Holdings or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement

(b) does not require, prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c) contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a Default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six (6) months after the Initial Revolving Credit Maturity Date is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d) does not provide for or require any security interest or encumbrance over any asset of Holdings or any of its Subsidiaries;

(e) pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Revolving Facilities and any Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Lenders than those contained in the Intercreditor Agreement as in effect on the Closing Date with respect to the Subordinated Liabilities;

(f) is not Guaranteed by any Subsidiary of Holdings;

(g) contains restrictions on transfer to a person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing persons shall not be deemed to be materially adverse to the interests of the Lenders; and

(h) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Revolving Facilities or any Guarantee thereof or compliance by Holdings or any Guarantor with its obligations under the Revolving Facilities, any Guarantee thereof or this Agreement

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a member of the Group or a “Subsidiary” of a member of the Group

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Successor Company” has the meaning assigned to such term in Section 6.06(a).

“Successor Rate” has the meaning specified in Section 2.14.

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such Successor Rate for such Applicable Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Super Majority Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing more than 66-2/3% of the sum of the Total Revolving Credit Exposure and aggregate unused Commitments of all Lenders at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

“Supplier” has the meaning assigned to such term in Section 2.17(h)(ii).

“Supported QFC” has the meaning assigned to such term in Section 9.26.

“Synergies” has the meaning given to that term in sub-paragraph (a)(viii) of the definition of “Consolidated EBITDA.”

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the Euro Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Goldman, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Revolving Loan made to the Borrowers pursuant to Section 2.04.

“Swingline Sublimit” means €25,000,000.

“Target Business” shall have the meaning assigned to the term in the Acquisition Agreement as in effect on February 25/26, 2021.

“Target Entities” shall have the meaning assigned to the term in the Acquisition Agreement as in effect on February 25/26, 2021.

“Target Group” means the Target Entities together with its Subsidiaries.

“Tax and Trust Funds” means any Cash or Cash Equivalents maintained in or credited to any Deposit Account or Securities Account that are comprised of (i) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to specifically and exclusively hold as an escrow or fiduciary for the benefit of another Person (other than a Loan Party) in the ordinary course of business.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority.

“Tax and Trust Funds Account” means any account containing Cash and Cash Equivalents consisting solely of Tax and Trust Funds.

“Tax and Trust Funds Certificate” means a certificate of an Officer of the Borrowers certifying (a) the type and amount of any Tax and Trust Funds contained or held in a Blocked Account, (b) that the failure to remit such Tax and Trust Funds to the Person entitled thereto could reasonably be expected to result in personal, criminal or civil liability to any director, officer or employee of any Loan Party or any Subsidiary of any Loan Party under any applicable law and (c) that (x) the obligation requiring such Tax and Trust Funds is due and payable within 15 Business Days of delivery of such certificate and (y) amounts on deposit in any applicable Tax and Trust Funds Account are insufficient to make such payment.

“Tax Structure Memorandum” means the tax structure memorandum provided to the Administrative Agent referred to in paragraph 5(b) of Schedule 4.01 (including, for the avoidance of doubt, any updated version provided to the Administrative Agent in accordance with the terms of that paragraph).

“Temporary	Cash Investments” means any of the following means any of the following:

(a)	any Investment in:

(i)

direct obligations of, or obligations Guaranteed by, (A) the U.S. or Canada, (B) any EU member state, (C) the UK, (D) Australia, Japan, Norway or Switzerland, (E) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by Holdings or a Restricted Subsidiary in that country with such funds or (F) any agency or instrumentality of any such country or member state; or

(ii)

direct obligations of any country recognised by the U.S. rated at least “A” by S&P or Fitch or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)

overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one (1) year after the date of acquisition thereof issued by:

(i)	any Lender;

(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above; or

(iii)

any bank or trust company organised under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or Fitch or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in paragraphs (a) or (b) above entered into with a person meeting the qualifications described in paragraph (b) above;

(d)

Investments in commercial paper, maturing not more than two hundred and seventy (270) days after the date of acquisition, issued by a person (other than Holdings or any of the Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “F2” (or higher) according to Fitch or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)

Investments in securities maturing not more than one (1) year after the date of acquisition issued or fully Guaranteed by Australia, Canada, any European Union member state, Japan, Norway, Switzerland, the UK, any state, commonwealth or territory of the U.S., or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state of any of the foregoing, and rated at least “BBB-” by S&P or Fitch or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)

bills of exchange issued in Australia, Canada, a member state of the European Union, Japan, Norway, Switzerland, the UK or the U.S. eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

(g)

any money market deposit accounts issued or offered by a commercial bank organised under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250,000,000 (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or Fitch or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)

Investment funds investing 90% of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Term Facility” means Facility B and any Additional Term Facility (as defined in the Senior Facilities Agreement).

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or to the extent applicable, for which internal financial statements are available to the extent such financial statements have been delivered to the Administrative Agent; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which the consolidated financial statements of the Group are available and have been delivered to the Administrative Agent.

“Third Parties Act” has the meaning assigned to such term in Section 1.10(a).

“Threshold Amount” means an aggregate amount equal to the greater of (x) €64,500,000 and (y) an amount equal to 30% of LTM EBITDA.

“Topco” means (a) BK LC Lux Finco 1 S. à r.l, a société à responsibilité limitée incorporated under the laws of Luxembourg, having its registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under registration number B252262 and (b) any other person that has provided Transaction Security over any of its assets, but is not a Loan Party and has acceded to this Agreement as “Topco” and acceded to the Intercreditor Agreement as a “Subordinated

Creditor” and “Third Party Security Provider” (each term as defined in the Intercreditor Agreement) and, in each case, which entity has not ceased to be Topco in accordance with the terms of this Agreement, provided that Transaction Security is always granted over 100% of the issued share capital of Holdings by the persons described in paragraphs (a) and (b) above.

“Topco Notes” has the meaning given to that term in the Intercreditor Agreement.

“Topco	Proceeds Loan” has the meaning given to that term in the Intercreditor Agreement.

“Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of the Group (including, for the avoidance of doubt, the aggregate principal amount of any Guarantees by Holdings or its Restricted Subsidiaries of any Topco Notes (or the aggregate principal amount of any Guarantees by Holdings or its Restricted Subsidiaries of Indebtedness that refinances, redeems or repays any Topco Notes)), but excluding any Indebtedness of the Group under or with respect to Banking Services, intra-Group Indebtedness, Hedging Obligations, Receivables Facilities or Securitization Facilities.

“Total	Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Total Debt as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Total Debt,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA,

provided	that such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in Section 6.01 (other than Indebtedness Incurred pursuant to paragraphs Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(a)(v) and Section 6.01(e)(ii)(1)(I) thereof);

(ii)	any Indebtedness Incurred pursuant to Section 6.01(d)(A) or Section 6.01(n)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to the provisions described in Section 6.01(a) (other than the discharge of Indebtedness Incurred pursuant to paragraph Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(a)(v) or Section 6.01(e)(ii)(1) thereof).

“Total Revolving Credit Exposure” means, at any time, the sum of the aggregate Outstanding Amounts of (a) the Revolving Loans, (b) the LC Exposure and (c) the Swingline Loans, Overadvances and Protective Advances, in each case outstanding at such time.

“Total Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of the Group constituting Senior Secured Indebtedness or Second Lien Indebtedness (excluding, for the avoidance of doubt, the aggregate principal amount of any Guarantees by Holdings or its Restricted Subsidiaries of any Topco Notes (or the aggregate principal amount of any Guarantees by Holdings or its Restricted Subsidiaries of Indebtedness that refinances, redeems or repays any Topco Notes or other Indebtedness that is pari passu with the Topco Notes to the extent it is only secured by the collateral the secures the Topco Notes)).

“Total	Secured Net Leverage Ratio” means , as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Total Secured Debt as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Total Secured Debt,

less the aggregate amount of cash and Cash Equivalent Investments of the Group on a consolidated basis; to

(b)	LTM EBITDA,

provided	that such calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in Section 6.01 (other than Senior Secured Indebtedness or Second Lien Indebtedness Incurred pursuant to paragraphs Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(e)(ii)(1)(I) and Section 6.01(e)(ii)(1)(II) thereof);

(ii)	any Indebtedness Incurred pursuant to paragraphs Section 6.01(d)(A), Section 6.01(d)(B) or Section 6.01(n)(B); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from proceeds of Indebtedness Incurred on the determination date pursuant to the provisions described Section 6.01 (other than Senior Secured Indebtedness or Second Lien Indebtedness Incurred pursuant to paragraphs Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(e)(ii)(1)(I) and Section 6.01(e)(ii)(1)(II) thereof).

“Total Transaction Uses” means (a) the aggregate of (i) the total aggregate cash consideration payable to the Vendor under the Acquisition Agreement on the Acquisition Closing Date and (ii) the principal amount of all existing Target Group indebtedness to be refinanced on the Closing Date (other than any amount which relates to cash pooling, working capital or similar operational debt) less (b) all cash and Cash Equivalent Investments held by the members of the Group and the Target Group acquired on or as at the Closing Date in each case, as identified in any Funds Flow Statement or, if no Funds Flow Statement is delivered, any sources and uses statement included in the Tax Structure Memorandum.

“Trademark” means any and all trademarks throughout the world, including the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction” any transactions directly or indirectly related to (in each case including the financing or refinancing thereof) (i) the Acquisition, (ii) the entry into and/or utilization of the Revolving Facilities or the Senior Secured Facilities, (ii) the issuance of the Topco Notes and the Guarantees thereof, (iv) refinancing or otherwise discharging of certain Existing Target Debt, (v) any other transactions contemplated by the Loan Documents, (vi) other associated transactions taken in relation to or incidental to the foregoing; and (vii) the payment or incurrence of any fees, expenses, taxes or charges associated with any of the foregoing.

“Transaction Equity Contribution” means shareholder funding provided by the Initial Investors in connection with the Equity Contribution described under paragraph (b)(ii) of Schedule 4.01 provided that the aggregate amount of such shareholder funding counted as a Transaction Equity Contribution shall not exceed an amount equal to the percentage of Total Transaction Uses specified in paragraph (b)(ii) of Schedule 4.01.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any Restricted Subsidiary in connection with the Transaction.

“Transaction Security” means the Security created or expressed to be created in favour of the Administrative Agent and/or the Secured Parties (represented by the Administrative Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” mean (a) each of the security documents listed as being a Transaction Security Document in Schedule 4.01, (b) any document entered into by Topco and/or any member of the Group (including any member of the Target Group) creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any member of the Group under any of the Loan Documents, (c) any “Security Document” (other than a “Topco Independent Transaction Security Document”) and any “Transaction Security Document” (each as defined in the Intercreditor Agreement); and (d) any other document designated as a “Transaction Security Document” by Holdings and the Administrative Agent in writing (each acting reasonably).

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Internal Revenue Code.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce UCP 600 (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Tax Deduction” shall mean a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” means

(a) any Subsidiary of Holdings that at the time of determination is an Unrestricted Subsidiary (as designated by Holdings in the manner provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary,

provided that Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i) such Subsidiary or any of its Subsidiaries does not own any Capital Stock of Holdings or any other Subsidiary of Holdings which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii) such designation and the Investment, if any, of Holdings in such Subsidiary complies with Section 6.04.

“U.S.” or “United States” means the United States of America.

“U.S. Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“U.S. Loan Parties” means the Loan Parties incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.26(a).

“U.S. Sub-Borrowing Base” means, at any time of calculation, a borrowing base consisting of the criteria set forth in the definition of “Borrowing Base” but limited to the Eligible Credit Card Receivables, Eligible Investment Grade Receivables, Eligible Inventory, Eligible In-Transit Inventory, Eligible Raw Materials Inventory, and Qualified Cash of the U.S. Loan Parties and the Reserves then applicable to the U.S. Loan Parties.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Utilization” means a Loan or a Letter of Credit.

“VAT” means (a) any value added tax imposed by the Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in a member state of the EU or the UK in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“VAT Recipient” has the meaning assigned to such term in Section 2.17(h)(ii).

“Vendor” means each person identified as a seller under the Acquisition Agreement.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Revolving Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., an “Adjusted Eurocurrency Rate Loan”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Loan Borrowing”) or by Type (e.g., an “Adjusted Eurocurrency Rate Borrowing”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Revolving Loan Borrowing”).

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document, Senior Facilities Agreement and/or the Senior Notes Indenture) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness (other than as provided in Section 1.03(b)), Lien, Restricted Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, or 6.05, respectively, but may instead be permitted in part under any combination thereof.

Section 1.04 Construction.

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the “Administrative Agent”, any “Day 1 Third Party Security Provider” “the “Holdings”, “Topco”, any “Secured Party”, any “Issuing Bank”, any “Lender”, any “Arranger”, any “Loan Party”, any “Party”, or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees;

(ii) a document in “agreed form” is a document (A) which is previously agreed in writing by or on behalf of the Administrative Agent and Holdings ; or (B) if such document is to be delivered pursuant to Schedule 4.01 in the form required or contemplated by those provisions;

(iii) an “amendment” includes any amendment, supplement, variation, novation, modification, replacement, restatement and/or amendment and restatement (however fundamental), and “amend” and “amended” shall be construed accordingly;

(iv) “assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v) “available for utilization” in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition or condition to utilization or issue thereof has not been satisfied including (if any of the proceeds are to be applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction which will be funded by the proceeds of such proceeds;

(vi) a “consent” includes an authorization, permit, approval, consent, exemption, license, order, filing, registration, recording, notarization, permission or waiver;

(vii) a “disposal” includes any sale, transfer, grant, lease, license or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(viii) the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at an exchange rate used by Holdings (acting reasonably and in good faith) and notified to the Administrative Agent or if Holdings has not notified to the Administrative Agent at the Administrative Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11.00 a.m. on a particular day (or at or about such time and on such date as the Administrative Agent may from time to time reasonably determine to be appropriate in the circumstances);

(ix) “fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of Holdings setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

(x) a “Loan Document” or a “Transaction Document” or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Loan Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent permitted by the terms of this Agreement;

(xi) a “guarantee” includes (A) an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person and (B) any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person and “guaranteed” and “guarantor” shall be construed accordingly;

(xii) “including” means including without limitation, and “includes” and “included” shall be construed accordingly;

(xiii) “indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xiv) “losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xv) references to any transaction being in the “ordinary course of business” of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with past practice of any member of the Group or Target Group;

(xvi) references to any matter being “permitted” under this Agreement or any other Loan Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Loan Document or such other agreement;

(xvii) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;

(xviii) a “regulation” includes any regulation, rule, code, ordinance, official directive, requirement, determination, judgment, order, decree, ruling, request, guidance or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary for those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;

(xix) a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” and “sub-participant” shall be construed accordingly;

(xx) “sufficient available information” means financial information selected and determined by Holdings in good faith in order to test the applicable condition or ratio, including information required to be delivered to the Administrative Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information; and

(xxi) a provision of law is a reference to that provision as amended or re-enacted;

(b) For purposes of the Loan Documents

(i) a Default or an Event of Default is “continuing” if it has not been remedied or waived;

(ii) an Event of Default is “continuing” unless the underlying Event of Default has ceased to be continuing or the relevant demand or notice has been revoked, rescinded or otherwise made ineffective by the Agent (acting on the instructions of the Required Lenders); and

(iii) if any Default or Event of Default has occurred but is no longer continuing (a “Cured Default”), any other Default or Event of Default which would not have arisen had the Cured Default not occurred, shall be deemed not to be continuing automatically upon, and simultaneous with, the remedy or waiver of the Cured Default. For the avoidance of doubt, any Default or Event of Default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information within a time period prescribed in a Finance Document shall be deemed to be cured upon performance of such obligation even though such performance is not within the prescribed period specified in any Loan Document.

(c) Section, Clause and Schedule headings are for ease of reference only.

(d) Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

(e) Notwithstanding anything to the contrary in any Loan Document, nothing in the Loan Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to Holdings provided that to the extent such transaction results in any Indebtedness or claim being outstanding from Holdings, such Indebtedness or claim is permitted by the Loan Documents.

(f) Unless a contrary indication appears, where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(g) This Agreement is not intended, nor shall it be construed, to create a partnership (including a private partnership (BGB—Gesellschaft)) or joint venture relationship between or among any of the parties hereto.

(h) No transaction or arrangement between persons which are not members of the Group (whether or not such persons are Affiliates of the Group) shall be deemed to constitute an action (whether direct or indirect) by any member of the Group.

(i) Any adjustment (including any increase, decrease, sum or inclusion) pursuant to the terms and paragraphs of any financial definition or component thereof (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Interest Coverage Ratio, Fixed Charge Coverage Ratio and LTM EBITDA) or pursuant to any other provision of a Loan Document shall be available and be determined by the Board of Directors of Holdings acting in good faith at such time in each case without regard to whether or how such adjustment had been previously made or to the Accounting Principles (to the extent relevant).

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Currency Symbols and Definitions.

(a) “€”, “euro” and “EUR” mean the single currency unit of the Participating Member States.

(b) “$”, “USD” and “US Dollars” mean at any time the lawful currency of the U.S.

Section 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with Incremental Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10 Third Party Rights

(a) Unless expressly provided to the contrary in a Loan Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Loan Document.

(b) Notwithstanding any term of any Loan Document, the consent of any person who is not a Party is not required to amend, rescind or vary any Loan Document at any time.

Section 1.11 Guarantees and Collateral(a) . Notwithstanding any provision of any Loan Document to the contrary for purposes of any determination relating to the Senior Secured Priority Security as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under the Agreed Security Principles, under this Agreement or under any other Loan Document), the Administrative Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Applicable Administrative Agent; it being understood and agreed that as of the Closing Date, the Senior Secured Facilities Collateral Agent is the Applicable Administrative Agent with respect to the Senior Secured Priority Security.

Section 1.12 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.13 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

Section 1.14 Additional Alternate Currencies.

(a) The Borrowers may from time to time request that Revolving Loans (other than Swingline Loans) be made and/or Letters of Credit be issued in a currency other than Euros; provided that the requested currency is a lawful currency (other than Euros) that is readily available and freely transferable and convertible into Euros. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Lenders, and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 1:00 p.m. ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank and each Lender. Each such Lender (in the case of any such request pertaining to Revolving Loans) or the relevant Issuing Bank and each Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 1:00 p.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit in the requested currency.

(c) Any failure by any Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in the requested currency. If the Administrative Agent and each Lender that would be obligated to make Credit Extensions denominated in the requested currency consent to making Revolving Loans in the requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank and each Lender consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of the issuance of any Letter of Credit. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.14, the Administrative Agent shall promptly so notify the Borrowers. Notwithstanding anything to the contrary herein, to the extent that the Adjusted Eurocurrency Rate and/or the Alternate Base Rate is not applicable to or available with respect to a Revolving Loan or Letter of Credit to be denominated in an Alternate Currency, the interest rate components applicable to such Alternate Currency shall be separately agreed by the Borrowers and the Administrative Agent.

Section 1.15 German Terms. In this Agreement, where it relates to a person incorporated, established in or organized under the laws of Germany, a reference to:

(a) a custodian, liquidator, trustee, trustee in bankruptcy, compulsory manager, receiver, (provisional, interim or permanent) or manager, examiner, supervisor, assignee, sequestrator or administrator includes an insolvency administrator (Insolvenzverwalter), a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or a custodian (Sachwalter);

(b) a “winding up”, “administration” or “dissolution” includes insolvency proceedings (Insolvenzverfahren);

(c) a person being “unable to pay its debts” includes that person being in a state of illiquidity (Zahlungsunfähigkeit) under § 17 of the German Insolvency Code (Insolvenzordnung);

(d) a person being “insolvent” means that person being in a state of illiquidity (Zahlungsunfähigkeit) under § 17 of the German Insolvency Code (Insolvenzordnung) or being over-indebted (überschuldet) under § 19 of the German Insolvency Code (Insolvenzordnung);

(e) committing an “act of bankruptcy” includes the filing for the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) and the filing for debtor in possession proceedings (Eigenverwaltung);

(f) commencement of “bankruptcy” or “insolvency” includes the opening of insolvency proceedings (Eröffnung des Insolvenzverfahrens) and the dismissal of insolvency proceedings due to lack of funds (Abweisung mangels Masse);

(g) in relation to any Collateral or other security rights or security assets governed by German law or located in Germany trust, trustee or on trust shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;

(h) by-laws or constitutional documents includes reference to articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and rules of procedure (Geschäftsordnung); and

(i) a director or officer includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person, including but not limited to, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorized representative (Prokurist).

Section 1.16 Authorizations. Each Party granting an authorization or power of attorney to any other person (for the purpose of this Section 1.16, the “Authorized Person”) under this Agreement or any other Loan Document hereby releases, to the extent legally possible, such other person from any restriction for self-dealing or double representation (including any such restrictions arising under § 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) and the Authorized Person may release, to the extent legally possible, any person that it sub-authorises or grants a sub-power of attorney from the same restrictions. Any Party prevented by applicable law or its constitutional documents to grant the release from the restriction for self-dealing or double representation (including any such restrictions arising under § 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) shall notify the relevant Authorized Person without undue delay.

Section 1.17 Calculations.

(a) [Reserved]

(b) Calculations in accordance with Finance Documents. For the purposes of calculating any Applicable Metric, such calculations will be calculated in accordance with the Loan Documents.

(c) Purchases. For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof) in the Loan Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Purchase (as defined below)), Holdings may:

(i) if during such period any member of the Group (by merger or otherwise) has made or committed (unilaterally, conditionally or otherwise) to make an Investment in any person that thereby becomes (or that Holdings expects in good faith, based upon such commitment, will become) a Restricted Subsidiary or otherwise has acquired or committed (unilaterally, conditionally or otherwise) to acquire any entity, business, property or material fixed asset (including the acquisition, opening and/or development of any new site or operation) (any such Investment, acquisition or commitment (including under a letter of intent) therefor, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Agreement or the other Loan Documents, calculate Consolidated EBITDA for such period on the basis that the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) attributable to the assets which are the subject of such Purchase during such Relevant Period shall be included as if the Purchase occurred on the first day of such Relevant Period; and/or

(ii) include an adjustment in respect of any Purchase and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Purchase up to the amount of the pro forma increase in Consolidated EBITDA projected by Holdings (in good faith) after taking into account the full “run rate” effect of (A) all Synergies which Holdings (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of the Purchase or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA provided that so long as such Synergies have been or will be realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period and/or (B) all Synergies which Holdings (in good faith) believes can be achieved following the end of such period directly or indirectly as a consequence of the Purchase or any related steps (the “Forward-Looking Purchase Synergies”), provided that so long as such Forward-Looking Purchase Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or

(iii) exclude any non-recurring fees, costs and expenses directly or indirectly related to the Purchase.

(d) Sales. For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof) in the Loan Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Sale (as defined below)), Holdings may:

(i) if during such period any member of the Group has disposed or committed (unilaterally, conditionally or otherwise) to make a disposal of any person, property, business or material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of by the Group (any such sale, transfer, disposition or commitment therefor, a “Sale”) or if the transaction giving rise to the need to calculate Consolidated EBITDA relates to such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the earnings before interest, tax, depreciation, amortization and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the earnings before interest, tax, depreciation, amortization and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if negative) attributable thereto for such period as if the Sale occurred on the first day of such Relevant Period; and/or

(ii) include an adjustment in respect of any Sale and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Sale up to the amount of the pro forma increase in Consolidated EBITDA projected by Holdings (in good faith) after taking into account the full “run rate” effect of (A) all Synergies which Holdings (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of the Sale or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA provided that so long as such Synergies have been realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period; and/or (B) all Synergies which Holdings (in good faith) believes can be achieved following the end of such period directly or indirectly as a consequence of the Sale or any related steps (the “Forward-Looking Sale Synergies”), provided that so long as such Forward-Looking Sale Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period, in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or

(iii) exclude any non-recurring fees, costs and expenses directly or indirectly related to the Sale; and/or

(e) Group Initiatives. For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof) in the Loan Documents, including when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to implementing or committing to implement such Group Initiative), Holdings may:

(i) include an adjustment in respect of each Group Initiative and/or any steps taken or committed or expected to be taken (in each case, unilaterally, conditionally or otherwise) in respect of such Group Initiative up to the amount of the pro forma increase in Consolidated EBITDA projected by Holdings (in good faith) after taking into account the full “run rate” effect of (A) all Synergies which Holdings (in good faith) determines have been or will be achieved (in full or in part) at any time during such Relevant Period directly or indirectly as a consequence of implementing or committing to implement such Group Initiative or any related steps, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA provided that so long as such Synergies have been realized at any time during such Relevant Period, it may be assumed they were realized during the entirety of such Relevant Period and/or (B) all Synergies which Holdings (in good faith) believes can be achieved following the end of such period directly or indirectly as a consequence of implementing or committing to implement such Group Initiative or any related steps (the “Forward-Looking Group Initiative Synergies”), provided that so long as such Forward-Looking Group Initiative Synergies will be realizable at any time in the future, it may be assumed they will be realizable during the entire such period in each case, without prejudice to the Synergies actually realized during the Relevant Period and already included in Consolidated EBITDA; and/or

(ii) exclude any non-recurring fees, costs and expenses directly or indirectly related to the implementation of, or commitment to, implement such Group Initiative.

(f) Calculations determined in good faith. All calculations will be as determined in good faith by an Officer of Holdings (including in respect of Synergies) and all calculations in respect of Synergies (in each case actual or anticipated) may be made as though the full run-rate effect of such Synergies were realized on the first day of the Relevant Period.

(g) Periods prior to the Closing Date. Consolidated EBITDA or Consolidated Net Income for any part of a Relevant Period falling prior to the Closing Date shall be calculated on an actual basis over the Relevant Period (whereby for any part of the applicable Relevant Period falling prior to the date on which the Target Group became part of the Group, such amount shall be calculated based on actual historic data for the corresponding period available and by reference to the Target Group as adjusted in accordance with the provisions of this Clause and the other provisions of this Agreement) or, at Holdings’ option, on the basis of the Management Case.

(h) Business Day Adjustments. In the event that (i) any Accounting Reference Date or other Quarter Date is adjusted by Holdings to avoid an Accounting Reference Date or other Quarter Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date or other Quarter Date falls on a particular day of the week or there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day, if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any Applicable Metric under the Loan Documents Holdings may (at its option) treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(i) Interpretation of references to certain Applicable Metrics. Unless a contrary indication appears, a reference in the Loan Documents to Consolidated Net Income, Consolidated EBITDA, LTM EBITDA, Fixed Charges, Interest Charges, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio or the Interest Coverage Ratio is to be construed as a reference to Consolidated Net Income, Consolidated EBITDA, LTM EBITDA, Fixed Charges, Interest Charges, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio of the Group on a consolidated basis.

(j) Certain exclusions. Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any Applicable Metric, the financial definitions or component thereof, Holdings shall be permitted to:

(i) exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(A) the Transaction;

(B) any other acquisition, Investment or other joint venture permitted by the terms of this Agreement or the impact from purchase price accounting;

(C) start-up costs for new businesses and branding or re-branding of existing businesses;

(D) Restructuring Costs;

(E) research and development expenditure (and the capitalization thereof); and/or

(F) the implementation of IFRS 15 (Revenue from Contracts with Customers) and/or IFRS 16 (Leases) and, in each case, any successor standard thereto (or any equivalent measure under the Accounting Principles) or any other changes in the applicable Accounting Principles; and/or

(ii) include any addbacks (without further verification or diligence) for adjustments (including anticipated Synergies) or costs or expenses (i) reflected in the Management Case, the Acquisition Reports and/or any quality of earnings report provided to the Arrangers prior to the date of this Agreement (as amended, varied, supplemented and/or updated on or prior to the Closing Date, to the extent such amendment, variation, supplement and/or update is not materially prejudicial to the Lenders) and/or any base case model or quality of earnings report relating to a Permitted Acquisition prepared by an independent third party and which is delivered by Holdings (or on its behalf) to the Agent and/or (ii) taken into account in determining (x) Consolidated EBITDA on the Closing Date or (y) the financing EBITDA to be used in connection with financing for a Permitted Acquisition and/or any research and development expenditure (which is not otherwise capitalised).

(k) No double-counting. For purposes of this Section 1.17 and to the extent any Applicable Metric is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis) no item shall be included or excluded more than once where to do so would result in double counting.

(l) Applicable Metrics may be determined as at Applicable Test Date. Any Applicable Metric to be determined in connection with an Applicable Transaction (other than with regard to the incurrence of any credit extension) may, at Holdings’ option, be determined as at the Applicable Test Date provided that when making such determination Holdings shall be required to give pro forma effect to any other Applicable Transactions that have occurred up to (and including) the Applicable Test Date.

(m) No re-testing of Applicable Metric unless Holdings elects. If compliance with an Applicable Metric is established in accordance with paragraph (l) above, such Applicable Metric shall be deemed to have been complied with (or satisfied) for all purposes; provided that:

(i) Holdings may elect, in its sole discretion, to recalculate any Applicable Metric on the basis of a more recent Applicable Test Date, in which case, such date of redetermination shall thereafter be deemed to be the relevant Applicable Test Date for purposes of such Applicable Metrics; and

(ii) save as contemplated in sub-paragraph (i) above, compliance with any Applicable Metric shall not be determined or tested at any time after the relevant Applicable Test Date for such transaction and any actions or transactions related thereto.

(n) Impact of subsequent fluctuations in Applicable Metrics. If any Applicable Metric for which compliance was determined or tested as of an Applicable Test Date would at any time after the Applicable Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Applicable Metric (or any other Applicable Metric), such Applicable Metric will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations.

(o) Related requirements and conditions; Defaults and Events of Default. If any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the Applicable Test Date would at any time after the Applicable Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing).

(p) Applicable Transactions to be given effect for Applicable Metric calculations after Applicable Test Date. Subject to Section 6.01(viii), in calculating the availability under any Applicable Metric in connection with any action or transaction (other than with regard to the incurrence of any credit extension) unrelated to the Applicable Transaction following the relevant Applicable Test Date and prior to the earlier of the date on which such Applicable Transaction is consummated or Holdings determines (in its sole discretion) that such Applicable Transaction will not be consummated, any such Applicable Metric shall be determined or tested giving pro forma effect to such Applicable Transaction.

(q) Treatment of revolving Indebtedness. If an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, Incurred or issued, any Lien is committed or Incurred or any other transaction is undertaken or any Applicable Metric is tested in reliance on a ratio-based basket based on the Interest Coverage Ratio, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio or any other ratio based Applicable Metric, such ratio(s) shall be calculated without regard to the Incurrence or drawing of any Indebtedness under any revolving facility, letter of credit facility or bank guarantee facility and/or other debt which is available to be re-drawn (including under any Revolving Facility or any Revolving Facility (as defined in the Senior Facilities Agreement), or any Ancillary Facility (as defined in the Senior Facilities Agreement) and, for the avoidance of doubt, subject to Section 6.01(viii), any undrawn commitments for Indebtedness (including under any Revolving Facility or any Revolving Facility (as defined in the Senior Facilities Agreement)) shall be disregarded for the purposes of testing the Applicable Metric.

(r) Concurrent testing of ratio-based permissions with fixed permissions and/or Incurrences of revolving Indebtedness. If, in connection with the same Applicable Transaction or otherwise substantially simultaneously:

(i) (A) any Applicable Metrics required to be determined by reference to a fixed currency amount or a percentage of LTM EBITDA (a “fixed permission”) are intended to be utilised and/or (B) revolving Indebtedness (other than Indebtedness under the Reserved Indebtedness Amount or with regard to the incurrence of any credit extension hereunder) is intended to be Incurred; and

(ii) any Applicable Metric required to be determined by reference to the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other ratio-based Applicable Metric (a “ratio-based permission”) are intended to be utilized (including, for the avoidance of doubt, any determination of any increase or decrease in any such Applicable Metric, including in accordance with paragraphs Section 6.01(e)(ii)(1)(I), Section 6.01(e)(ii)(1)(II) or Section 6.01(e)(ii)(1)(III)).

then (x) amounts available to be incurred under the applicable ratio-based permissions shall first be calculated without giving effect to amounts to be incurred under the applicable fixed permissions or the applicable Incurrence of revolving Indebtedness, or amounts previously incurred under such fixed permissions and not reclassified that are being repaid in connection with such Applicable Transaction, unless otherwise elected by Holdings; and (y) thereafter, compliance with any relevant fixed permissions shall be calculated, and in each case, full pro forma effect shall be given to all increases to LTM EBITDA and repayments or discharges of Indebtedness in connection with such Applicable Transaction in accordance with this Agreement.

(s) Numerical and grower permissions. If any Applicable Metric is determined by reference to the greater of a fixed amount (the “numerical permission”) and a percentage of LTM EBITDA (the “grower permission”) and the grower permission of the Applicable Metric exceeds the applicable numerical permission at any time as a result of a Permitted Acquisition or Permitted Investment, the numerical permission shall be deemed to be increased to the highest amount of the grower permission reached from time to time as a result of any such Permitted Acquisitions and/or Permitted Investments and shall not subsequently be reduced as a result of any decrease in the grower permission.

(t) Reclassification. In the event that any amount or transaction meets the criteria of more than one Applicable Metric, Holdings may (in its sole discretion), subject to the limitations imposed under Section 6.01(viii), classify and reclassify that amount or transaction to a particular Applicable Metric and will only be required to include that amount or transaction in one of those Applicable Metrics (and, for the avoidance of doubt, an amount may at the option of Holdings be split between different Applicable Metrics).

(u) Automatic reclassification into ratio-based permissions. Subject to the limitations imposed under paragraph Section 6.01(viii), if a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed permission and at a later time would subsequently be permitted under a ratio-based permission, unless otherwise elected by Holdings, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based permission.

(v) Foreign exchange rates and currency conversions. For purposes of determining compliance with:

(i) any euro-denominated Applicable Metric (other than in respect of any calculation of any financial covenant or ratio under the Loan Documents or related usage, ratchet or permission), the euro equivalent of amounts denominated in a foreign currency shall be calculated using a rate of exchange selected by Holdings (acting reasonably and in good faith) on the Applicable Test Date (including, for the avoidance of doubt, the rate of any foreign exchange hedging entered into by the Group in relation to the Applicable Transaction); or

(ii) any other Applicable Metric (including in respect of any calculation of any financial covenant or ratio under the Finance Documents), the euro equivalent of amounts denominated in a foreign currency shall be calculated, at Holdings’ option, using any of (A) any applicable weighted average spot conversion rates over the relevant testing period, (B) any applicable conversion rates used in any relevant financial statements or management accounts, (C) any applicable conversion rate selected by Holdings (acting reasonably and in good faith) on the relevant date of determination (including the Applicable Test Date, if applicable), (D) any applicable conversion rate under any foreign exchange hedging arrangement entered into by any member of the Group or (E) in respect of US Dollar amounts, the relevant exchange rate, and, in each case, no Default, Event of Default or any breach of representation or warranty or undertaking shall arise merely as a result of a subsequent change in the euro equivalent amount of any relevant amount due to fluctuations in exchange rates.

(w) Carry forward and carry back. For any relevant Applicable Metric set by reference to a Financial Year, a calendar year, a Relevant Period, a four-quarter period, a twelve (12) month period or any other similar annual period (each an “Annual Period”)

(i) at the option of Holdings, the maximum amount so permitted under such Applicable Metric during such Annual Period may be increased by (A) an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period (or any such other preceding period as specified in such Applicable Metric) and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”) and/or (B) an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and

(ii) to the extent that the maximum amount so permitted under such Applicable Metric during such Annual Period is increased in accordance with sub-paragraph (i) above, any usage of such Applicable Metric during such Annual Period shall be deemed to be applied in the following order (A) first, against the Carry Forward Amount, (B) secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with sub-paragraph (i) above; and (C) thirdly, against the Carry Back Amount.

Section 1.18 Intercreditor Agreement. This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

Section 1.19 Personal Liability. Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Loan Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Section 1.19 (subject to Section 1.10) and the provisions of the Third Parties Act.

Section 1.20 Luxembourg Terms. In this Agreement, where it relates to a person incorporated in or organized under the laws of Luxembourg, a reference to:

(a) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(b) a guarantee includes (i) any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code and (ii) a garantie professionelle de paiement within the meaning of the Luxembourg law 10 July 2020;

(c) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(d) an agent includes a mandataire;

(e) a director and/or a manager includes a gérant or an administrateur; and

(f) an attachment includes a saisie.

ARTICLE 2 THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender having a Commitment severally, and not jointly, agrees to make loans to the Borrowers in Euros and/or an Alternate Currency (each a “Revolving Loan”) at any time and from time to time during the Availability Period; provided that, after giving effect to any Borrowing by the Borrowers of Revolving Loans, (i) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments, (iii) the Total Revolving Credit Exposure shall not exceed the Line Cap, (iv) the Total Revolving Credit Exposure of any individual German Borrower does not exceed the German Sub-Borrowing Base for such German Borrower and (v) the Total Revolving Credit Exposure of all U.S. Borrowers does not exceed the U.S. Sub-Borrowing Base. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Revolving Loans and Borrowings.

(a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. Revolving Loans shall be made by each Lender in accordance with its Applicable Percentage, regardless of whether the Commitments of the Lenders constitute more than one Class of Commitments. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Adjusted Eurocurrency Rate Loans and each Borrowing denominated in any Alternate Currency shall be comprised of Adjusted Eurocurrency Rate Loans, in each case, as the Borrowers may request in accordance herewith. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement, (y) such Revolving Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Revolving Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Revolving Loan than that to which the applicable Lender was entitled on the date on which such Revolving Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made). No portion of any Loan shall be funded or held with “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans.

(c) At the commencement of each Interest Period for any Adjusted Eurocurrency Rate Borrowing, such Adjusted Eurocurrency Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of €100,000 and not less than €500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000 provided that an ABR Borrowing may be made in a lesser aggregate amount that is, subject to Section 2.01, (1) equal to the entire aggregate unused Commitments or (2) required to finance the reimbursement of a LC Disbursement with respect to a Letter of Credit as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Adjusted Eurocurrency Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not, nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Revolving Loans.

Section 2.03 Requests for Borrowings. (a) Each Borrowing of Revolving Loans, each conversion of Revolving Loans from one Type to the other, and each continuation of Adjusted Eurocurrency Rate Loans shall be made upon irrevocable notice by the applicable Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request (provided that notices in respect of Borrowings (x) to be made on the Closing Date may be conditioned on the closing of the Acquisition and (y) to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by an Officer of the applicable Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by an Officer of the applicable Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 2:00 p.m. three Business Days prior to the requested date of any Borrowing of or continuation of Adjusted Eurocurrency Rate Loans (or two Business Days in the case of any Adjusted Eurocurrency Rate Borrowing to be made on the Closing Date) or any conversion of ABR Loans to Adjusted Eurocurrency Rate Loans, in each case denominated in Euros, (ii) 2:00 p.m. one Business Day prior to the requested date of any Borrowing for or conversion to ABR Loans by a U.S. Borrower in Dollars (and 2:00 p.m. two Business Days prior to the requested date of any Borrowing for or conversion to ABR Loans by a German Borrower in Dollars) (or, in each case, such later time as is reasonably acceptable to the Administrative Agent) and (iii) 11:00 a.m. four Business Days prior to the requested date of any Borrowing of or continuation of Adjusted Eurocurrency Rate Loans denominated in Alternate Currencies; provided that, if the Borrowers wishes to request Adjusted Eurocurrency Rate Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period” (A) the applicable notice from the Borrowers must be received by the Administrative Agent not later than 2:00 p.m. four Business Days prior to the requested date of the relevant Borrowing (or such later time as is reasonably acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers whether or not the requested Interest Period is available to and has been approved by the appropriate Lenders (such approval not to be unreasonably withheld or delayed).

(b) Each Borrowing Request will specify the currency in which such Revolving Loans are to be made. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) if a Loan to a U.S. Borrowers an ABR Borrowing in Dollars and (ii) if to a German Borrower an Adjusted Eurocurrency Rate Borrowing in Euros. If no Interest Period is specified with respect to any requested Adjusted Eurocurrency Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Revolving Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Adjusted Eurocurrency Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be repaid in the currency in which such Revolving Loan was originally denominated and reborrowed in the relevant other currency.

Section 2.04 Swingline Loans and Overadvances.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers in Dollars or Euros, from time to time during the Availability Period; provided that (i) after giving effect to any Swingline Loan, the Swingline Exposure does not exceed the Swingline Sublimit, (ii) no Swingline Lender shall be required to make any Swingline Loan to refinance any outstanding Swingline Loan, (iii) after giving effect to any Swingline Loan, the Total Revolving Credit Exposure does not exceed the Aggregate Commitments then in effect, (iv) after giving effect to any Swingline Loan, the Total Revolving Credit Exposure does not exceed the Line Cap then in effect, (v) after giving effect to any Swingline Loan. the Total Revolving Credit Exposure of any individual German Borrower does not exceed the German Sub-Borrowing Base for such German Borrower and (vi) after giving effect to any Swingline Loan, the Total Revolving Credit Exposure of all U.S. Borrowers does not exceed the U.S. Sub-Borrowing Base. Each Swingline Loan shall be in a minimum principal amount of not less than €100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing in this sentence (but subject to the limitations of the preceding sentence), any Swingline Loan may be in an aggregate amount that is (1) equal to the aggregate unused Aggregate Commitments or (2) required to finance the reimbursement of a LC Disbursement with respect to a Letter of Credit as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrowers shall notify the applicable Swingline Lender (with a copy to the Administrative Agent) of such request by telephone, confirmed by delivery of a written Borrowing Request, appropriately completed and signed by an Officer of the applicable Borrower, not later than 12:00 p.m. on the day of a proposed Swingline Loan. The applicable Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the applicable Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) Any Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Lenders to purchase participations on the same Business Day as receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by effecting a wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter, payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the applicable Swingline Lender from the Borrowers in respect of any Swingline Loan after receipt by such Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by such Swingline Lender to the Administrative Agent, and any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that have made their payments pursuant to this Section 2.04(b) and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrowers, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrowers of any default in the payment thereof.

(c) If any Lender fails to make available to the Administrative Agent for the account of the applicable Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the applicable Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) Notwithstanding anything to the contrary contained herein, any Swingline Lender may, upon ten days’ prior written notice to the Borrowers, resign as Swingline Lender, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice). In the event of any such resignation, the Borrowers shall be entitled to appoint any Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any such appointment, the successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swingline Lender, and the retiring Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder. In the event that the Swingline Lender resigns in accordance with this Section 2.04(d) and no replacement Swingline Lender is appointed, the Borrowers shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing of Revolving Loans).

(e) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrowers, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Excess Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to amount of such Overadvance. All Overadvances shall be denominated in Dollars and shall be ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed, when taken together with any Protective Advances, ten percent (10%) of the Borrowing Base in effect at such time, each Overadvance shall mature and be due on the earliest of the earliest Maturity Date, demand by the Administrative Agent and thirty (30) days after such Overadvance is made and no Overadvance shall cause (x) any Lender’s Revolving Credit Exposure to exceed its Commitments or (y) the Total Revolving Credit Exposure to exceed the Aggregate Commitments.

(f) Each Overadvance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.

(g) Upon the making of an Overadvance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon (among other things) the agreements of the other Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Maturity Date, upon the request of any Borrower, to issue Letters of Credit denominated in Euros or any Alternate Currency issued on sight basis only for the account of the Borrowers and/or any applicable Restricted Subsidiary (provided that a Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drawings under the Letters of Credit and (ii) the Lenders severally agree to participate in the Letters of Credit issued under this Section 2.05(a) in accordance with the terms of Section 2.05(d). Notwithstanding anything to the contrary herein, on the Closing Date, Letters of Credit may only be issued to replace or provide credit support for any existing letters of credit issued for the account of the Borrowers and/or any applicable Restricted Subsidiary. No Issuing Bank shall be required to issue (1) Commercial Letters of Credit without the prior written consent of such Issuing Bank, (2) Letters of Credit to the extent the issuance of such Letter of Credit would violate one or more generally applicable policies of such Issuing Bank in place at the time of such request or (3) with respect to any Issuing Bank identified in clause (a) of the definition thereof, Letters of Credit if, after giving effect thereto, the LC Exposure in respect of Letters of Credit issued by such Issuing Bank would exceed its LC Commitment, unless otherwise agreed to by such Issuing Bank, the Administrative Agent and the Borrowers.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the applicable Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by a Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or Event of Default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement)), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit, (ii) the Total Revolving Credit Exposure does not exceed the Line Cap then in effect, (iii) the Total Revolving Credit Exposure does not exceed the Aggregate Commitments then in effect, (iv) no Issuing Bank’s LC Exposure exceeds such Issuing Bank’s LC Commitment unless otherwise agreed to by such Issuing Bank, the Administrative Agent and the Borrowers, (v) the Total Revolving Credit Exposure of any individual German Borrower does not exceed the German Sub-Borrowing Base for such German Borrower, (vi) the Total Revolving Credit Exposure of all U.S. Borrowers does not exceed the U.S. Sub-Borrowing Base and (vii) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to any Class of Commitments, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c) Expiration Date.

(i) No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit and (B) the date that is five Business Days prior to the Latest Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding subclause (B) unless 105% of the then-available balance thereof is Cash collateralized or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in subclause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii) No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 days after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) the date that is five Business Days prior to the Latest Maturity Date.

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment that is required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to the amount of such LC Disbursement not later than 2:00 p.m. one Business Day immediately following the date on which the Borrowers receive notice of such LC Disbursement under paragraph (g) of this Section; provided, that the Borrowers may, without satisfying the conditions to Borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with (x) in the case of any Letter of Credit denominated in Dollars, an ABR Revolving Loan or a Swingline Loan or (y) in the case of any Letter of Credit denominated in Euros or an Alternate Currency (other than Dollars or British Pounds Sterling), an Adjusted Eurocurrency Rate Revolving Loan (any Revolving Loan described in clause (x) or (y), a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrowers to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrowers in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(ii) If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder or (v) any payment made by an Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP or the express terms of the Letter of Credit, as applicable. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After examination and provided drawing document(s) are compliant, such Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrowers of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrowers reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Revolving Loans, as applicable), at the rate per annum then applicable to (x) in the case of Letters of Credit denominated in Dollars, Revolving Loans that are ABR Loans and (y) in the case of Letters of Credit denominated in Euros or any Alternate Currency (other than Dollars and British Pounds Sterling), Revolving Loans denominated in Euros or such Alternate Currency that are Adjusted Eurocurrency Rate Loans; provided that if the Borrowers fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on the date on which the Borrowers is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i) Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrowers at any time by written agreement among the German Parent Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank”, shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Lender, designate one or more additional applicable Lenders to act as an issuing bank under the terms of this Agreement. Any applicable Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(iii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Borrowers, each other Issuing Bank and the Lenders resign as Issuing Bank which resignation shall be effective as of the later of (x) the appointment of a replacement Issuing Bank and (y) the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit issued by such resigning Issuing Bank then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Borrowers shall be entitled to appoint any Lender that accepts such appointment in writing as a successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j) Cash Collateralization.

(i) If any Event of Default exists and (if any are then outstanding) the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day on which the Borrowers receive notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the Borrowers shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and each Issuing Bank (the “LC Collateral Account”), an amount in Cash equal to 105% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 7.01(f), or (g).

(ii) Any such deposit in the LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Accounts. The Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Accounts. Interest or profits, if any, on such investments shall accumulate in the applicable LC Collateral Accounts. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, subject to the consent of the Required Lenders, applied to satisfy other Secured Obligations. The amount of any Cash Collateral posted in accordance with the terms of this Section 2.05(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrowers promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived.

(k) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the requesting Borrower, when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to any Borrower for, and each Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06 Protective Advances.

(a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but with absolutely no obligation) to make Revolving Loans to the Borrowers, on behalf of the Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums, in each case to the extent due and payable (and not in dispute by the Borrowers (acting in good faith)) under the Loan Documents (each such Revolving Loan, a “Protective Advance”). All Protective Advances shall be denominated in Dollars and shall be ABR Borrowings. Protective Advances may be made even if such Protective Advances would cause the Total Revolving Credit Exposure to exceed the Line Cap and/or the limitations of a German Sub-Borrowing Base would be exceeded; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance, (x) the aggregate principal amount of Protective Advances and Overadvances outstanding hereunder would exceed 10.0% of the Borrowing Base as determined on the date of such proposed Protective Advance, (y) the Total Revolving Credit Exposure would exceed the Aggregate Commitments or (z) any Lender’s Revolving Credit Exposure would exceed its Commitment.

(b) Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. Each Protective Advance shall be repaid by the Borrowers upon demand by the Administrative Agent and in no event later than 45 days after such Protective Advances are made. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay any Protective Advance.

(c) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage, and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Revolving Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Euro and Dollar denominated Adjusted Eurocurrency Rate Loans, (ii) 3:00 p.m., in the case of ABR Loans, and (iii) the Applicable Time, in the case of Alternate Currency (other than Dollars) denominated Adjusted Eurocurrency Rate Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the applicable Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the Borrowers. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, with respect to any Borrowing in Dollars, the greater of the Federal Funds Effective Rate (or in the case of any Borrowing denominated in Euro or any Alternate Currency (other than Dollars), the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Borrowing is denominated) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Revolving Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing, and the obligation of the Borrowers to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrowers pay such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Adjusted Eurocurrency Rate Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of an Adjusted Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrowers shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c) If any such Interest Election Request requests an Adjusted Eurocurrency Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to any Adjusted Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an Adjusted Eurocurrency Rate Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as an Adjusted Eurocurrency Rate Borrowing and (ii) unless repaid, each Adjusted Eurocurrency Rate Borrowing shall be, (x) if denominated in an Alternate Currency, be converted into a Borrowing of ABR Loans denominated in Dollars in the Euro Equivalent of the amount of such outstanding Adjusted Eurocurrency Rate Loan at the end of the applicable Interest Period or (y) if denominated in Dollars, converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, and (ii) the Additional Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Extension Amendment.

(b) Upon delivery of the notice required by Section 2.09(c), the Borrowers may at any time terminate or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of €1,000,000 and not less than €1,000,000, (ii) in the event that the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Aggregate Commitments, each such sublimit shall be automatically and immediately reduced to the extent of such excess, (iii) the Borrowers shall not terminate or reduce the Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans, (A) the aggregate amount of the Revolving Credit Exposure attributable to the Commitments of such Class would exceed the aggregate amount of the Commitments of such Class or (B) the Total Revolving Credit Exposure would exceed the Line Cap, (C) the Total Revolving Credit Exposure of any individual German Borrower would exceed the German Sub-Borrowing Base for such German Borrower or (D) the Total Revolving Credit Exposure of all U.S. Borrowers would exceed the U.S. Sub-Borrowing Base; provided that, after the establishment of any Additional Commitment, any such termination or reduction of the Commitments of any Class shall be subject to the provisions set forth in Section 2.11(a) and Section 2.23 and/or 9.02, as applicable.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce any Commitment under paragraph (b) of this Section 2.09 in writing at least three (3) Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the

Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.09(c) shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Commitment, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Class Percentage of the amount of such reduction.

Section 2.10 Repayment of Revolving Loans; Evidence of Debt.

(a) The Borrowers hereby promise to pay in Euros or the relevant Alternate Currency in which such Revolving Loan was borrowed (A) to the Administrative Agent for the account of each Lender, the then-unpaid principal amount of the Revolving Loans of such Lender on the Maturity Date applicable thereto, and (B) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (i) the date that is 10 Business Days after such Swingline Loan is made and (ii) the Latest Maturity Date.

(i) On the Maturity Date applicable to the Commitments of any Class, the Borrowers shall (A) cause outstanding Letters of Credit to be returned for cancellation (or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit)) equal to 105% of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the Issuing Banks) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so backstopped or Cash collateralized is not Total Revolving Credit Exposure) shall not exceed the Aggregate Commitments then in effect, (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments then in effect and (C) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolving Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any Lender may request that any Revolving Loan made by it be evidenced by a Promissory Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrowers in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrowers. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrowers shall survive the Termination Date.

Section 2.11 Prepayment of Revolving Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(ii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay, in Euros or the relevant Alternate Currency in which such Loan was borrowed, as applicable, any Borrowing of Revolving Loans of any Class or any Borrowing of its Swingline Loans, in whole or in part without premium or penalty (but subject to Section 2.16): provided that (A) after the establishment of any Additional Commitment, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.23 and/or 9.02, as applicable and (b) no borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Class Percentages of the relevant Class. Notwithstanding the foregoing, the Borrowers shall not voluntarily prepay Extended Revolving Loans or permanently reduce the corresponding Extended Commitments unless such prepayment is accompanied by a pro rata repayment of the Revolving Loans of every other Class or a permanent reduction of the corresponding Commitments of the Revolving Lenders (as applicable).

(ii) The Borrowers shall notify the Administrative Agent (and the applicable Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) in the form of a Prepayment Notice in the case of any prepayment of (i) an Adjusted Eurocurrency Rate Borrowing denominated in Euros or Dollars, not later than 1:00 p.m. three Business Days before the date of prepayment, (ii) an ABR Borrowing, not later than 1:00 p.m. on the day of prepayment, (iii) a Swingline Loan, not later than 1:00 p.m. on the date of prepayment and (iv) an Adjusted Eurocurrency Rate Borrowing denominated an Alternate Currency (other than Dollars), not later than 11:00 a.m. four Business Days before the date of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such Prepayment Notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice delivered by the Borrowers may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such Prepayment Notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of €100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(iii) Subject to Section 5.12(g), at all times after the occurrence and during the continuance of a Cash Dominion Period and after notification thereof by the Administrative Agent to the Borrowers, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Secured Obligations to the extent such funds constitute Collateral, in accordance with Section 2.18(b).

(b) Mandatory Prepayments.

(i) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan and the aggregate amount of Swingline Exposure and LC Exposure), (A) (i) the Total Revolving Credit Exposure exceeds the Line Cap then in effect and/ or (ii) the Total Revolving Credit Exposure outstanding to a German Borrower exceeds such German Borrower’s German Sub-Borrowing Base, the Borrowers and/or the relevant German Borrower, as the case may be shall, within one Business Day of receipt of notice from the Administrative Agent, prepay Revolving Loans (and/or Cash collateralize outstanding Letters of Credit at 100% of the available balance thereof), in an aggregate amount sufficient to (i) reduce such Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Total Revolving Credit Exposure) to an amount not to exceed 100% of the Line Cap then in effect and (ii) reduce such Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Total Revolving Credit Exposure) outstanding to the relevant German Borrower to an amount not to exceed 100% of such German Borrower’s German Sub-Borrowing Base then in effect, (B) the Total Revolving Credit Exposure of any individual German Borrower would exceed the German Sub-Borrowing Base for such German Borrower then in effect, such German Borrower shall, within one Business Day of receipt of notice from the Administrative Agent, prepay Revolving Loans (and/or Cash collateralize outstanding Letters of Credit at 100% of the available balance thereof), in an aggregate amount sufficient to reduce such Total Revolving Credit Exposure of such German Borrower (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Total Revolving Credit Exposure) to an amount not to exceed 100% of the German Sub-Borrowing Base for such German Borrower then in effect and (C) the Total Revolving Credit Exposure of the U.S. Borrowers would exceed the U.S. Sub-Borrowing Base then in effect, the U.S. Borrowers shall, within one Business Day of receipt of notice from the Administrative Agent, prepay Revolving Loans (and/or Cash collateralize outstanding Letters of Credit at 100% of the available balance thereof), in an aggregate amount sufficient to reduce such Total Revolving Credit Exposure of the U.S. Borrowers (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Total Revolving Credit Exposure) to an amount not to exceed 100% of the U.S. Sub-Borrowing Base then in effect.

(ii) Each prepayment of any Borrowing under this Section 2.11(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(iii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Fees.

(a) The Borrowers agrees to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Commitments on the average daily amount of the unused Initial Commitment of such Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Commitment terminates. Accrued commitment fees shall be payable in arrears on the first calendar day of each January, April, July and October (commencing July 1, 2021) for the quarterly period then ended (or, in the case of the payment to be made on July 1, 2021, for the period from the Closing Date through and including June 30, 2021), and on the date on which the Initial Commitments terminate. For purposes of calculating the commitment fee only, the Initial Commitment of any Initial Revolving Lender shall be deemed to be used to the extent of Initial Revolving Loans of such Initial Revolving Lender and the LC Exposure of such Initial Revolving Lender attributable to its Initial Commitment, and no portion of the Initial Commitment shall be deemed used as a result of outstanding Swingline Loans.

(b) (i) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Initial Revolving Loans that are Adjusted Eurocurrency Rate Loans on the daily available balance under such Lender’s LC Exposure that is attributable to Letters of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure that is attributable to Letters of Credit and (B) the Termination Date and (ii) the Borrowers agree to pay to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, computed at a rate equal to 0.125% per annum of the daily available balance under such Letter of Credit. Participation fees and fronting fees shall accrue through and including the last day of each December, March, June and September and be payable in arrears for the quarterly period then ended on the first calendar day of each January, April, July and October (commencing July 1, 2021 for the period from the Closing Date through and including June 30, 2021); provided that all such fees shall be payable on the date on which the Commitments of any applicable Class terminate. In addition, the Borrowers shall pay to each Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, in each case which charges shall be paid as and when incurred.

(c) The Borrowers agree to pay to the Administrative Agent, for their own account, the annual administration fee described in the Closing Date Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in Euros and in immediately available funds, to the Administrative Agent (or the applicable Issuing Bank, in the case of any fee payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Revolving Loans (including Swingline Loans) that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans that comprise each Adjusted Eurocurrency Rate Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing but in all cases subject to Section 9.05(f), (x) if any principal of or interest on any Revolving Loan, any LC Disbursement or any fee or premium payable by the Borrowers hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, and/or (y) after the occurrence and during the continuance of an Event of Default under Section 7.01(f), or (g) then, in the case of clause (x), the relevant overdue amounts and, in addition (but without duplication), in the case of clause (y), the outstanding principal amount of the Revolving Loans shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Revolving Loan or LC Disbursement, 2.00% plus the rate otherwise applicable to such Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d) Accrued interest on each Revolving Loan and Swingline Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Revolving Loan, (ii) in the case of a Revolving Loan of any Class, upon termination of the Commitments of such Class and (iii) in the case of any Swingline Loan, upon termination of the Aggregate Commitments, as applicable; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Commitments of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Adjusted Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) or, in the case of interest in respect of Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Alternate Base Rate and Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid; provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14 Alternate Rate of Interest.

(a) If in connection with any request for an Adjusted Eurocurrency Rate Borrowing or a conversion to or continuation thereof:

(i) the Administrative Agent determines that (A) deposits (whether in Euros or an Alternate Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Adjusted Eurocurrency Rate Borrowing, (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Adjusted Eurocurrency Rate Borrowing (whether in Euros or an Alternate Currency) or in connection with an existing or proposed ABR Loan and (y) the circumstances described in Section 2.14(c)(i) do not apply, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Euros or such Alternate Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”); or

(ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Adjusted Eurocurrency Rate Borrowing (whether denominated in Euros or an Alternate Currency) does not adequately and fairly reflect the cost to such Lenders of funding such Adjusted Eurocurrency Rate Borrowing, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Adjusted Eurocurrency Rate Loans in the affected currencies shall be suspended, (to the extent of the affected Adjusted Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Alternate Base Rate, the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Adjusted Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Adjusted Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Adjusted Eurocurrency Rate Loans denominated in Euros or an Alternate Currency, at the Borrowers’ election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Adjusted Eurocurrency Rate Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrowers by the earlier of (x) the date that is three Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable Adjusted Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (1) above.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.14(a), the Administrative Agent, in consultation with the Borrowers and Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.14(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and such Lender provides the Administrative Agent and the Borrowers written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for an Applicable Currency for any requested Interest Period, including, without limitation, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Eurocurrency Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate for an Applicable Currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Eurocurrency Rate for the Applicable Currency in accordance with this Section 2.14 with (x) in the case of Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Eurocurrency Rate with respect to Adjusted Eurocurrency Rate Loans denominated in Dollars with a rate described in clause (x), object to any Adjustment; or (B) in the case of an amendment to replace the Eurocurrency Rate with respect to Adjusted Eurocurrency Rate Loans denominated in the Applicable Currency with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate for the Applicable Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate for such Applicable Currency shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Adjusted Eurocurrency Rate Loans in each such Applicable Currency shall be suspended (to the extent of the affected Adjusted Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Eurocurrency Rate Loans in each such affected Applicable Currency (to the extent of the affected Adjusted Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Adjusted Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Adjusted Eurocurrency Rate Loans denominated in Euros or an Alternate Currency, at the Borrowers’ election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Adjusted Eurocurrency Rate Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Borrowers by the earlier of (x) the date that is three Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable Adjusted Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (1) above.

In connection with the implementation of a Successor Rate for any currency, the Administrative Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes for the Applicable Currency to the Lenders reasonably promptly after such amendment becomes effective.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or Issuing Bank;

(ii) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Adjusted Eurocurrency Rate Loans made by any Lender or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to the relevant Lender or such other Recipient of making or maintaining any Adjusted Eurocurrency Rate Loan (or of maintaining its obligation to make any such Revolving Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise) in respect of any Adjusted Eurocurrency Rate Loan or Letter of Credit in an amount deemed by such Lender, Issuing Bank or other Recipient, as applicable, to be material, then, within 30 days after the Borrowers’ receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such other Recipient such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.15(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender, Issuing Bank or other Recipient determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or such other Recipient’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by, or participations in Letters of Credit held by, such Lender or other Recipient, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender, such Issuing Bank or such other Recipient or such Lender’s, such Issuing Bank’s or such other Recipient’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s, such Issuing Bank’s or such other Recipient’s policies and the policies of such Lender’s, such Issuing Bank’s or such other Recipient’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrowers of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrowers will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient or such Lender’s, such Issuing Bank’s or such other Recipient’s holding company for any such reduction suffered.

(c) Any Lender, Issuing Bank or other Recipient requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrowers that (i) sets forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or such other Recipient or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any Adjusted Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Adjusted Eurocurrency Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Adjusted Eurocurrency Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the amount of any actual out-of-pocket loss, actual expense and/or liability (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Adjusted Eurocurrency Rate Loans, but excluding loss of anticipated profit) that such Lender may incur or sustain as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrowers that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment (a “Tax Withholding”), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall indemnify the Administrative Agent and each Lender within 10 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrowers in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrowers or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrowers setting forth the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrowers shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrowers of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent. Where the payment of Taxes referred to in the preceding sentence relates to a UK Tax Deduction, the relevant Loan Party shall deliver a statement under section 975 of the ITA to the relevant Borrower within 30 days of making that payment.

(f) Status of Lenders.

(i) Any Lender (which shall include the Administrative Agent for purposes of this Section 2.17(f)) that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such information and properly completed and executed documentation as the Borrowers or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such information or other documentation prescribed by applicable Requirements of Law or reasonably requested by the

Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent: (1) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings, (2) to determine, if applicable, the required rate of Tax Withholdings, (3) to establish such Recipient’s entitlement to any available exemption from, or reduction in the rate of, Tax Withholdings; and (4) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrowers and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code, (x) two executed copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments hereunder to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) without limiting the generality of the foregoing, with respect to any Borrower Tax Jurisdiction:

i. each Lender shall on the date of this Agreement (or where a Lender becomes a party to this Agreement after the date hereof, on the date such Lender becomes a party to this Agreement), with respect to each Borrower, confirm whether it is able to receive payments of interest from such Borrower without the imposition of a Tax Withholding under Requirements of Law imposed by the relevant Borrower Tax Jurisdiction at that time;

ii. a Borrower shall promptly upon becoming aware that it must make such a Tax Withholding (or that there is any change in the rate or the basis of such a Tax Withholding) notify the Administrative Agent accordingly. Similarly, a Recipient shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Recipient. If the Administrative Agent receives such notification from a Recipient it shall notify the Borrowers;

iii. each Recipient relying on a double taxation agreement in force with the relevant Borrower Tax Jurisdiction for exemption from Tax Withholding imposed by that Borrower Jurisdiction on interest and each Borrower shall co-operate in completing any procedural formalities necessary for such Borrower to make payments to such Recipient without such a Tax Withholding;

iv. If:

1. a Tax Withholding under Requirements of Law imposed by the relevant Borrower Tax Jurisdiction should have been made in respect of a payment made by or on account of a Loan Party to a Lender, or the Administrative Agent under a Loan Document;

2. the relevant Loan Party (or the Administrative Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that the Tax Withholding was required and as a result did not make the Tax Withholding or made a Tax Withholding at a reduced rate, either (i) in reliance on the notifications and confirmations provided pursuant to Section 2.17(f)(ii)(E)(i) or (ii) any Recipient has not complied with its obligations under Section 2.17(f)(ii)(E); and

3. the applicable Loan Party would not have been required to make an increased payment under paragraph 2.17(a) above in respect of that Tax Withholding,

then the Recipient that received the payment in respect of which the Tax Withholding should have been made or made at a higher rate undertakes to promptly, upon the request by that Loan Party, reimburse that Loan Party for the amount of the Tax Withholding that should have been made to the extent not so made (but, for the avoidance of doubt, not any penalty, interest and expenses payable or incurred in connection with any failure to pay or any delay in paying any of the same and only to the extent that Tax Withholding has not already been accounted for to the tax authority by the Recipient).

(iii) The Administrative Agent shall, and any successor to the Administrative Agent (a “Successor Administrative Agent”) that is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)) on or before the date such Successor Administrative Agent becomes a party to this Agreement shall, deliver to the Borrowers whichever of the following is applicable: (i) if such agent is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, two executed copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrowers.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If any party determines, (acting reasonably and in good faith) in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17, it shall pay over such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(h) VAT

(i) All amounts expressed to be payable under a Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (ii) below if VAT is or becomes chargeable on any supply or supplies made by any Recipient to any party in connection with a Loan Document, and such Recipient is required to account to the relevant tax authority for the VAT, that party shall pay to the Recipient (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT and such Recipient shall promptly provide an appropriate VAT invoice to such party.

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph (ii) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any costs or expenses, that party shall reimburse or indemnify (as the case may be) the Recipient against any VAT incurred by the Recipient in respect of the costs or expenses, to the extent that the Recipient reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(iv) Any reference in Section 2.17(h) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state, or is a former member state of the European Union)).

(v) In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Definition of Lender. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank and any Swingline Lender.

(k) A Guarantor will not be obligated to make a payment of additional amounts pursuant to this Section 2.17 with respect to a payment by it of a liability for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make a payment or increased payment pursuant to this Section 2.17.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due (or at the Applicable Time in the case of any Alternate Currency), in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrowers, except that payments pursuant to Sections 2.05(e)(i), 2.12(b)(ii), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. All payments (including accrued interest) hereunder shall be made in Euro to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Euro, or in the relevant Alternate Currency to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in such Alternate Currency. If, for any reason, any Borrower is prohibited by any Requirements of Law from making any required payment hereunder in an Alternate Currency, such Borrower shall make such payment in Euros in the Euro Equivalent of the Alternate Currency payment amount. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount (or the whole amount denominated in the relevant Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement and Section 5.12(g), all proceeds of Collateral and any proceeds realized with respect to guarantees by any Loan Party received by the Administrative Agent while an Event of Default exists and all or any portion of the Revolving Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied;

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including all court costs and the fees and expenses of agents and legal counsel) payable to the Administrative Agent in its capacity as such;

Second, to the Swingline Lender and the Administrative Agent to pay Secured Obligations in respect of Swingline Loans, Protective Advances and Overadvances then due to the Swingline Lender and the Administrative Agent, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid letter of credit fronting fees in respect of Letters of Credit payable pursuant to Section 2.12(b)(ii) and unpaid principal amounts of the LC Disbursements, ratably among the Issuing Banks in proportion to the respective amounts described in this clause Third payable by them;

Fourth, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Banks, ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash collateralize 105% of that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash collateralized by the Borrowers in accordance with this Agreement, ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Revolving Loans and other Secured Obligations, ratably among the Lenders, the Issuing Banks and the Swingline Lender in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Secured Obligations constituting unpaid principal of the Revolving Loans, LC Exposure, the Secured Hedging Obligations (up to the amount of Hedge Product Reserves with respect thereto) and the Banking Services Obligations (up to the amount of Reserves for Banking Services Obligations with respect thereto), ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the payment of all other Secured Obligations of the Loan Parties (including Banking Service Obligations owing in excess of the Reserves for Banking Services Obligations and Secured Hedging Obligations owing in excess of the Hedge Product Reserves applicable thereto) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, to, or at the direction of, the Borrowers or as a court of competent jurisdiction may otherwise direct;

provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b).

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Revolving Loans or participations in LC Disbursements or Swingline Loans at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23 and/or Section 9.05. The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrowers have not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i)(A) with respect to any such amounts denominated in Dollars, the Federal Funds Effective Rate and (B) with respect to any such amounts denominated in Euros or an Alternate Currency other than Dollars, the Administrative Agent’s customary rate for interbank advances in Euros or such Alternate Currency and (ii) the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Eurocurrency Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Eurocurrency Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a Non-Consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrowers owing to such Lender relating to the applicable Revolving Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the Total Revolving Credit Exposure exceeds the Line Cap, the Borrowers shall, not later than the next Business Day, prepay Revolving Loans or Swingline Loans (and if no Revolving Loans or Swingline Loans are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Revolving Loans and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Revolving Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the

Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Revolving Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20 Illegality. (a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to the Eurocurrency Rate or to determine or charge interest rates based upon the Eurocurrency Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Euros or any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent:

(i) any obligation of such Lender to make or continue Adjusted Eurocurrency Rate Loans in the affected currency or currencies or to convert ABR Loans to Adjusted Eurocurrency Rate Loans shall be suspended,

(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate of such Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A) if applicable and the relevant Revolving Loans are denominated in Dollars, convert all of such Lender’s Adjusted Eurocurrency Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate) or (B) if applicable and the relevant Revolving Loans are denominated in Euros or any Alternate Currency other than Dollars, convert such Revolving Loans to Revolving Loans bearing interest at an alternative rate mutually acceptable to such Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted Eurocurrency Rate Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment),

(iv) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.

(b) Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(c) Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Super Majority Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrowers as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrowers may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrowers may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lenders, Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders does not exceed the total of the Commitments of all non-Defaulting Lenders and (B) the Revolving Credit Exposure of any non-Defaulting Lender does not exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 105% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or the Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or the Borrowers hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or the Borrowers hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Borrowers agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or participations in Revolving Loans as the Administrative Agent determine as necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from “Defaulting Lender” to “Lender” will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22 Incremental Credit Extensions.

(a) The Borrowers may, at any time, (a) increase the Aggregate Commitments (each such increase, an “Incremental Increase”) by increasing the aggregate amount of the Commitments of the Initial Revolving Facility and/or (b) add one or more new “last-out” tranches of revolving or term loan facilities (each an “Incremental Last Out Tranche” and together with any Incremental Increase, each an “Incremental Facility”; and the loans thereunder, “Incremental Loans”; and the Commitments in respect thereof, each an “Incremental Commitment”) in an aggregate amount, together with all prior Incremental Facilities then in effect, not to exceed the greater of (x) €75,000,000 and (y) the amount by which the Borrowing Base exceeds the Aggregate Commitments ; provided that:

(i) unless the Administrative Agent otherwise agrees, no Incremental Commitment may be less than €5,000,000,

(ii) except as the Borrowers and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) (A) the terms of any Incremental Increase shall be identical to the terms of the Initial Revolving Facility except with respect to structuring, commitment and arranger fees or other similar fees that may be agreed to among the Borrowers and the lenders providing such Incremental Facility and (B) the terms of any Incremental Last Out Tranche must be substantially consistent with those of the Initial Revolving Facility (except with respect to structuring, commitment and arranger fees or other similar fees, interest rate margin (including applicable floors, it being understood that there shall be no “MFN” provisions with respect to the pricing of any Incremental Last Out Tranche)) unused line fees, other economic terms and terms consistent with a term loan structure to the extent applicable, that may be agreed to among the Borrowers and the lenders providing such Incremental Last Out Tranche or otherwise reasonably acceptable to the Administrative Agent (it being agreed that any terms contained in such Incremental Last Out Tranche (x) which are applicable only after the then-existing Latest Maturity Date and/or (y) that are more favorable to the lenders or the agent of such Incremental Last Out Tranche than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or the Administrative Agent, as applicable, pursuant to the applicable Incremental Facility Agreement shall be deemed satisfactory to the Administrative Agent); provided (i) that each Incremental Last Out Tranche shall rank junior to any then-existing Revolving Facility in right of payment and rank pari passu to any then-existing Revolving Facility in security and (ii) the final maturity date with respect to any Incremental Last Out Tranche shall be no earlier than the then-existing Latest Maturity Date and it shall not amortize,

(v) after the incurrence of any Incremental Last Out Tranche, the aggregate combined advance rates for the Revolving Facility (including any Incremental Increase) and any Incremental Last Out Tranches shall not exceed 100% and Borrowings in respect of any Incremental Last Out Tranche shall be made only in respect of assets included in the Borrowing Base,

(vi) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility; provided, that notwithstanding the foregoing, in the case of any Incremental Last Out Tranche incurred in connection with any acquisition, Investment or irrevocable repayment or redemption of Indebtedness, only no Event of Default under Sections 7.01(a), 7.01(f), or 7.01(g) shall exist immediately prior to or after giving effect to such Incremental Facility, and

(vii) the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes (including Permitted Acquisitions, Investments and Restricted Payments) and any other use not prohibited by this Agreement.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent, each Swingline Lender and each Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Commitments or Revolving Loans to such Additional Lender.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrowers all such documentation (including the relevant Incremental Facility Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, (i) each Additional Lender shall become a Lender for all purposes in connection with this Agreement, (ii) all Incremental Commitments (other than Incremental Commitments in respect of an Incremental Last Out Tranche composed of term loans, which shall not constitute Commitments for purposes of revolving Borrowings, Letters of Credit and Swingline Loans) shall become Commitments for all purposes in connection with the Agreement and (iii) all Incremental Loans (other than term loans under an Incremental Last Out Tranche, which shall not constitute Revolving Loans for purposes of revolving Borrowings, Letters of Credit and Swingline Loans) shall become Revolving Loans for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and the relevant Additional Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans, (iv) the Administrative Agent shall be entitled to receive a certificate of the Borrowers signed by an Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(B) certifying that the condition set forth in clause (a)(vi) above has been satisfied.

(e) Upon the implementation of any Incremental Increase pursuant to this Section 2.22 (i) each then-existing Lender of the applicable then-existing Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender, and each Additional Lender will automatically and without further act be deemed to have assumed a portion of such existing Lender’s participations hereunder in outstanding Letters of Credit, Swingline Loans, Protective Advances and Overadvances such that, after giving effect to each deemed assignment and assumption of participations, all of such Lenders’ (including each Additional Lender) (x) participations hereunder in Letters of Credit, Swingline Loans Protective Advances and Overadvances shall be held ratably on the basis of their respective Commitments of the applicable then-existing Class (after giving effect to any Incremental Commitment pursuant to this Section 2.22) and (ii) the existing Lenders of the applicable then-existing Class shall assign Revolving Loans to the Additional Lenders, and such Additional Lenders shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders of the applicable then-existing Class participate in each outstanding Borrowing of Revolving Loans of the applicable then-existing Class pro rata on the basis of their respective Commitments of the applicable then-existing Class (after giving effect to any Incremental Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e).

(f) On the date of effectiveness of any Incremental Increase, the Letter of Credit Sublimit and the Swingline Sublimit permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrowers.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and/or any amendment to any other Loan Document as may be necessary in order to establish any Incremental Facility pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such Incremental Facility, in each case on terms consistent with this Section 2.22.

(h) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23 Extensions of Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding Revolving Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Revolving Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Revolving Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) (each, an “Extension”); it being understood that any Extended Revolving Loans shall constitute a separate Class of Loans from the Class of Revolving Loans from which they were converted), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final maturity (which shall, subject to the immediately succeeding clause (ii), be determined by the Borrowers and any Additional Revolving Lender who agrees to an Extension of its Commitments and set forth in the relevant Extension Offer), the Additional Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Commitment”; and the Revolving Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Commitments, an “Extended Revolving Facility”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms as each other then-existing Class of Commitments (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings) and (2) repayments required upon the Maturity Date of any Revolving Facility) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders and (z) repayment of Revolving Loans with respect to, and reduction and termination of Commitments under, any Revolving Facility after the effective date of such Extended Commitment shall be made on pro rata basis with all other Revolving Facilities;

(ii) no Class of Extended Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Maturity Date applicable to any then-existing Revolving Facility;

(iii) if the aggregate principal amount of Revolving Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Revolving Loans or Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(iv) unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of €5,000,000;

(v) any applicable Minimum Extension Condition must be satisfied or waived by the Borrowers;

(vi) any documentation in respect of any Extension shall be consistent with the foregoing; and

(vii) no Extension of any Revolving Facility shall be effective as to the obligations of any Swingline Lender to make any Swingline Loans or any Issuing Bank with respect to Letters of Credit without the consent of such Swingline Lender or such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Maturity Date shall be determined, when used in reference to such Swingline Lender or such Issuing Bank, as applicable, without giving effect to such Extension).

(b) (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11 and (ii) except as set forth in clause (a)(iv) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrowers’ sole discretion) of Revolving Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrowers may, in their sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) Subject to any consents required under Section 2.23(a)(vii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans and/or Commitments of any Class (or a portion thereof). Except as the Borrowers and any Lender may separately agree, no Lender shall be obligated to provide an Extension, and the determination to provide such Extension shall be within the sole and absolute discretion of such

Lender. All Extended Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each Loan Party (or (x) in the in the case of Sections 3.09 and 3.10, Holdings only, (y) in the case of Section 3.15, the U.S. Borrower in respect of itself only, (z) in case of Section 3.16, each U.S. Loan Party in respect of itself only) represents and warrants to the Lenders (at the times specified in Section 4.02) that:

Section 3.01 Status.

(a) It is duly incorporated (or, as the case may be, organized or established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organization or establishment).

(b) It has the power to own its material assets and carry on its material business substantially as it is now being conducted, save to the extent that failure to do so would not have a Material Adverse Effect.

Section 3.02 Binding Obligations. Subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by it under each Loan Document to which it is a party constitute its legal, valid, binding and enforceable obligations to the extent that a failure to do so would have a Material Adverse Effect.

Section 3.03 Non-Conflict with Other Obligations. Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Loan Documents to which it is a party do not contravene (a) any law or regulation applicable to it in any material respect or its constitutional documents in any material respect, in each case, to an extent which would have a Material Adverse Effect.

Section 3.04 Power and Authority. It has (or will have on the relevant date(s)) the power to enter into and perform, and has taken all necessary action to authorize its entry into and performance of, each of the Loan Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Loan Documents to the extent failure to do so would have a Material Adverse Effect.

Section 3.05 Validity and Admissibility in Evidence. Subject to the Legal Reservations and Perfection Requirements, all material Authorizations required by it in order (a) to enable it to enter into, exercise its rights and comply with its material obligations under the Loan Documents to which it is a party and (b) to make the Loan Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected (or will have been at the date required by the relevant Loan Document) and are (or will be) in full force and effect, in each case to the extent that failure to have such Authorizations would have a Material Adverse Effect.

Section 3.06 Governing Law and Enforcement.

(a) Subject to the Legal Reservations, the choice of governing law of the Loan Documents as expressed in such Loan Document will be recognized in its jurisdiction of incorporation to the extent failure to do so would have a Material Adverse Effect.

(b) Subject to the Legal Reservations and Perfection Requirements, any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of that Loan Document will be recognized and enforced in its Relevant Jurisdictions to the extent failure to do so would have a Material Adverse Effect.

Section 3.07 Filing and Stamp Taxes. Subject to the Legal Reservations and Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Tax be paid on or in relation to any Loan Document except for:

(a) the notarization of any German law share/stock/interest pledge agreements that might be notarized from time to time, it being understood that this Section 3.07 does not extend to assignments or transfers made pursuant to Section 9.05 or, as the case may be, to the enforcement of Transaction Security and it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction and except for any filing, recording or enrolling which is referred to in any Legal Opinion (in particular the notarization of any German law share/stock/interest pledge agreements) and which will be made within the period allowed by applicable law and the relevant Loan Document; or

(b) registration of the Loan Documents with the Administration de l’Enregistrement et des Domaines et de la TVA in Luxembourg, which may be required if such Finance Documents are either attached as an annex to an act that itself is subject to mandatory registration or deposited in the minutes of a notary.

Section 3.08 Disclosure; Management Case and Acquisition Reports.

(a) As of the Closing Date, and with respect to information relating to the Group, to the knowledge of Holdings, all written information (other than the forecasts and projects in the Management Case, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning Holding and its Subsidiaries that was prepared by or on behalf of Holdings or its Subsidiaries or their respective representatives and made available to any Initial Lender, any Arranger or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The forecasts and projections contained in the Management Case were prepared based on assumptions believed to be reasonable by Holdings at the time made (provided that each Secured Party acknowledges that any projection and forecasts contained in the Management Case are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realized).

(c) To the best of the knowledge, information and belief of Holdings, all material factual information relating to the Target Group (taken as a whole) contained in the Buy-Side Reports is accurate in all material respects on the date of the relevant Buy-Side Report or (if different) as at the date ascribed thereto in such Buy-Side Report.

Section 3.09 Financial Statements.

(a) So far as Holdings is aware, the Original Financial Statements give in all material respects a true and fair view of the consolidated financial position of the Target Group for the period to which they relate and were prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed in the Acquisition Reports.

(b) The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Section 5.01(b):

(i) give in all material respects a true and fair view of the consolidated financial position of the relevant Financial Reporting Group as at the date to which they were prepared and for the Accounting Period then ended; and

(ii) were, subject to Section 5.05, prepared in all material respects on a basis consistent with the Accounting Principles consistently applied.

(c) The Quarterly Financial Statements (together with the notes thereto) most recently delivered pursuant to Section 5.01(a):

(i) fairly present in all material respects of the consolidated financial position of the relevant Financial Reporting Group as at the date to which they were prepared and for the Quarter Date to which they rate; and

(ii) were, subject to Section 5.05, prepared in all material respects on a basis consistent in all material respects with the Accounting Principles consistently applied.

in each case (A) having regard to the fact that they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures, (B) subject to year-end adjustments and (C) save as set-out therein.

Section 3.10 No Litigation. No litigation, arbitration, administrative proceeding of or before any court, arbitral body or agency which is reasonably likely to be materially adversely determined and which, if materially adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

Section 3.11 Taxation.

(a) No claims are being made or asserted against it with respect to Taxes which have not been reflected in the most recent Financial Statements delivered to the Agent pursuant to Section 5.01 which are reasonably likely to be determined adversely to it and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect.

(b) It is not overdue in the payment of any amount in respect of Tax (taking into account any extension or grace period) save, in each case, to an extent that would not have a Material Adverse Effect.

Section 3.12 Ownership. It and each of its Restricted Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business substantially as it is presently being conducted, where failure to do so would have a Material Adverse Effect.

Section 3.13 Pari Passu Ranking. Subject to any applicable Legal Reservations, its payment obligations under each of the Loan Documents rank at least pari passu in right and priority of payment with all of its other present unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

Section 3.14 Investment Company Act. Except as would not result in a Material Adverse Effect, the U.S. Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940 (as amended).

Section 3.15 Margin Regulations. No proceeds of any Loans or drawings under any Letter of Credit will be used for any purpose that will violate the provisions of Regulation U of the Board of Governors of the United States Federal Reserve System (as from time to time in effect and any successor to all or a portion thereof).

Section 3.16 ERISA.

(a) No ERISA Event has occurred or is continuing that would, individually or in the aggregate, result in a Material Adverse Effect.

(b) Each Employee Plan has been operated and administered in accordance with its terms, ERISA, the Internal Revenue Code and applicable law, and is in compliance in form with ERISA and the Internal Revenue Code (including, where intended to be qualified under Section 401(a) of the Internal Revenue Code, such Employee Plan has been determined by the IRS to be so qualified or is in the process of being approved by the IRS) and all other applicable federal, state or local laws and regulations save where any failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

(c) There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of any U.S. Loan Party or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would either singly or in the aggregate to have a Material Adverse Effect.

(d) To the knowledge of each U.S. Loan Party and each ERISA Affiliate, no Multiemployer Plan is insolvent for purposes of Title IV of ERISA, except where any such insolvency would not have a Material Adverse Effect.

Section 3.17 Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Accounts that are identified by the Borrowers as Eligible Accounts Receivable or Eligible Investment Grade Receivables, the Credit Card Receivables that are identified by the Borrowers as Eligible Credit Card Receivables, and the Inventory identified by the Borrowers as Eligible Inventory, Eligible In-Transit Inventory or Eligible Raw Materials Inventory in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts Receivable, Eligible Investment Grade Receivable, Eligible Credit Card Receivable, Eligible Inventory, Eligible In-Transit Inventory or Eligible Raw Materials Inventory, respectively. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts Receivables, Eligible Investment Grade Receivables or Eligible Credit Card Receivables on all statements and representations made by the Loan Parties with respect to any Account or Accounts and, in determining which Inventory is Eligible Inventory, Eligible In-Transit Inventory or Eligible Raw Materials Inventory on all statements and representations made by the Loan Parties with respect to any Inventory. With respect to each of the Loan Parties’ Eligible Accounts Receivables, Eligible Investment Grade Receivables and Eligible Credit Card Receivables, unless otherwise disclosed to Administrative Agent in writing, including in the Borrowing Base Certificate:

(a) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Loan Party and the Account Debtor;

(c) it is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services; and

(d) to the knowledge of any Officer of a Loan Party, the Account Debtor thereunder is not the subject of any bankruptcy or other insolvency proceeding.

Section 3.18 Deposit Accounts and Securities Accounts. Attached hereto as Schedule 3.18 is a schedule of all Deposit Accounts and Securities Accounts maintained by the Loan Parties (other than the German Parent Borrower) as of the Closing Date, which schedule identifies those Deposit Accounts and Securities Accounts that are Excluded Accounts.

Section 3.19 Centre of Main Interests. Each of the German Parent Borrower and Birkenstock Administration B.V. has its Centre of Main Interests solely in Germany.

Notwithstanding any other provisions to the contrary in this Article 3, (a) the representations and warranties set out in this Article 3 shall be qualified by all of the information included in the Reports (including any annexes to such Reports) and any other due diligence report delivered to the Administrative Agent from time to time (in each case including any annexes thereto), the Information Memorandum, the Original Financial Statements and the Acquisition Documents and any other information disclosed to the Arrangers or the Administrative Agent in writing prior to the later of (x) the date of this Agreement and (y) the date of the Information Memorandum, (b) the representations and warranties set out in this Article 3 are made so far as the relevant Loan Party is aware and shall not extend to matters beyond such awareness (which shall include the knowledge and/or awareness of any other member of the Group, the Target Group or their respective management), and (c) any representation or warranty made on or prior to the Closing Date shall not be deemed to be made in respect of any matters relating to the Target Group.

ARTICLE 4 CONDITIONS

Section 4.01 Closing Date. The obligations of (i) each Lender to make Loans and (ii) each Issuing Bank to issue Letters of Credit shall not become effective until the date on which both (A) each of the conditions set forth on Schedule 4.01 is satisfied (or waived in accordance with Section 9.02) and (B) the Acquisition Closing Date has occurred.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Initial Revolving Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral of a U.S. Loan Party is not or cannot be created or perfected on the Closing Date other than (a) execution and delivery of the Security Agreement by each U.S. Loan Party or (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC in each case after Holdings’ use of commercially reasonably efforts to do so without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Initial Revolving Facility on the Closing Date, but may instead be delivered or perfected within a time period to be agreed between Holdings and the Administrative Agent.

Section 4.02 Each Credit Extension. After the Closing Date, the obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b) or (iii) in the case of any Borrowing of Swingline Loans, the applicable Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.

(d) (i) The Total Revolving Credit Exposure does not exceed the Line Cap then in effect after giving effect to such Credit Extension, (ii) the Total Revolving Credit Exposure of any individual German Borrower does not exceed the German Sub-Borrowing Base for such German Borrower then in effect after giving effect to such Credit Extension and (iii) the Total Revolving Credit Exposure of all U.S. Borrowers does not exceed the U.S. Sub-Borrowing Base then in effect after giving effect to such Credit Extension.

Each Credit Extension on and after the Closing Date shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE 5 AFFIRMATIVE COVENANTS

The undertakings in this Article 5 shall continue until the date on which all Commitments have expired with no pending drawings or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”). Each of the undertakings and obligations in Sections 5.01 through Section 5.12 shall be subject to the provisions of Section 5.13:

Section 5.01 Financial Statements. Following the Closing Date, Holdings will deliver (or will procure that the relevant Loan Party or Financial Reporting Entity delivers) to the Administrative Agent for distribution to the Lenders the following:

(a) Quarterly Financial Statements. Within sixty (60) days (or in respect of the first three applicable Financial Quarters ending after the Closing Date or after a change in Accounting Reference Date, within ninety (90) days) after the end of each of the first three (3) Financial Quarters in any Financial Year, the consolidated management accounts for, at the sole discretion of Holdings, one of the Financial Reporting Entities for that Financial Quarter (which, for the avoidance of doubt, may also take the form of (x) cumulative management accounts for the Accounting Period to date or (y) cumulative management accounts for the Relevant Period ending on the last day of that Financial Quarter) (the “Quarterly Financial Statements”) and an operating and financial review of such Quarterly Financial Statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Financial Reporting Entity, provided that the first set of Quarterly Financial Statements required to be delivered shall be those relating to the first applicable complete Financial Quarter to commence after the Closing Date.

(b) Annual Financial Statements. Within one hundred and twenty (120) days after the end of each Accounting Period (or in respect of the first complete Accounting Period to commence after the Closing Date or the first Accounting Period following any change in the Accounting Reference Date, within one hundred and fifty (150) days after the end of such Accounting Period), the audited consolidated financial statements of, at the sole discretion of Holdings, one of the Financial Reporting Entities for that Accounting Period (the “Annual Financial Statements”) and an operating and financial review of such Annual Financial Statements, including a discussion of the consolidated financial condition, results of operations, EBITDA and material changes in liquidity and capital resources of the Financial Reporting Entity.

(c) Notice of Default. Promptly upon any Officer of Holdings or a Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action Holdings has taken, is taking and proposes to take with respect thereto.

provided that: (1) in the event any member of the Group makes an acquisition of any person after the Closing Date excluding the Acquisition (each such person, together with its Restricted Subsidiaries, being an “Acquired Entity”), for accounting periods any part of which fall on or prior to the first anniversary of the date of completion of such acquisition, (i) to the extent management accounts and/or financial statements are required to be delivered in relation to any such accounting period, separate management accounts or, as the case may be, financial statements may be delivered in respect of the Acquired Entity for that period (and in the event separate accounts or statements are delivered pursuant to this sub-paragraph (i), any representation, statement or requirement in Section 3.09 or this Article 5 referring to management accounts and/or financial statements of, or the consolidated financial position of, the Financial Reporting Group or the Group (or similar language) shall be construed as to be a reference to the Financial Reporting Group excluding the Acquired Entity), (ii) any management accounts and financial statements delivered pursuant to sub-paragraph (i) above may be in a form as customarily prepared by the Acquired Entity prior to the date of completion of such acquisition (and management accounts and financial statements delivered in such form shall satisfy the requirements of this Article 5); and (iii) for the purpose of calculating any Applicable Metric, any management accounts and financial statements delivered pursuant to sub-paragraph (i) above may be aggregated with the relevant Financial Statements for the Relevant Period (and appropriate adjustments made for any intra-Group transactions) and (2) in the event that any period specified in this Article 5 for the Reporting Entity Group or the Group to deliver any financial statements, documents or other information expires on a date which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

Notwithstanding anything to the contrary in Section 5.01 above, (i) for purposes of this Article 5, Holdings shall be permitted to use financial statements and/or management accounts consolidated at any level of the Target Group (or any successor entity) for which the Target Group has customarily prepared financial statements and/or management accounts, (ii) if consolidated financial statements and/or management accounts cannot be provided due to the lack of appropriate financial systems and/or the accounting principles applied by members of the Group are not consistent, aggregated financial statements and/or management accounts may be provided (and appropriate adjustments made for any intra-Group transactions) and (iii) delivery of financial statements and/or management accounts in the same format as customarily prepared by the Target Group shall satisfy the requirements of this Article 5.

Section 5.02 Provision and Contents of Compliance Certificates. In respect of any Relevant Period, the Loan Parties’ Agent shall deliver to the Administrative Agent on or prior to the due date for delivery of each set of Quarterly Financial Statements and Annual Financial Statements which relate to the applicable Relevant Period ending on the last day of the Financial Quarter to which such Quarterly Financial Statements and Annual Financial Statements relate, a Compliance Certificate signed by an Officer of Holdings (i) confirming the Material Subsidiaries and (ii) including the calculation of the Fixed Charge Coverage Ratio solely when a Covenant Trigger Period is then in effect.

Section 5.03 Additional Reports.

(a) Borrowing Base Certificates. On or prior to the 20th calendar day after the last day of each Fiscal Month (or for the first three Fiscal Months after the Closing Date, on or prior to the 30th calendar day after the last day of each such Fiscal Month), a Borrowing Base Certificate as of the close of business on the last day of the applicable preceding Fiscal Month; provided that after the occurrence and during the continuance of a Liquidity Condition, the Borrowers shall deliver a Borrowing Base Certificate (as of the close of business on the last Business Day of the immediately preceding week) on or before the close of business of the third Business Day after the end of each week; provided, further, that the Borrowers shall deliver each updated Borrowing Base Certificate required under Section 6.05; provided further that in the event that any Loan Party consummates a Subject Acquisition, the Borrowers may deliver an updated Borrowing Base Certificate, which shall be effective as of the later of (x) the date of consummation of such Subject Acquisition and (y) delivery of such updated Borrowing Base Certificate, subject to the limitations set forth in the definition of Borrowing Base.

(b) Accounts Reports. Concurrently with the delivery of each Borrowing Base Certificate described in Section 5.03(a), or more frequently as requested by the Administrative Agent during the existence of an Event of Default, from and after the date hereof, the Loan Parties shall deliver to the Administrative Agent a detailed aged trial balance of all of their Accounts

(“Schedule of Accounts”), and upon the Administrative Agent’s written request therefor, copies of proof of delivery and copies of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Administrative Agent shall reasonably request, in its Permitted Discretion;

(c) Discounts; Allowances; Disputes. If any Loan Party grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the Loan Parties shall report such discounts, allowances or credits, as the case may be, to the Administrative Agent as part of the next required Schedule of Accounts;

(d) Account Verification. Any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, with an employee of a Loan Party present, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise, and the Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process;

Section 5.04 Inspections.

(a) At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, each Loan Party and its Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s books, records, Accounts and Inventory so that the Administrative Agent or an appraiser or consultants retained by the Administrative Agent may conduct such field examinations, inventory appraisals, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided that, the Administrative Agent (i) shall not conduct more than (w) the Initial Field Exam and the Initial Inventory Appraisal, (x) one additional field examination and one inventory appraisal with respect to the Collateral in each consecutive 12 month period after the date of this Agreement, (y) one additional field examination and one additional inventory appraisal with respect to the Collateral in each consecutive 12 month period after the date of this Agreement if at any time during such 12 month period Excess Availability shall have been less than the greater of (1) 15% of the Line Cap and (2) €30,000,000 for more than five consecutive Business Days, and (z) one additional field examination and one additional inventory appraisal with respect to the Collateral in each consecutive 12 month period after the date of this Agreement during the continuance of a Cash Dominion Period and (ii) may conduct such other field examinations and inventory appraisals at any time upon the occurrence and during the continuance of a Specified Default as determined by the Administrative Agent; provided, further, that each such field examination and inventory appraisal shall be conducted by the Administrative Agent or an Approved Appraiser.

(b) The Borrowers shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals, in each case subject to the limitations thereon under this Section 5.04.

(c) The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, (x) may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 9.13 hereof and (y) shall promptly distribute copies of any final reports from a third party appraiser or third party consultant delivered in connection with any field exam or inventory appraisal to the Lenders.

Section 5.05 Agreed Accounting Principles. Holdings shall procure that all the Financial Statements delivered or to be delivered to the Administrative Agent under this Agreement shall be prepared in all material respects in accordance with the applicable Accounting Principles, and, if such Financial Statements are prepared on a materially different accounting basis to the Original Accounting Principles (including in the case of a material change of Accounting Principles or accounting practices):

(a) Holdings shall promptly so notify the Administrative Agent (unless the Administrative Agent has been notified of the relevant change in relation to a previous set of Financial Statements);

(b) If requested by the Administrative Agent (acting on the instructions of the Required Lenders) within thirty (30) days following notification under paragraph (a) above (a “Reconciliation Request”), Holdings must promptly supply to the Administrative Agent a description of the material change(s) notified under paragraph (a) above and a statement setting out the impact of such change(s) on the calculations of any Applicable Metric (the “Reconciliation Statement”) signed by the CEO or CFO; and if requested by Holdings or the Administrative Agent (acting on the instructions of the Required Lenders) following delivery of the Reconciliation Statement Holdings and the Administrative Agent shall promptly after such notification enter into negotiations in good faith with a view to agreeing any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of any Loan Party in the Loan Documents; and provided that if no Reconciliation Request is received by Holdings from the Administrative Agent within such thirty (30) day time period then Holdings shall not be required to provide any further information pursuant to this Section 5.05 (including delivering a Reconciliation Statement) in respect of the change notified under paragraph (a) above or make any amendments to the Loan Documents;

(c) if amendments satisfactory to the Required Lenders (acting reasonably and in accordance with the provisions of this Section 5.05) are agreed by Holdings and the Administrative Agent in writing within thirty (30) days of such request by Holdings to the Agent notwithstanding any other provision of this Agreement, those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the Accounting Principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the applicable Accounting Principles on that basis (subject to any further application of this paragraph (c)); and

(d) if following such request to the Administrative Agent, such amendments are not so agreed within thirty (30) days of such request by Holdings to the Administrative Agent, Holdings shall promptly deliver to the Administrative Agent reasonable details of all material adjustments as need to be made to the relevant financial statements in order to reflect in all material respects the applicable accounting principles at the date of delivery of the relevant financial statements and together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Administrative Agent) confirming the basis for such changes and the calculations and adjustments provided by Holdings above (subject to the Administrative Agent (or, as the case may be, each Secured Party) agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the Auditors specify) and entering into any required hold harmless, non-reliance or similar letter with the Auditors and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such confirmation).

Section 5.06 Annual Conference Calls. Once in each Financial Quarter, commencing following delivery of the first Quarterly Financial Statements, at least two (2) Officers of Holdings shall, if requested by the Administrative Agent (acting on the instructions of the Required Lenders), host a single conference call with the Secured Parties, at a time and date agreed with the Administrative Agent (acting reasonably), about the financial performance of the Group.

Section 5.07 “Know Your Customer” Checks.

(a) If (i) the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date upon which a person became a Party), (ii) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement (or, if later, the date upon which a person became a Party) or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Administrative Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or publicly available), each Loan Party shall promptly, upon the request of the Administrative Agent or any Lender, supply, or procure the supply of, such documentation and other evidence not previously supplied to the Administrative Agent or the relevant Lender as is reasonably necessary in order for the Administrative Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents and which have not already been satisfied.

(b) Each Lender shall promptly, upon the request of the Administrative Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c) Holdings shall, by not less than five (5) Business Days’ (or such shorter period as may be agreed with the Administrative Agent) prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Loan Party pursuant to Section 5.19.

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Loan Party obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in respect of that Additional Loan Party in circumstances where the necessary information is not already available to it (or publicly available), the Administrative Agent shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably necessary in order for the Administrative Agent or such any Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks which are strictly required to carry out under applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Loan party pursuant to Section 5.19 and which have not already been satisfied.

Section 5.08 ERISA-Related Information.

(a) Each U.S. Loan Party shall promptly upon written request of the Administrative Agent, deliver thereto copies of each annual and other return, report or valuation with respect to each Employee Plan or Multiemployer Plan, as filed with any applicable governmental authority where failure to do so would have a Material Adverse Effect.

(b) Each U.S. Loan Party shall promptly following receipt thereof, deliver to the Administrative Agent copies of (i) any documents described in Sections 101(k) or 101(1) of ERISA that such U.S. Loan Party may request with respect to any Multiemployer Plan; and (ii) any documents described in Section 101(f) of ERISA that such U.S. Loan Party receives with respect to any Multiemployer Plan, in each case, where failure to do so would have a Material Adverse Effect.

(c) Each U.S. Loan Party shall promptly and in any event within fifteen (15) Business Days after such U.S. Loan Party knows that an ERISA Event has occurred and that such ERISA Event has a Material Adverse Effect, deliver to the Administrative Agent a statement of an Officer of such U.S. Loan Party describing such occurrence and the action, if any, that such U.S. Loan Party has taken and proposes to take with respect thereto; and

(d) Each U.S. Loan Party shall promptly and in any event within fifteen (15) Business Days after receipt thereof by such U.S. Loan Party, deliver to the Administrative Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan if the same would have a Material Adverse Effect.

Section 5.09 Notes Reporting. Notwithstanding any other term of the Loan Documents (including this Article 5), following the issuance of any Notes (as defined in the Intercreditor Agreement, provided that such Notes are issued pursuant to a Rule 144A or Regulation S offering), delivery to the Agent of a copy of each set of financial statements of any Notes Issuer (as defined in the Intercreditor Agreement) (or, if applicable, the financial statements of such Holding

Company or Subsidiary of the Notes Issuer which may be delivered for financial reporting purposes pursuant to the documentation governing the Notes) which are delivered to Noteholders (as defined in the Intercreditor Agreement) shall be deemed to satisfy all requirements of this Article 5 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary and the time periods to deliver such Financial Statements if such time period in the Notes is longer than the time periods set out in this Agreement), this Agreement and the other Loan Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Article 5, this Agreement and the other Loan Documents provided that, where applicable, Holdings shall still be required to comply with the obligations under Sections 5.02, 5.03, 5.04, 5.06 (but only if there is not a quarterly conference call for the Noteholders (as defined in the Intercreditor Agreement) about the financial performance of the Group to which the Lenders are invited), and 5.07.

Section 5.10 Public Reporting. Notwithstanding any other term of the Loan Documents (including this Article 5), following the occurrence of any Listing, delivery to the Administrative Agent of a copy of each set of financial statements of the relevant IPO Entity which are delivered to public shareholders in that IPO Entity shall be deemed to satisfy all requirements of this Article 5 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Loan Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Article 5, this Agreement and the other Loan Documents provided that, where applicable, Holdings shall still be required to comply with the obligation under Sections 5.02, 5.03, and 5.07.

Section 5.11 Landlord Agreements. Each U.S. Loan Party shall use commercially reasonable efforts after the Closing Date to obtain a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement (such letter or agreement, an “Access Agreement”), as applicable, for any leased location; provided, that the failure to obtain the same shall not cause an Event of Default hereunder or result in Inventory becoming ineligible, but the Administrative Agent may in its Permitted Discretion impose a customary rent reserve for any location not subject to a landlord lien waiver, estoppel, warehouseman waiver or other Access Agreement, as applicable.

Section 5.12 Cash Management.

(a) Each German Loan Party and each U.S. Loan Party shall (within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion)) (i) require that all cash payments of Accounts and Inventory owed to any such Loan Party be remitted to a lockbox maintained by a Loan Party (the “Lockbox”) or Material Deposit Account of a Loan Party subject to a blocked account agreement (each, a “Blocked Account Agreement”), (ii) instruct each financial institution maintaining a Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance) during a Cash Dominion Period to be swept to one of the Loan Parties’ concentration accounts (each, a “Concentration Account”) no less frequently than on a daily basis; (iii) enter into a Blocked Account Agreement, in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent and any financial institution with which such

Loan Party maintains a Concentration Account or Material Deposit Account (collectively, the “Blocked Accounts”); and (iv) deposit (or cause to be deposited) promptly (and in any event no later than the first Business Day after receipt thereof) all collections on Accounts (including those sent directly by an Account Debtor) and Inventory into a Material Deposit Account covered by a Blocked Account Agreement. In the event that any German Loan Party or U.S. Loan Party acquires or establishes any Concentration Account or Material Deposit Account after the Closing Date, such Loan Party shall enter into a Blocked Account Agreement with respect thereto within 90 days following the date such Deposit Account is acquired or established (or such longer period as the Administrative Agent may agree in its sole discretion).

(b) Each Blocked Account Agreement relating to any Concentration Account and Material Deposit Account shall require, after the delivery of notice of a Cash Dominion Period from the Administrative Agent to the applicable Borrower and the other parties to such instrument or agreement (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), by ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), transfer of all available Cash balances, Cash receipts and Cash Equivalents, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed €50,000 per account or €1,500,000 in the aggregate for all such accounts, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained (the “Required Minimum Balances”)), to an account maintained under the sole dominion and control of the Administrative Agent (the “Administrative Agent Account”); provided that the Administrative Agent shall use commercially reasonable efforts to provide to the applicable Borrower notice thereof prior to the initial sweeping of any such amounts into the Administrative Agent Account. All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.11(a)(iii); provided that if the circumstances described in Sections 2.18(b) are applicable, all such amounts shall be applied in accordance with such Sections 2.18(b). Each Loan Party agrees that it will not cause any proceeds of any Blocked Account to be otherwise redirected. At all times a Cash Dominion Period exists and is continuing, amounts shall be swept from the Blocked Accounts to the Administrative Agent Account as provided herein, except for Required Minimum Balances.

(c) The Loan Parties may close any then-existing Deposit Accounts and/or open new Deposit Accounts, subject in the case of opening new Deposit Accounts by such Loan Parties, to the execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Section 5.12 and otherwise reasonably satisfactory to the Administrative Agent within 90 days of the opening thereof (or such longer period as the Administrative Agent may agree in its sole discretion).

(d) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account, (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the applicable Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement and, to the extent it constitutes Collateral, the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 5.12, any Loan Party receives or otherwise has dominion and control of any proceeds or collections of Accounts or Inventory required to be transferred to the Administrative Agent Account pursuant to Section 5.12(b), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e) Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, upon delivery of notice thereof to the Borrowers from the Administrative Agent, the Administrative Agent may direct that all amounts in the Blocked Accounts be paid to the Administrative Agent Account. So long as no Cash Dominion Period has commenced and is continuing in respect of which the Administrative Agent has delivered a notice thereof as contemplated by this Section 5.12, the Borrowers may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(f) Any amounts held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time (i) when the Termination Date has occurred or (ii) no Cash Dominion Period exists, shall (subject, in the case of clause (i), to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement) be remitted to an account of the Borrowers.

(g) Following the commencement of a Cash Dominion Period (other than by reason of an Event of Default pursuant to Section 7.01(a), 7.01(f), or 7.01(g) except to the extent necessary for one or more officers or directors of Holdings, the Borrowers or any of their Subsidiaries to avoid personal or criminal liability under applicable law as certified in the applicable Tax and Trust Funds Certificate), in the event that a Blocked Account or the Administrative Agent Account contains identifiable Tax and Trust Funds (other than payroll and employee benefit payments, in each case, in the nature of discretionary contributions), the Borrowers (acting in good faith) may, within 30 days after such Tax and Trust Funds are received in such Blocked Account or Administrative Agent Account, deliver to the Administrative Agent a Tax and Trust Funds Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, within five Business Days following receipt of a Tax and Trust Funds Certificate, the Administrative Agent shall remit from such Blocked Account or Administrative Agent Account (in each case excluding, for the avoidance of doubt, amounts previously deposited to cash collateralize Letters of Credit hereunder), as applicable, the lesser of (a) such Tax and Trust Funds specified in the Tax and Trust Funds Certificate, (b) the Excess Availability on the date of such remittance and (c) the amount on deposit in such Blocked Account or Administrative Account on the date of delivery of such Tax and Trust Funds Certificate, as applicable, at the option of the Administrative Agent, (x) to the applicable Loan Party or (y) on behalf of the applicable Loan Party directly to the Person entitled to such Tax and Trust Funds as specified in the Tax and Trust Funds Certificate; provided that in no event shall the Administrative Agent be required to remit any amounts pursuant to this Section 5.12(g) to the extent that such amounts were previously distributed in accordance with Section 2.11(a)(iii) (or otherwise applied in accordance with Section 2.18(b)). If any such amounts are remitted to a Loan Party, such Loan Party shall apply all such funds solely for the purposes set forth in the applicable Tax and Trust Funds Certificate on or prior to the date due; provided, further, that the Administrative Agent shall not apply any such amounts consisting of identifiable Tax and Trust Funds pursuant to Section 2.11(a)(iii) (or otherwise applied in accordance with Section 2.18(b)) following its receipt of a Tax and Trust Funds Certificate.

Section 5.13 Restrictions. Notwithstanding any other term of the Loan Documents, all reporting and other information requirements in the Loan Documents shall be subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group and in no circumstances shall any member of the Group be required to disclose (and in no circumstances shall any breach, Default or Event of Default arise from a failure to disclose) any information subject to such restrictions or any other information that it considers in good faith to be commercially sensitive with respect to a Secured Party, including, for the avoidance of doubt a Secured Party that is or becomes an Industry Competitor or a customer of the Group.

Section 5.14 Authorizations and Consents. Subject to the Legal Reservations and Perfection Requirements, each Loan Party will obtain and promptly renew from time to time and maintain in full force and effect all material Authorizations to the extent required under any applicable law or regulation of a Relevant Jurisdiction to enable it to enter into, and perform its material obligations under the Loan Documents to which it is party save to the extent failure to do so would not have a Material Adverse Effect.

Section 5.15 Compliance with Laws. Each Loan Party will, and will ensure that each of its Restricted Subsidiaries will comply with all laws and regulations binding upon it save where non-compliance would not have a Material Adverse Effect.

Section 5.16 Pari passu Ranking. Subject to any applicable Legal Reservations, each Loan Party will ensure that at all times any unsecured and unsubordinated claims of a Secured Party against it under each of the Loan Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application to companies.

Section 5.17 Taxes. Each Loan Party will, and will ensure that each of its Restricted Subsidiaries will duly and punctually pay and discharge all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Restricted Subsidiary within the time period allowed therefor without imposing material penalties (save in the event of a bona fide dispute with regard to any Tax in respect of which proper provision has been made in the financial statement of the relevant member of the Group) where failure to do so would have a Material Adverse Effect.

Section 5.18 Centre of Main Interests. Each Loan Party incorporated in the EU (excluding, for the avoidance of doubt, any Loan Party incorporated in the UK) shall not deliberately cause or allow its Centre of Main Interests to change in a manner which would materially adversely affect the interests of the Secured Parties (taken as a whole).

Section 5.19 Guarantees and Security. Subject to the Agreed Security Principles, Holdings will procure that each Additional Obligor (as defined in the Senior Facilities Agreement) joined to the Senior Facilities Agreement following the Closing Date will correspondingly become a Loan Party under the Revolving Facility within thirty (30) days.

Section 5.20 Further Assurances.

(a) Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Loan Party shall (and Holdings shall ensure that each applicable member of the Group and each Day 1 Third Security Provider will) promptly do all such acts or execute all such documents as the Administrative Agent may reasonably specify to complete the Perfection Requirements in relation to the Security created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Administrative Agent or the Secured Parties provided by or pursuant to the Finance Documents or by law.

(b) Subject to the Agreed Security Principles and as required by the terms of the Transaction Security Documents, at the reasonable request of the Security Agent, each Loan Party shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Loan Documents.

(c) In relation to any provision of the Loan Documents which requires the Loan Parties or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Loan Parties, the Administrative Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

Section 5.21 Anti-Corruption Law and Sanctions.

(a) Each Loan Party shall conduct its businesses in material compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(b) Each Loan Party will procure that, so far as it is able, any director, officer, agent, employee or person acting on behalf of the Loan Party (as applicable), is not a Sanctioned Person and does not act on behalf of a Sanctioned Person.

(c) Each Loan Party shall not directly or, to the best of its knowledge, indirectly:

(i) use any revenue or benefit derived from any activity or dealing with a Sanctioned Person in discharging any obligation due or owing to the Lenders; and

(ii) use or permit or authorise any other person to make payments from all or any part of the proceeds of the Revolving Facility for the purpose of lending, contributing or otherwise making available such proceeds (A) to, or for the benefit of, any Sanctioned Person, (B) to any Sanctioned Country in breach of applicable Sanctions; or in any other manner that would cause a Loan Party (as applicable) to breach any applicable Sanctions; or to any person in violation of any applicable Anti-Corruption Laws.

(d) This Section 5.21 shall only (i) be given by a Restricted Member of the Group or (ii) apply for the benefit of a Restricted Secured Party to the extent that this would not result in any violation by or expose of such entity or any directors, officer or employee thereof to any liability under (A) EU Regulation (EC) 2271/96, (B) §7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz) or (C) any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such entity.

Section 5.22 Compliance with ERISA. Each Loan Party shall (i) maintain all Employee Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Employee Plan, ERISA, the Internal Revenue Code and all other applicable laws in each case except to the extent the failure to do so would not have a Material Adverse Effect and (ii) make or cause to be made contributions to all Employee Plans in a timely manner and, with respect to Employee Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, in each case except to the extent the failure to do so would not have a Material Adverse Effect.

ARTICLE 6 NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings and the Loan Parties covenant and agree with the Lenders that:

Section 6.01 Limitation on Indebtedness. Holdings will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness), provided that Holdings and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the Applicable Test Date and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either: (A) the Interest Coverage Ratio is at least 2.00:1.00 or (B) the Total Net Leverage Ratio does not exceed 8.00:1.00. The previous sentence will not prohibit the Incurrence of the following Indebtedness (collectively “Permitted Debt”):

(a) the Incurrence by Holdings or any of the Restricted Subsidiaries of Indebtedness under any Credit Facility (and the issuance and creation of letters of credit, guarantees and bankers’ acceptances thereunder) in an aggregate principal amount at any time outstanding not to exceed the sum of:

(i) the aggregate of (1) the greater of (x) €375,000,00 or, if higher, the principal amount of Facility B (EUR) as at the Closing Date and (y) an amount equal to 175% of LTM EBITDA, plus (2) the greater of (x) of $850,000,000 or, if higher, the principal amount of Facility B (USD) as of the Closing Date and (y) an amount equal to 325% of LTM EBITDA, plus (3) the greater of (x) the sum of (A) the greater of (I) €200,000,000 and (II) the Borrowing Base as at the date of Incurrence or, if higher, the principal amount of the Revolving Facility as at the Acquisition Closing Date and (B) €75,000,000 and (y) an amount equal to 93% of LTM EBITDA; plus

(ii) the greater of (x) $215,000,000 and (y) an amount equal to 100% of LTM EBITDA; plus

(iii) the maximum amount of Senior Secured Indebtedness such that, on the Applicable Test Date after giving pro forma effect to such Incurrence, the Senior Secured Net Leverage Ratio does not exceed 4.90:1.00; plus

(iv) the maximum amount of Indebtedness that constitutes Total Secured Debt that is not Senior Secured Indebtedness such that, on the Applicable Test Date after giving pro forma effect to such Incurrence, either (1) the Total Secured Net Leverage Ratio does not exceed 5.50:1.00 or (2) the Interest Coverage Ratio is at least 2.00:1.00; plus

(v) the maximum amount of Indebtedness that is not Senior Secured Indebtedness or Total Secured Debt or is unsecured such that on the Applicable Test Date, after giving pro forma effect to such Incurrence, either (1) the Total Net Leverage Ratio does not exceed 8.00:1.00 or (2) the Interest Coverage Ratio is at least 2.00:1.00 provided that any Indebtedness or unutilized commitments in respect of Indebtedness Incurred or deemed to be Incurred pursuant to this Section 6.01(a) may be refinanced at any time if such refinancing does not exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this Section 6.01(a) on the Applicable Test Date for such refinancing and (y) the aggregate principal amount of the Indebtedness or unutilised commitments in respect of Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing) and, in the case of a refinancing of Indebtedness under Facility B (EUR), Facility B (USD) and the Revolving Facility, such Indebtedness shall be treated for all purposes as Incurred pursuant to Sections 6.01(a)(i)(1), 6.01(a)(i)(2) and 6.01(a)(i)(3), respectively;

(b) any (A) Guarantees by Holdings or any Restricted Subsidiary of Indebtedness or other obligations of Holdings or any Restricted Subsidiary and (B) without limiting the covenant set out in Section 6.02, Indebtedness arising by reason of any Lien granted by or applicable to such person securing Indebtedness of Holdings or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness or other obligations is permitted by the terms of this Agreement;

(c) Indebtedness of Holdings owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Holdings or any Restricted Subsidiary;

(d) Indebtedness represented by (A) Indebtedness of the Target Group outstanding as of the Closing Date or Incurred (or available for Incurrence) under a facility committed or as in effect as of the Closing Date (other than any Indebtedness to be refinanced with the proceeds of Facility B and/or the TopCo Notes on or about the Closing Date as set out in the Funds Flow Statement), (B) any of (1) the Topco Notes and any Guarantees of any Topco Notes outstanding on the Closing Date and (2) any loans pursuant to which the proceeds of any Topco Notes and without double-counting, are lent to Holdings or the German Borrower, to the extent that (i) the issuance of and Incurrence of Indebtedness under such Topco Notes is not prohibited by this Agreement and (ii) such Topco Notes are guaranteed by one or more members of the Group and such guarantees are not prohibited by this Agreement, in each case after giving pro forma effect to the Transaction and the application of the proceeds therefrom, (C) Refinancing Indebtedness Incurred in response of any Indebtedness described in Sections 6.01(d), 6.01(e)(ii), Section 6.01(A), or Section 6.01(B) and (D) other Indebtedness Incurred to finance Management Advances;

(e) Indebtedness (x) of Holdings, any Restricted Subsidiary or any person that will be a Restricted Subsidiary or that will be merged, consolidated or otherwise combined with or into Holdings or any Restricted Subsidiary Incurred or issued to finance an acquisition (including an acquisition of any assets), merger, amalgamation or consolidation or similar transaction (“Acquisition Debt”) or any capital expenditure or (y) of persons that are, or secured by any assets that are, acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement; in an aggregate amount not to exceed:

(i) an amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(e)(i) and then outstanding, does not exceed the greater of (x) €53,750,000and (y) an amount equal to 25% of LTM EBITDA as of the Applicable Test Date; plus

(ii) unlimited additional Indebtedness to the extent that: (1) after giving effect to such acquisition (including an acquisition of any assets), merger, amalgamation or consolidation or similar transaction or capital expenditure (I) if such Indebtedness is Senior Secured Indebtedness, either (x) Holdings would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 6.01(a)(iii), or (y) the Senior Secured Net Leverage Ratio would not increase as a result, (II) if such Indebtedness constitutes Indebtedness that is Total Secured Debt but is not Senior Secured Indebtedness either (x) Holdings would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 6.01(a)(iv) or (y) the Total Secured Net Leverage Ratio would not increase as a result or (z) the Interest Coverage Ratio would not decrease as a result, (III) if such Indebtedness is not Senior Secured Indebtedness or Total Secured Debt or is unsecured, either (x) Holdings would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to Section 6.01(A), Section 6.01(B), or Section 6.01(a)(v), (y) the Total Net Leverage Ratio would not increase as a result or (z) the Interest Coverage Ratio would not decrease as a result or (2) in the case of Acquired Indebtedness, such Indebtedness is discharged within six (6) months of Incurrence or would otherwise constitute Permitted Debt or Indebtedness incurred pursuant to Section 6.01(A) or Section 6.01(B);

(f) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by Holdings)

(g) Indebtedness (x) represented by (A) Purchase Money Obligations, or (B) Capitalized Lease Obligations, mortgage financings, or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness either (1) Incurred in the ordinary course of business; or otherwise (2) in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(g)(B)(2) and then outstanding, does not exceed the greater of (x) €107,500,000 and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date (provided that, in each case, the Indebtedness exists on the date of such purchase, lease, rental, construction, design, installation or improvement or is created within two hundred and seventy (270) days thereafter) or (y) arising out of Sale and Leaseback Transactions;

(h) Indebtedness in respect of:

(i) workers’ compensation claims, old-age-part-time arrangements, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations or partial retirement obligations, vacation pay, health, disability or other employee benefits, customer guarantees performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by Holdings or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred either (1) Incurred in the ordinary course of business or otherwise (2) in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(h)(i)(2) and then outstanding, does not exceed the greater of (x) €10,750,000 and (y) an amount equal to 5% of LTM EBITDA, as of the Applicable Test Date;

(ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within forty-five (45) days of Incurrence;

(iii) customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(iv) letters of credit, bankers’ acceptances, warehouse receipts, guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes or other similar instruments or obligations issued or relating to liabilities or obligations either (1) Incurred in the ordinary course of business; or otherwise (2) in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(h)(iv)(2) and then outstanding, does not exceed the greater of (x) €10,750,000 and (y) an amount equal to 5% of LTM EBITDA as of the Applicable Test Date;

(v) the financing of insurance premiums, take-or-pay obligations contained in supply arrangements, any customary treasury, depositary, cash management, credit card processing, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, the collection of checks and direct debits, cash pooling or netting or setting off arrangements, operating facilities or similar arrangements either (1) Incurred in the ordinary course of business (and in the case of operating facilities consistent with past practice in scope and nature); or otherwise (2) Indebtedness Incurred in an aggregate principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(h)(v)(2) and then outstanding, does not exceed the greater of (x) €32,250,000 and (y) an amount equal to 15% of LTM EBITDA, as of the Applicable Test Date;

(vi) Indebtedness representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, Holdings or any of its Subsidiaries in the ordinary course of business or deferred consideration or other similar arrangements in connection with any Investment or acquisition permitted hereby;

(vii) Indebtedness owed by Holdings or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made hereunder;

(viii) Indebtedness of Holdings or any Restricted Subsidiary supported by any Letter of Credit or any letter of credit issued under any Additional Revolving Facility (as defined in the Senior Facilities Agreement as in effect on the date hereof);

(ix) Indebtedness owed on a short-term basis of no longer than thirty (30) Business Days owed to banks and other financial institutions Incurred in the ordinary course of business of Holdings or any Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings or any Restricted Subsidiary; and

(x) Settlement Indebtedness;

(i) Indebtedness arising from agreements providing for Guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of Holdings and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Holdings and the Restricted Subsidiaries in connection with such disposition;

(j) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(j) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock, an Excluded Contribution or a Parent Debt Contribution) of Holdings, in each case, subsequent to the Closing Date, and any Refinancing Indebtedness in respect thereof, provided that (A) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent Holdings and the Restricted Subsidiaries Incur Indebtedness pursuant to this Section 6.01(j) in reliance thereon and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 6.01(j) to the extent such Net Cash Proceeds or cash have been applied to make a Restricted Payment:

(k) Indebtedness of Restricted Subsidiaries that are not Guarantors and Guarantees by Holdings or any Restricted Subsidiary of Indebtedness of joint ventures in an aggregate amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 6.01(k) and then outstanding, does not exceed the greater of (x) €43,000,000 and (y) an amount equal to 20% of LTM EBITDA as of the Applicable Test Date;

(l) Indebtedness consisting of promissory notes issued by Holdings or any of the Restricted Subsidiaries to any future, present or former employee, director, manager, contractor or consultant of Holdings, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, manager, contractor or consultant), to finance the purchase or redemption of Capital Stock of Holdings or any Parent Entity or payment of a transaction bonus that is not prohibited by the covenant described in Section 6.04;

(m) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(m) and then outstanding, will not exceed the greater of (x) €107,500,000 and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date;

(n) Indebtedness Incurred pursuant to factoring financings, securitizations, receivables financings or similar arrangements, in each case, that are (A) not recourse to Holdings and the Restricted Subsidiaries other than a Securitization Subsidiary (except to the extent customary in the good faith determination of Holdings for such type of arrangement and except for Standard Securitization Undertakings), (B) outstanding or available for Incurrence as at the Closing Date; or (C) in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(n)(C) and then outstanding, does not exceed the greater of (x) €107,500,000 and (y) an amount equal to 50% of LTM EBITDA as of the Applicable Test Date;

(o) any obligation, or guaranty of any obligation, of Holdings or any Restricted Subsidiary to reimburse or indemnify a person extending credit to customers of Holdings or a Restricted Subsidiary Incurred in the ordinary course of business for all or any portion of the amounts payable by such customers to the person extending such credit;

(p) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that (A) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (B) such Indebtedness does not bear interest or provide for scheduled amortization or maturity:

(q) obligations in respect of Disqualified Stock of Holdings in an amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 6.01(q) and then outstanding, does not exceed the greater of (x) €32,250,000 and (y) an amount equal to 15% of LTM EBITDA as of the Applicable Test Date;

(r) Indebtedness of Holdings or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(s) Indebtedness consisting of local lines of credit, bilateral facilities, overdraft facilities or local working capital facilities in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 6.01(s) and then outstanding, will not exceed the greater of (x) €64,500,000 and (y) an amount equal to 30% of LTM EBITDA;

(t) [reserved];

(u) any declaration of joint and several liability issued for the purpose of section 2:403 of the Dutch Civil Code by any Restricted Subsidiary (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code); and

(v) any joint and several liability between Restricted Subsidiaries as a result of a fiscal unity for tax purposes.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.01: (i) subject to provision (ii) and without prejudice to Section 1.17(t) and Section 1.17(u), in the event that all or any portion of any item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 6.01(A) or Section 6.01(B), Holdings, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and will only be required to include, in any manner that complies with this Section 6.01, the amount and type of such Indebtedness (or any portion thereof) in Section 6.01(A) or Section 6.01(B) or one of Sections 6.01(a) through Section 6.01(v), and Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.01 permitting such Indebtedness, (ii) all Indebtedness under Facility B, the Revolving Facilities, the Topco Notes and any Topco Proceeds Loan, in each case, outstanding as of the Closing Date (and any Refinancing Indebtedness in respect thereof) shall be deemed to have been Incurred pursuant to (A) Section 6.01(a)(i)1), in the case of Indebtedness under Facility B (EUR), (B) Section 6.01(a)(i)(2), in the case of Indebtedness under Facility B (USD), (C) Section 6.01(a)(i)(3), in the case of Indebtedness under the Revolving Facility, (D) Section 6.01(d)(B)(1), in the case of Indebtedness under the Topco Notes, and (E) Section 6.01(d)(B)(2), in the case of Topco Proceeds Loans pursuant to which the proceeds of any Topco Notes are lent to Holdings and Holdings shall not be permitted to reclassify all or a portion of such Indebtedness, (iii) for purposes of determining compliance with this Section 6.01, with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to a “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to have been repaid periodically shall only be deemed for the purposes of this Section 6.01 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof, (iv) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing, (v) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included, (vi) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 6.01(A), Section 6.01(B) or one of Sections 6.01(a) through Section 6.01(v) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included, (vii) the principal amount of any Disqualified Stock of Holdings or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, (viii) in the event that Holdings or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to paragraph (cc) of the definition of “Permitted Liens,” the Incurrence or issuance thereof for all purposes under this Agreement, including for the purposes of calculating any Applicable Metric for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) may be determined, at the Holdings’ option (A) on the date of such revolving credit facility or such entry into or increase in commitments or (B) on the date on which such facility or commitments become available or, if applicable, any other Applicable Test Date (assuming, in the case of (A) and (B) of this sub-paragraph (viii) that the full amount thereof (or, at the option of Holdings, a portion thereof) has been borrowed as of such date) and, in either case, if any such Applicable Metric is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 6.01 irrespective of the Applicable Metric at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this sub-paragraph (viii) but not actually borrowed on such date shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Interest Coverage Ratio, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, and, to the extent of any one of Sections 6.01(a) through Section 6.01(v) (if any), shall be deemed to be Incurred and outstanding under such sections), (ix) notwithstanding anything in this Section 6.01 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance Section 6.01(A), Section 6.01(B) or one of Sections 6.01(a) through Section 6.01(v) measured by reference to a percentage of LTM EBITDA as of the Applicable Test Date, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the Applicable Test Date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing; (x) the amount of Indebtedness that may be Incurred pursuant Section 6.01(A), Section 6.01(B), Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(a)(v) and (other than in respect of Acquired Indebtedness Incurred thereunder) Section 6.01(e)(ii)(1) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) €215,000,000 and (y) an amount equal to 100% of LTM EBITDA at any time outstanding and (xi) except as otherwise specified herein, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual and/or capitalization of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares or Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not previously treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section 6.01; provided that the amount of any Refinancing Indebtedness in respect of any outstanding Indebtedness may (in Holdings’ sole discretion) be increased by the amount of all such accrued and/or capitalised interest, accreted value, original issue discount and/or additional Indebtedness in respect of such Indebtedness and such increased amount will not be deemed to be Indebtedness for the purpose of calculating any basket, permission or threshold under which such Refinancing Indebtedness is permitted to be Incurred.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.01 Holdings shall be in default of this Section 6.01).

For the purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated as described in Section 1.17, provided that if such determination is made with respect to Indebtedness Incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing.

For the avoidance of doubt, Indebtedness (excluding any Guarantee thereof) incurred pursuant to this Section 6.01 (or pursuant to any other permission to incur Indebtedness under this Agreement), may be incurred by way of any Incremental Facility which satisfies the applicable conditions set out in Section 2.22 of this Agreement.

Section 6.02 Limitation on Liens.

(a) Holdings will not, and Holdings will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of Holdings), and Topco will not, directly or indirectly, create, Incur or suffer to exist any Lien upon the Charged Property owned by it, in each case, whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (i) in the case of any property or asset that does not constitute Charged Property (A) Permitted Liens or (B) Liens on property or assets that are not Permitted Liens if obligations under this Agreement are directly secured equally and rateably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured and (ii) in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.

(b) Any Lien created in favour of the obligations under this Agreement pursuant to Section 6.02(a)(i)(B) will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates and (ii) otherwise as set forth in this Agreement, Intercreditor Agreement and/or under the relevant Transaction Security Document.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.03 Limitation on Affiliate Transactions.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of the greater of (x) €21,500,000 and (y) an amount equal to 10%. of LTM EBITDA unless:

(i) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a person who is not such an Affiliate; and

(ii) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (x) €32,250,000 and (y) an amount equal to 15% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of Holdings, provided that any Affiliate Transaction shall also be deemed to have satisfied the requirements set forth in this paragraph (a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Holdings, if any.

(b) The provisions of paragraph (a) above will not apply to:

(i) any Restricted Payment permitted to be made pursuant to the covenant described under Section 6.04 or any Permitted Investment;

(ii) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Holdings, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, transaction bonuses or transaction-related securities repurchase plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors, managers or consultants approved by the Board of Directors of Holdings, in each case in the ordinary course of business;

(iii) any Management Advances and any waiver or transaction with respect thereto;

(iv) any (A) transaction between or among Holdings and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries; and (B) merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalent Investments and the Capital Stock of Holdings and such merger, amalgamation or consolidation is otherwise permitted under this Agreement;

(v) the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, managers, officers, contractors, consultants, distributors or employees of Holdings, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, managers, officers, contractors, consultants, distributors or employees);

(vi) the entry into and performance of obligations of Holdings or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders (taken as a whole) in any material respect;

(vii) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(viii) transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to Holdings or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of Holdings or the senior management of Holdings or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction in the ordinary course of business between or among Holdings or any Restricted Subsidiary and any Affiliate of Holdings or an Associate or similar entity which would constitute an Affiliate Transaction solely (A) because Holdings or a Restricted Subsidiary or any Affiliate of Holdings or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in, or otherwise controls such Affiliate, Associate or similar entity or (B) due to the fact that a director or managers of such person is also a director or manager of Holdings or any direct or indirect Parent Entity of Holdings (provided that such director abstains from voting as a director of Holdings or such direct or indirect Parent Entity of Holdings, as the case may be, on any matter involving such other person);

(x) any (A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of Holdings or any Restricted Subsidiary and (B) amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of Subordinated Shareholder Funding;

(xi) any (A) payments by Holdings or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and reasonable expenses and indemnitees in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an Initial Public Offering), (B) customary payments by Holdings or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital markets transactions, acquisitions or divestitures and (C) payments by Holdings or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of fees, costs and expenses reflected in the Management Case and any Funds Flow Statement, which are, in the case of each of sub-paragraphs (A) and (B) only, approved by a majority of the Board of Directors of Holdings in good faith;

(xii) payment to any Permitted Holder of all out-of-pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in Holdings and its Subsidiaries;

(xiii) the Transaction and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transaction;

(xiv) transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that either (x) such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or (y) that such transaction meets the requirements of paragraph (a)(i) above;

(xv) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided that the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this paragraph to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders (taken as a whole) in any material respect as determined in good faith by Holdings;

(xvi) any purchases by Holdings’ Affiliates of Indebtedness or Disqualified Stock of Holdings or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by persons who are not Holdings’ Affiliates; provided that such purchases by Holdings’ Affiliates are on the same terms as such purchases by such persons who are not Holdings’ Affiliates;

(xvii) any (A) Investments by Affiliates in securities of Holdings or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the Investment is being offered by Holdings or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities of Holdings or any of the Restricted Subsidiaries contemplated in sub-paragraph (A) above or that were acquired from persons other than Holdings and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xviii) payments by any Parent Entity, Holdings and/or the Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, Holdings and/or the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Subsidiaries;

(xix) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Holdings in good faith;

(xx) employment and severance arrangements between Holdings or the Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with or as a result of the Transaction;

(xxi) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 6.05 or entered into with any Business Successor, in each case, that Holdings determines in good faith is either fair to Holdings or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxii) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 6.10 and pledges of Capital Stock of Unrestricted Subsidiaries;

(xxiii) any lease entered into between Holdings or any Restricted Subsidiary, as lessee, and any Affiliate of Holdings that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of Holdings;

(xxiv) intellectual property licenses in the ordinary course of business;

(xxv) payments to or from, and transactions with, any joint venture, including for the avoidance of doubt, the entry into, and performance of obligations and related services under, any management services agreement or any licensing agreement with regards to any existing or future joint venture, in the ordinary course of business (including any cash management activities related thereto);

(xxvi) any participation in a public tender or exchange offer for securities or debt instruments issued by Holdings or any of its Restricted Subsidiaries that provides for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer;

(xxvii) the entry into, and performance of obligations and related services under, any registration rights or other listing agreement;

(xxviii) the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(xxix) any Permitted Tax Restructuring.

Section 6.04 Limitation on Restricted Payments.

(a) Holdings will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution on or in respect of Holdings’ or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving Holdings or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of Holdings (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of Holdings or in Subordinated Shareholder Funding;

(B) dividends or distributions payable to Holdings or a Restricted Subsidiary (and, in the case of Holdings or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Holdings or another Restricted Subsidiary on no more than a pro rata basis); and

(C) dividends or distributions payable to any Parent Entity to fund payments of interest, premia or break costs in respect of Indebtedness of such Parent Entity (or Refinancing Indebtedness thereof) which is Guaranteed by Holdings or any Restricted Subsidiary or is otherwise considered Indebtedness of Holdings or any Restricted Subsidiary, provided that (1) any net proceeds from such Indebtedness are, directly or indirectly, contributed to the equity of Holdings or any Restricted Subsidiary in any form or otherwise received (including by way of Indebtedness) by Holdings or any Restricted Subsidiary (a “Parent Debt Contribution”), (2) any net proceeds described in sub-paragraph (1) above shall be excluded for purposes of increasing the amount available for distribution pursuant to paragraph (a)(C) and shall not be Excluded Contributions; and (3) in the case that any net proceeds described in sub-paragraph (1) above are contributed to or received by Holdings or the Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness, any proceeds loan relating to such Indebtedness and any dividends or distributions payable to the relevant Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity;

(ii) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings or any Parent Entity held by persons other than Holdings or a Restricted Subsidiary other than in exchange for Capital Stock of Holdings (other than Disqualified Stock) or in exchange for options, warrants or other rights to purchase such Capital Stock of Holdings;

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (I) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (II) any Indebtedness Incurred pursuant to Section 6.01(c));

(iv) make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v) make any Restricted Investment,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in sub-paragraphs (i) through (v) above are referred to herein as a “Restricted Payment”), unless at the time Holdings or such Restricted Subsidiary makes such Restricted Payment, the Payment Conditions applicable to such Restricted Payment shall have been satisfied on a pro forma basis.

(b) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(i) the payment of any dividend or distribution or any purchase, redemption, defeasance, repurchase, other acquisition or retirement for value, completed within sixty (60) days after the date of declaration or notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption or repayment notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii) any (A) prepayment, purchase, repurchase, redemption, defeasance or other acquisition, discharge or retirement of Capital Stock of Holdings (including any accrued and unpaid dividends thereon) (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of Holdings (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, the Transaction Equity Contribution or through an Excluded Contribution or Parent Debt Contribution) of Holdings, provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from paragraph (a)(C)(2) above and (B) if immediately prior to the retirement of Treasury Capital Stock the declaration and payment of dividends thereon was permitted under sub-paragraph (xiii) below, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 6.01;

(iv) any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of Holdings or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Holdings or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 6.01;

(v) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than Subordinated Shareholder Funding) or Disqualified Stock or Preferred Stock of a Restricted Subsidiary (A) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (1) a Change of Control (or other similar event described therein as a “change of control”) or (2) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”) but only if (and to the extent required) Holdings shall have first complied with the provisions of this Agreement governing mandatory prepayment, as applicable (i) pursuant to Section 2.11(b), and prepaid all relevant amounts pursuant to Section 2.11(b)), in each case, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or (B) consisting of Acquired Indebtedness, other than Indebtedness Incurred (1) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary; or (2) otherwise in connection with or contemplation of such acquisition;

(vi) a Restricted Payment to pay for the repurchase, redemption, prepayment, purchase, defeasance, cancellation, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) or Subordinated Shareholder Funding of Holdings or any Parent Entity held by any future, present or former employee, director, manager or consultant of Holdings, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, manager, contractor or consultant), provided that the aggregate Restricted Payments made under this paragraph (b)(vi) do not exceed (x) the greater of (I) €16,130,000 and (II) an amount equal to 7.5% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years) or (y) subsequent to the consummation of an Initial Public Offering of common stock of any IPO Entity, the greater of (I) €32,250,000 and (II) an amount equal to 15% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the issuance or sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock, any Transaction Equity Contribution or Excluded Contributions) of Holdings and, to the extent contributed to the capital of Holdings or any Parent Entity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, the Transaction Equity Contribution or an Excluded Contribution), Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors, managers or consultants of Holdings, any of its Subsidiaries or any Parent Entity that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of paragraph (a)(i)(C) above; plus (B) the cash proceeds of key man life insurance policies received by Holdings, the Restricted Subsidiaries or any Parent Entity (to the extent contributed to Holdings or any Restricted Subsidiary) after the Closing Date, provided, further, that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) of this sub-paragraph (b)(vi) in any calendar year. In addition, cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of Holdings or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(vii) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 6.01;

(viii) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(ix) dividends, loans, advances or distributions to any Parent Entity or other payments by Holdings or any Restricted Subsidiary in amounts equal to (without duplication) (A) the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes, (B) any Permitted Tax Distribution, (C) amounts constituting or to be used for purposes of making payments to the extent specified in Section 6.03(b)(ii), Section 6.03(b)(iii), Section 6.03(b)(v), Section 6.03(b)(xi), Section 6.03(b)(xii) and Section 6.03(b)(xvii)(A) (but only in respect of the parenthetical thereto) provided that any such dividends, loans, advances or distributions to make payments in respect of annual management fees specified in Section 6.03(b)(xi)(A)and made pursuant to this sub-paragraph (C) shall not exceed in aggregate, the greater of (x) €10,750,000 and (y) an amount equal to 5% of LTM EBITDA in any Financial Year; and (D) up to the greater of (x) €16,130,000 and (y) an amount equal to 7.5% of LTM EBITDA in any Financial Year;

(x) the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Capital Stock, common stock or common equity interests of Holdings, any Parent Entity or any IPO Entity following a Public Offering of such Capital Stock, common stock or common equity interests following the Closing Date; provided that the aggregate amount of all such dividends or distributions shall not exceed the greater of (A) up to 6% per annum of the amount of Net Cash Proceeds received by or contributed to Holdings’ common equity by any Parent Entity or any IPO Entity from any such public offering, other than public offerings with respect to Holdings’, any Parent Entity’s or any IPO Entity’s common equity registered on Form S-8, other than issuances to any Subsidiary of Holdings and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7% of the greater of Market Capitalization or IPO Market Capitalization;

(xi) payments by Holdings, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of Holdings or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by Holdings);

(xii) Restricted Payments that are made (A) in an amount that does not exceed the aggregate amount of (x) Excluded Contributions, or (y) non-cash Excluded Contributions, in each case, received following the Closing Date or (B) without duplication with the immediately preceding sub-paragraph (A) and without double counting any such cash proceeds that otherwise increase amounts available under paragraph (a)(i)(C) above, in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xiii) the declaration and payment of dividends (A) on Designated Preferred Stock of Holdings issued after the Closing Date, (B) to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Closing Date and (C) on Refunding Capital Stock that is Preferred Stock issued after the Closing Date in excess of the dividends declarable and payable thereon pursuant to paragraph (b)(ii) of this Section 6.04 provided that (1) in the case of sub-paragraphs (A) and (B) above, the amount of all dividends declared or paid to a person pursuant to such paragraphs shall not exceed the cash proceeds received by Holdings or the aggregate amount contributed as Subordinated Shareholder Funding or in cash to the equity of Holdings (other than through the issuance of Disqualified Stock or an Excluded Contribution or a Parent Debt Contribution of Holdings), from the issuance or sale of such Designated Preferred Stock; and (2) in the case of sub-paragraphs (A), (B) and (C) above, as at the Applicable Test Date, after giving effect to such payment on a pro forma basis Holdings would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to the test set forth in Section 6.01(A) or Section 6.01(B);

(xiv) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests in, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalent Investments), or proceeds thereof;

(xv) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(xvi) any Restricted Payment made in connection with the Transaction (including those Restricted Payments contemplated by the Tax Structure Memorandum (other than any exit steps described therein) and compensation arising from an indemnity claim or other claim under the Acquisition Agreement) and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transaction (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(xvii) so long as no Event of Default is continuing:

(A) any Restricted Payments (including loans or advances) (1) up to the greater of (x) €86,000,000 and (y) an amount equal to 40% of LTM EBITDA; plus (2) any Waived Amounts (as defined in the Senior Facilities Agreement) and Declined Proceeds (as defined in the Senior Facilities Agreement) (without double counting); plus

(B) any Restricted Payments (including loans or advances) funded from the Available Amount (without double counting);

(xviii) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(xix) so long as no Event of Default is continuing, the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of Holdings or any Restricted Subsidiary:

(A) in an aggregate amount at the time redeemed, defeased, repurchased, exchanged or otherwise acquired or retired not to exceed the greater of (x) €64,500,000 and (y) an amount equal to 30%. of LTM EBITDA; plus

(B) funded from the Available Amount (without double counting);

(xx) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Holdings and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Section 6.06, Section 6.07, Section 6.08, and Section 6.09;

(xxi) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 6.04 if made by Holdings, provided that:

(A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(B) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of Holdings or one of the Restricted Subsidiaries or (2) the merger or amalgamation of the person formed or acquired into Holdings or one of the Restricted Subsidiaries (to the extent not prohibited by Section 6.06, Section 6.07, Section 6.08 and Section 6.09) to consummate such Investment;

(C) such Parent Entity and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement;

(D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 6.04(a)(C)(2), Section 6.04(b)(ii) or Section 6.04(b)(vi) above or be deemed to be an Excluded Contribution or a Parent Debt Contribution; and

(E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to this Section 6.04(b)(xxi) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to paragraph 1 thereof);

(xxii) any dividends, repayments of equity, reductions of capital or any other distribution by Holdings or any Restricted Subsidiary to any other company or Parent Entity (i) that is a member of the same fiscal unity for corporate income tax, trade tax or value added tax or similar purposes, or (ii) a limited partner of a company pursuant to sub-clause (i) to the extent required to cover Taxes on a consolidated basis on behalf of the Group;

(xxiii) any Restricted Payment to repay any equity injected into the Group on or around the Closing Date in an amount equal to any post-closing purchase price adjustment payment received by the Group;

(xxiv) so long as no Event of Default is continuing, Restricted Payments of amounts deemed to not constitute Excess Proceeds pursuant to the Senior Facilities Agreement;

(xxv) Restricted Payments in an amount not to exceed the aggregate amount of the Closing Overfunding; and

(xxvi) any dividends, repayments of equity, reductions of capital, loans or any other distribution (a “tax distribution”) by Holdings or any Restricted Subsidiary to any Parent Entity that is a member of the same fiscal unity (steuerliche Organschaft) for German corporate income tax and trade tax purposes, provided that (A) where payments under a German fiscal unity are required to be made by any Parent Entity to cover Taxes on a consolidated basis on behalf of the Group, a tax distribution shall be made in cash to such Parent Entity in accordance with the definition of Permitted Tax Distribution and (B) the remainder of such tax distribution in excess of the amount permitted pursuant to paragraph (A) above shall not be paid to such Parent Entity in cash but instead be converted into an intercompany loan made by such Parent Entity to Holdings which constitutes Subordinated Liabilities, save to the extent otherwise agreed by the Administrative Agent.

(c) For purposes of determining compliance with this Section 6.04, without prejudice to paragraphs (t) and (u) of Section 1.17, in the event that a Restricted Payment (or portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in Section 6.04(b) above, and/or (ii) is permitted pursuant to Section 6.04(a) above and/or (iii) constitutes a Permitted Investment, Holdings will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 6.04, including as a Permitted Investment.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the Applicable Test Date of the asset(s) or securities proposed to be paid, transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by Holdings acting in good faith.

(e) Unrestricted Subsidiaries may use value transferred from Holdings and the Restricted Subsidiaries in a Permitted Investment or a Restricted Investment not prohibited under this Section 6.04 to purchase or otherwise acquire Indebtedness or Capital Stock of Holdings, any Parent Entity or any of Holdings’ Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by Holdings or the Restricted Subsidiaries.

Section 6.05 Limitation on Sales of Assets and Subsidiary Stock.

(a) Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(i) Holdings or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by Holdings, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii) in any such Asset Disposition, or series of related Asset Dispositions, with a purchase price in excess of the greater of (x) €32,250,000 and (y) an amount equal to 15% of LTM EBITDA, except in the case of a Permitted Asset Swap, at least 75%. of the consideration for such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis), received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalent Investments and provided further that the amount of:

(A) the greater of the principal amount and the carrying value of any liabilities (as reflected on Holdings’ or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’ or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by Holdings) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Revolving Facility, that are (1) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies Holdings or such Restricted Subsidiary from such liabilities or (2) otherwise cancelled or terminated in connection with the transaction;

(B) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted or reasonably expected by Holdings acting in good faith to be converted by Holdings or such Restricted Subsidiary into Cash Equivalent

Investments (to the extent of the Cash Equivalent Investments received or expected to be received) or by their terms are required to be satisfied for Cash Equivalent Investments within one hundred and eighty (180) days following the closing of such Asset Disposition; and

(C) any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) €53,750,00] and (y) an amount equal to 25% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (or, at Holdings’ option, at the time of contractually agreeing to such Asset Disposition), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall each be deemed to be Cash Equivalent Investments for purposes of this provision and for no other purpose; provided that notwithstanding anything to the contrary contained herein, in the event that, since the most recent delivery of a Borrowing Base Certificate hereunder, the Loan Parties (or any of them) consummate a transaction or transactions (other than Dispositions in the ordinary course of business or to a Loan Party) that results in the Disposition of, subordination of the Administrative Agent’s Liens on, or release of a Loan Party owning, ABL Priority Security (whether as part of a sale of Capital Stock or otherwise) with a value (as reasonably determined by Holdings) in excess of 10% of the Borrowing Base at such time, as a condition to the permissibility of the consummation of such transaction or transactions pursuant to any provision of this Agreement (including without limitation Sections 6.02, 6.04 and/or this Section 6.05) (x) the applicable Borrower shall have provided the Administrative Agent an updated Borrowing Base Certificate (giving effect to such Asset Disposition, subordination or release) prior to the consummation of such transaction or transactions and (y) no Overadvance shall exist after giving effect to such Asset Disposition, subordination or release.

To the extent that any Collateral is disposed of in an Asset Disposition as expressly permitted by this Section 6.06 to any person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Asset Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the applicable Borrower in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.06 Merger and Consolidation—Holdings. Subject to Section 6.09(b), Holdings will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or series of related transactions to any person, unless:

(a) the resulting, surviving or transferee person (“Successor Company”) will be a person organized and existing under the same jurisdiction as a Borrower or any other jurisdiction permitted for any Borrower under this Agreement (or any other jurisdiction approved by all of the Lenders) and Successor Company (if not Holdings) will expressly assume, by way of a joinder agreement, executed and delivered to the Administrative Agent, all the obligations of Holdings under this Agreement and all obligations of Holdings under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable;

(b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing and (i) immediately after giving effect to such transaction, Holdings or Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 6.01(A) or Section 6.01(B) or (ii) immediately after giving effect to such transaction, the Interest Coverage Ratio would not be lower, or the Total Net Leverage Ratio would not be higher, than it was immediately prior to giving effect to such transaction;

(c) Holdings or the Successor Company, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate to the effect that such consolidation, merger or transfer and such joinder agreement comply with this Agreement and a legal opinion is delivered to the effect that any relevant joinder to a Loan Document is a legal and binding agreement enforceable against the Successor Company, provided that the relevant legal counsel giving such opinion may (to the extent such opinion is not already qualified as to matters of fact) rely on an Officer’s Certificate as to any matters of fact; and

(d) the Secured Parties (or the Administrative Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in Holdings or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in Holdings cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in Successor Company).

Section 6.07 Merger and Consolidation—German Parent Borrower. Subject to Section 6.09(b), the German Parent Borrower will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any person, unless:

(a) the Successor Company will be a person organised and existing under the same jurisdiction as a Borrower or any other jurisdiction permitted for an Additional Borrower under Facility B (or any other jurisdiction approved by all of the Lenders) and the Successor Company (if not the German Parent Borrower) will expressly assume, by way of a joinder agreement, executed and delivered to the Administrative Agent, all the obligations of the German Parent Borrower under this Agreement and all obligations of the German Parent Borrower under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable

(b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing and (i) immediately after giving effect to such transaction, the German Borrower or the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 6.01(A) or Section 6.01(B) or immediately after giving effect to such transaction, the Interest Coverage Ratio would not be lower, or the Total Net Leverage Ratio would not be higher, than it was immediately prior to giving effect to such transaction;

(c) The German Borrower or the Successor Company, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate to the effect that such consolidation, merger or transfer and such joinder agreement comply with this Agreement and a legal opinion is delivered to the effect that any relevant joinder to a Loan Document is a legal and binding agreement enforceable against the Successor Company, provided that the relevant legal counsel giving such opinion may (to the extent such opinion is not already qualified as to matters of fact) rely on an Officer’s Certificate as to any matters of fact; and

(d) the Secured Parties (or the Administrative Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the German Borrower or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the German Borrower cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).

Section 6.08 Merger and Consolidation—U.S. Borrower. Subject to Section 6.09(b), the U.S. Borrower will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or series of related transactions to any person, unless:

(a) the Successor Company will be a person organised and existing under the laws of (to the extent there will be following such transaction a Borrower in respect of the Revolving Facility that is incorporated in the U.S.) Germany or the U.S. (or any other jurisdiction approved by all of the Lenders) and the Successor Company (if not the U.S. Borrower) will expressly assume, by way of a joinder agreement, executed and delivered to the Administrative Agent, all the obligations of the U.S. Borrower under this Agreement and all obligations of the U.S. Borrower under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable;

(b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing and (i) immediately after giving effect to such transaction, the U.S. Borrower or the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 6.01(A) or Section 6.01(B) or immediately after giving effect to such transaction, the Interest Coverage Ratio would not be lower, or the Total Net Leverage Ratio would not be higher, than it was immediately prior to giving effect to such transaction;

(c) The U.S. Borrower or the Successor Company, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate to the effect that such consolidation, merger or transfer and such joinder agreement comply with this Agreement and a legal opinion is delivered to the effect that any relevant joinder to a Loan Document is a legal and binding agreement enforceable against the Successor Company, provided that the relevant legal counsel giving such opinion may (to the extent such opinion is not already qualified as to matters of fact) rely on an Officer’s Certificate as to any matters of fact; and

(d) the Secured Parties (or the Administrative Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the U.S. Borrower or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the U.S. Borrower cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).

Section 6.09 Merger and Consolidation—Guarantors.

(a) No Guarantor may (i) consolidate with (for the avoidance of doubt not including any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes) or merge with or into any person, (ii) sell, assign, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any person; or (iii) permit any person to merge with or into such Guarantor unless:

(i) the other person is Holdings or any Restricted Subsidiary that is a Guarantor (or becomes a Guarantor substantially concurrently with the transaction); or

(ii) (1) either (x) Holdings or a Guarantor is the continuing person or (y) the resulting, surviving or transferee person expressly assumes all of the obligations of the Guarantor under this Agreement and all obligations of Holdings under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable; and (2) immediately after giving effect to the transaction, no Event of Default is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to Holdings or a Restricted Subsidiary) otherwise permitted by this Agreement.

(b) The provisions set forth in Section 6.06, Section 6.07, Section 6.08 and this Section 6.09 shall not restrict (and shall not apply to):

(i) any Restricted Subsidiary that is not Holdings, the German Parent Borrower, the U.S. Borrower or a Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to Holdings, the German Parent Borrower, the U.S. Borrower, a Guarantor or any other Restricted Subsidiary that is not Holdings, the U.S. Borrower or a Guarantor;

(ii) any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to Holdings, the German Parent Borrower, the U.S. Borrower or another Guarantor;

(iii) any consolidation or merger of Holdings, the German Parent Borrower or the U.S. Borrower into any Guarantor, provided that, if Holdings, the German Parent Borrower or the U.S. Borrower (as applicable) is not the surviving entity of such merger or consolidation (A) the relevant Guarantor will assume the obligations of Holdings or the U.S. Borrower (as applicable) under the Revolving Facility, this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents and (1) with respect to a merger or consolidation involving Holdings, Section 6.06(a), Section 6.06(c), and Section 6.06(d) shall apply to such transaction, (2) with respect to a merger or consolidation involving the German Parent Borrower Section 6.07(a), Section 6.07(c) and Section 6.07(d) and (3) with respect to a merger or consolidation involving the U.S. Borrower Section 6.08(a), Section 6.08(c) and Section 6.08(d)) shall apply to such transaction; and (B) to the extent that any Transaction Security previously granted over the shares in the capital of the relevant Guarantor would not, in accordance with applicable law, constitute a Lien over the shares in the capital of the surviving entity, the direct Holding Company of the surviving entity shall, subject to the Agreed Security Principles, grant Transaction Security over the shares in the capital of the surviving entity on substantially equivalent terms to any Transaction Security granted over the shares in the capital of such predecessor Guarantor immediately prior to such merger or consolidation;

(iv) Holdings, the German Parent Borrower the U.S. Borrower or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, in the case of a consolidation, merger or combination of: (i) Holdings into or with an Affiliate that is not a Guarantor, Section 6.06(a), Section 6.06(b), Section 6.06(c) and Section 6.06(d) shall apply to such transaction, (ii) the German Parent Borrower into or with an Affiliate that is not a Guarantor, Section 6.07(a), Section 6.07(b), Section 6.07(c) and Section 6.07(d) shall apply to such transaction, (iii) the U.S. Borrower into or with an Affiliate that is not a Guarantor, Section 6.08(a), Section 6.08(b), Section 6.08(c) and Section 6.08(d)shall apply to such transaction; and (iv) any Guarantor into or with an Affiliate, Section 6.09(b)(iii) above shall apply to such transaction or

(v) the Transaction or any Permitted Transaction.

(c) Section 6.06, Section 6.07, Section 6.08 and this Section 6.09 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(d) Nothing in Section 6.06, Section 6.07, Section 6.08 and this Section 6.09 shall prohibit or restrict the Transaction or any Permitted Transaction, which shall be expressly permitted under Section 6.06, Section 6.07 and this Section 6.08.

Section 6.10 Designation of Restricted and Unrestricted Subsidiaries.

(a) Holdings may designate (i) any Restricted Subsidiary to be an Unrestricted Subsidiary and (ii) any Unrestricted Subsidiary to be a Restricted Subsidiary, in each case, if that designation would not cause a Default.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary:

(i) the aggregate fair market value of all outstanding Investments owned by Holdings and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to the covenant described under Section 6.04 or under one or more paragraphs of the definition of Permitted Payments or Permitted Investments, as determined by Holdings;

(ii) that designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary; and

(iii) that designation must be evidenced to the Administrative Agent on the date of such designation by delivering to the Administrative Agent an Officer’s Certificate certifying that such designation complies with Section 6.10(a) above and this Section 6.10(b) and was permitted by the covenant described under Section 6.04.

(c) If the designation of any Restricted Subsidiary as an Unrestricted Subsidiary fails to meet the requirements set out in Section 6.10(b) above, such Subsidiary shall not be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by it as a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under Section 6.01, Holdings will be in default of such covenant.

(d) If an Unrestricted Subsidiary is designated as a Restricted Subsidiary, that designation:

(i) will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary;

(ii) will only be permitted if (A) the Indebtedness described in sub-paragraph (i) above is permitted under the covenant described under Section 6.01 (including pursuant to Section 6.01(e) thereof, treating such designation as an acquisition for the purpose of such paragraph), calculated on a pro forma basis as at the Applicable Test Date and (B) no Event of Default would be in existence immediately following such designation; and

(iii) must be evidenced to the Administrative Agent on the date of such designation, by delivering to the Administrative Agent an Officer’s Certificate certifying that such designation complies with this Section 6.10(d).

Section 6.11 Additional Intercreditor Agreements.

(a) At the request of Holdings, in connection with the Incurrence by Holdings or any of its Restricted Subsidiaries of (i) any Indebtedness secured on Charged Property or as otherwise required herein and (ii) any Refinancing Indebtedness in respect of Indebtedness referred to in sub-paragraph (i) above, Holdings, the relevant Restricted Subsidiaries and the Administrative Agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modifications of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders (taken as a whole)), including substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests, provided that:

(i) such Additional Intercreditor Agreement will not impose any personal obligations on the Administrative Agent or the Security Agent or, in the reasonable opinion of the Administrative Agent or the Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Administratie Agent or the Security Agent under this Agreement, any Additional Intercreditor Agreement or the Intercreditor Agreement; and

(ii) if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.

(b) At the direction of Holdings and without the consent of Lenders the Administrative Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:

(i) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement;

(ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by Holdings or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Revolving Facility);

(iii) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement;

(iv) further secure the Revolving Facility;

(v) make provision for equal and rateable pledges of the Charged Property to secure Additional Facilities (as defined in the Senior Facilities Agreement);

(vi) to facilitate a Permitted Tax Restructuring, a Permitted Reorganization or the Transaction;

(vii) implement any Permitted Collateral Liens;

(viii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; or

(ix) make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Revolving Facility is secured by Liens of equivalent priority over the Charged Property.

(c) Holdings shall not otherwise direct the Administrative Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement other than (i) in accordance with Section 6.11(b) above or (ii) with the consent of the requisite majority of Lenders except as otherwise permitted pursuant to Section 9.02, and Holdings may only direct the Administrative Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Administrative Agent or, in the reasonable opinion of the Administrative Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Administrative Agent shall consent on behalf of the requisite majority of Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby, provided that such transaction would comply with the covenant described under Section 6.04.

(e) Any proposed material amendments or modifications of the existing Intercreditor Agreement shall be posted by the Administrative Agent to all Lenders and, if not objected to by the Required Lenders within five (5) Business Days thereafter, each Secured Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Administrative Agent to enter into any such Additional Intercreditor Agreement.

Section 6.12 Financial Covenant.

(a) Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Covenant Trigger Period, Holdings will not permit the Fixed Charge Coverage Ratio (calculated on a pro forma basis as of the last day of the most recently ended Test Period) (both (x) for the Test Period most recently ended prior to the commencement of such Covenant Trigger Period and (y) for each subsequent Test Period ended during such Covenant Trigger Period) to be less than 1.00 to 1.00.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the failure to comply with Section 6.12(a) above, Holdings shall have the right (the “Cure Right”) (at any time during the applicable Financial Quarter or thereafter until the date that is the later of (x) 15 Business Days after the first day of the Covenant Trigger Period that required Holdings to comply with Section 6.12(a) and (y) 15 Business Days after the date on which financial statements for such Financial Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon compliance with Section 6.12(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated EBITDA”) solely for the purpose of determining compliance with Section 6.12(a) as of the end of such Financial Quarter and for applicable subsequent periods that include such Financial Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.12(a) would be satisfied, then the requirements of Section 6.12(a) shall be deemed satisfied as of the end of the relevant Financial Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.12(a) that had occurred (or would have occurred) shall be deemed cured for all purposes under this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Financial Quarter period there shall be at least two Financial Quarters (which may be, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of causing compliance with Section 6.12(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrowers that the Borrowers intend to exercise the Cure Right (a “Notice of Intent to Cure”) until the later of (x) the fifteenth Business Day after the first day of the Covenant Trigger Period that required the Borrowers to comply with Section 6.12(a) and (y) the fifteenth Business Day following the date on which financial statements for the Financial Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Revolving Loans or terminate the Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant failure to comply with Section 6.12a), (v) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.12(a) for the Financial Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness (which Indebtedness has not since been reborrowed in the case of revolving Indebtedness)), (vi) any Cure Amount shall be included in the calculation of Consolidated EBITDA solely for the purpose of determining compliance with Section 6.12(a) and not for any other purpose under this Agreement and (vii) no Lender or Issuing Bank shall be required to make any Revolving Loan or issue or increase the amount of any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received and such Cure Amount causes Holdings to be in compliance with Section 6.12(a).

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. The occurrence of any default under a mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any Material Subsidiary or the payment of which is guaranteed by Holdings or any Material Subsidiary in each case other than Indebtedness owed to Holdings or a Restricted Subsidiary and other than any Existing Target Debt on or prior to the end of the Clean-up Period, whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default (i) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”), (ii) results in the acceleration of such Indebtedness prior to its stated final maturity (an “acceleration”) and, in each case, the aggregate principal amount of all Indebtedness subject to such payment defaults or accelerations (after giving effect to any applicable grace periods), is in excess of the Threshold Amount; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(d)(i) (provided that, the delivery of a notice of Default or Event of Default at any time will cure such Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, but for the avoidance of doubt, will not cure the underlying Default or Event of Default as to which notice was required to be given) or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made and in each case, to the extent capable of being cured, such untrue representation or warranty shall remain untrue for a period of thirty (30) days; or

(e) Other Defaults Under Loan Documents. Failure of any Loan Party (i) to comply with any term or condition contained in Section 5.03(a) for a period of five consecutive Business Days (or three consecutive Business Days when delivery of weekly Borrowing Base Certificates is in effect); (ii) to comply with any term or condition contained in Section 5.12 for a period of five consecutive Business Days (provided that during a Cash Dominion Period such Default shall occur immediately upon a failure to comply) or (iii) failure by Holdings or any other Loan Party to comply for sixty (60) days after written notice by the Administrative Agent with any agreement or obligation contained in this Agreement other than any such term referred to in the foregoing clauses (i) or (ii) or in any other Section of this Article 7; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirement of Law; or (ii) the commencement of an involuntary case against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Borrowers or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, the Borrowers or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrowers or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers for or in respect of itself or for all or a substantial part of its property; (ii) the making by Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) [Reserved]

(j) Change of Control. The occurrence of a Change of Control; or

(k) Invalidity and Unlawfulness.

(i) Any provision of any Loan Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable in any material respect or shall be repudiated by any Loan Party or any Third Party Security Provider or the validity or enforceability of any material provision of any Loan Document shall at any time be contested by any Loan Party or any Third Party Security Provider and this, individually or cumulatively, would materially adversely affect the interests of the Secured Parties (taken as a whole) under the Loan Documents and is not remedied within twenty (20) Business Days of the giving of notice by the Administrative Agent in respect of such failure.

(ii) At any time it is or becomes unlawful for any Loan or any Third Party Security Provider to perform any of its material obligations under any of the Loan Documents and this individually or cumulatively would materially adversely affect the interests of the Secured Parties under the Loan Documents and is not remedied within twenty (20) Business Days of the giving of notice by the Administrative Agent in respect of such failure; or

(l) Intercreditor Agreement. Topco in its capacity as “Original Third Party Security Provider” or “Subordinated Creditor” (each as defined in the Intercreditor Agreement) or any other Third Party Security Provider fails to comply in any material respect with the material provisions of, or does not perform its material obligations under, the Intercreditor Agreement in a way which is materially adverse to the interests of the Lenders taken as a whole. No Event of Default will occur under this Section 7.01(m) if such failure is remedied within twenty (20) Business Days from the giving of notice by the Administrative Agent in respect of such failure then, and in every such event (other than an event with respect to the Borrowers described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any of the following actions, at the same or different times: (i) terminate the

Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 105% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an event with respect to the Borrowers described in clauses (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, without further action of the Administrative Agent or any Lender, and the obligation of the Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, or equivalent applicable Requirement of Law, as applicable.

Notwithstanding any other term of the Loan Documents, for the period from the date of this Agreement until the date which falls one hundred and eighty (180) days after the Closing Date (the “Clean-up Period”), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the Target Group or any member of the Target Group, if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertakings, Default or Event of Default (i) are capable of being remedied and, if Holdings is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy such breach, Default or Event of Default, (ii) would not have a Material Adverse Effect and (iii) was not procured or approved by the Board of Directors (or equivalent body) of Holdings (provided that it had actual knowledge thereof and that knowledge of the relevant breach does not equate to procurement or approval) provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be.

Notwithstanding any other term of the Loan Documents, for the period from the date of an acquisition permitted under this Agreement (the “Approved Acquisition”) until the date which falls one hundred and twenty (120) days after the date of such Approved Acquisition (the “Acquisition Clean-up Period”), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the person or business subject of the Approved Acquisition if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertaking, Default or Event of Default (i) are capable of being remedied and, if any member of the Group effecting the relevant Approved Acquisition is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy such breach, Default or Event of Default, (ii) would not have a Material Adverse Effect and (iii) was not procured or approved by the Board of Directors (or equivalent body) of any member of the Group effecting the relevant Approved Acquisition (provided that it had actual knowledge thereof and that knowledge of the relevant breach does not equate to procurement or approval) provided that if the relevant circumstances are continuing at the end of the Acquisition Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be.

Section 7.02 Intellectual Property Rights.

(a) Each Loan Party (a) consents (without any representation, warranty or obligation whatsoever) to any grant by any Loan Party and hereby grants to the Administrative Agent a non-exclusive royalty-free license to use, subject to any limitations and restrictions in any relevant Collateral Document, for a period not to exceed 180 days (commencing with the initiation of any enforcement of Liens by the Administrative Agent any Copyright, Patent, Trademark or proprietary information of such Loan Party (or any Copyright, Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Loan Party, as the case may be) in connection with the enforcement of any Lien held by the Administrative Agent upon any Inventory or other ABL Priority Security and to the extent the use of such Copyright, Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the Administrative Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory in any lawful manner. The 180 day license periods shall be tolled while any Loan Party is subject to any Debtor Relief Law pursuant to which the Administrative Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Priority Security.

(b) In the event any Loan Party incurs any Indebtedness that is secured by the Intellectual Property of any Loan Party a provision consistent with Section 7.02(a) shall be included in the Intercreditor Agreement with respect to such Indebtedness whereby the Other Creditor thereof will agree to provide a non-exclusive license to the Secured Parties consistent with Section 7.02(a).

Section 7.03 Access to Property to Process and Sell Inventory.

(a) (i) If the Administrative Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure but excluding any exercise of rights solely in connection with the occurrence and continuation of a Cash Dominion Period, enforcement, collection or execution with respect to the ABL Priority Security (“ABL Priority Collateral Enforcement Actions”) or if any Other Creditor commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Other Senior Collateral, and such Other Creditor (or a purchaser at a foreclosure sale conducted in foreclosure of any Liens of any Other Creditor) takes actual or constructive possession of Other Senior Collateral of any Loan Party (“Other Creditor Priority Collateral Enforcement Actions”), then the applicable Other Creditors shall and the Loan Parties shall (subject to, in the case of any Other Creditor Priority Collateral Enforcement Action, a prior written request by the Administrative Agent to the applicable Other Creditor (the “Other Creditor Priority Collateral Enforcement Action Notice”)) (x) cooperate with the Administrative Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Security and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Security, (y) not hinder or restrict in any respect the ABL Collateral Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Security or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Security, and (z) permit the ABL Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Claimholders, to enter upon and use the Other Senior Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Other Creditor Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Priority Security (other than ABL Priority Security abandoned by the ABL Collateral Agent in writing) has been removed from the Other Senior Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A) assembling and storing the ABL Priority Security and completing the processing of and turning into finished goods any ABL Priority Security consisting of work-in-process;

(B) selling any or all of the ABL Priority Security located in or on such Other Senior Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C) removing and transporting any or all of the ABL Priority Security located in or on such Other Senior Collateral;

(D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Security; and/or

(E) taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the Secured Parties and/or the Administrative Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Security;

provided, however, that nothing contained in this Agreement shall restrict the rights of the Loan Parties or any Other Creditor from selling, assigning or otherwise transferring any Other Senior Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the Administrative Agent and the Secured Parties) to be bound by the provisions of this Section 7.03. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Security has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii) During the period of actual occupation, use and/or control by the Secured Parties and/or the Administrative Agent (or their respective employees, agents, advisers and representatives) of any Other Senior Collateral, the Secured Parties and the Administrative Agent shall be obligated to repair at their expense any physical damage to such Other Senior Collateral resulting from such occupancy, use or control, and to leave such Other Senior Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Without limiting the rights granted in this Section 7.03(a), the Secured Parties shall cooperate with the Other Creditor in connection with any efforts made by the Other Creditors to sell such Other Senior Collateral.

(b) The Secured Parties shall (i) use the Other Senior Collateral in accordance with applicable law; (ii) obtain insurance for damage to property and liability to persons, including property and liability insurance, substantially similar to the insurance maintained by the Loan Parties, naming each of the Other Creditors as mortgagee, loss payee and additional insured, at no cost to the Other Creditors, but only to the extent such insurance is not otherwise in effect; and (iii) indemnify the Other Creditors from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a result of any acts or omissions by the Administrative Agent, or any of its agents or representatives, in connection with the exercise by the Secured Parties of their rights of access set forth in this Section 7.03.

(c) Notwithstanding the foregoing, in no event shall the Secured Parties or the Administrative Agent have any liability to the Other Creditors or the Loan Parties pursuant to this Section 7.03 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Other Senior Collateral existing prior to the date of the exercise by the Secured Parties of their rights under this Section 7.03 and the Secured Parties shall have no duty or liability to maintain the Other Senior Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Secured Parties, or for any diminution in the value of the Other Senior Collateral that results from ordinary wear and tear resulting from the use of the Other Senior Collateral by the Secured Parties in the manner and for the time periods specified under this Section 7.03.

(d) The Other Creditors (x) shall, and the Loan Parties shall, at the request of the Administrative Agent, provide reasonable cooperation to the Administrative Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Security by the Administrative Agent as provided above and (y) shall be entitled to receive, from the Administrative Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the

Administrative Agent. Each of the Other Creditors, the Loan Parties and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any Inventory subject to any Lien held by the Administrative Agent or to provide any support, assistance or cooperation to the Administrative Agent in respect thereof.

(e) In the event any Loan Party incurs any Indebtedness that is secured by real property of any Loan Party a provision consistent with Section 7.03 shall be included in the Intercreditor Agreement with respect to such Indebtedness whereby the Other Creditor thereof will agree to provide the above access rights to the Secured Parties consistent with Section 7.03.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, irrevocably appoints Goldman (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. In particular, and for the avoidance of doubt, nothing in any Loan Document shall be construed so as to constitute an obligation of the Administrative Agent to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Administrative Agent holds the required approval, licence or registration. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or any Lender (which, solely for the purposes of this Article 8, shall have been identified as a notice of Default or Event of Default) and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under any Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (including Section 363 thereof), or any other applicable Debtor Relief Law;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (including under Section 363 thereof), or any other applicable Debtor Relief Law;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Revolving Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Section 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Secured Parties and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank, unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Revolving Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Each of the Administrative Agent, the Co-Collateral Agent, and each Loan Party hereby acknowledges and agrees that:

(a) The Co-Collateral Agent shall have rights as expansive as the rights afforded to the Administrative Agent under this Agreement, the German Security Agreements, the Security Agreement or any other Loan Document with respect to determinations under (i) (x) the definition in this Agreement of the term “Excess Availability” and any component of such definition and (y) the definition of the terms “Average Historical Excess Availability” and “Borrowing Base” and any component of each such definition (including without limitation, Reserves, advance rates and eligibility criteria), (ii) reporting requirements and appraisals, examinations and collateral audits, (iii) the establishment, determination, modification or release of any Reserves established pursuant to this Agreement, the German Security Agreements, the Security Agreement or any other Loan Document and (iv) to the extent applicable to any of the foregoing, the determination of Permitted Discretion;

(b) Any provision in this Agreement, the German Security Agreements, the Security Agreement or any other Loan Document relating to determinations made with respect to any of the matters covered by clause (a) above which would otherwise only need the consent or approval of or to be satisfactory or acceptable to the Administrative Agent shall be deemed to require the consent or approval of or be satisfactory or acceptable (as the case may be) to the Co-Collateral Agent; provided that in the event the Administrative Agent grants a consent or approval or determines that a matter is satisfactory or acceptable, the Co-Collateral Agent will automatically be deemed to accept such determination unless it otherwise objects in writing delivered to Holdings and the Administrative Agent within 3 Business Days thereof.

(c) In the event that the Co-Collateral Agent and Administrative Agent cannot in good faith agree on any issue relating to Excess Availability, Average Historical Excess Availability, the Borrowing Base, Reserves or Borrowing Base advance rates or eligibility criteria, borrowing base reporting, appraisals or examinations or any other action or determination relating to Collateral, the resolution of such issue shall be to require that the most conservative credit judgment be implemented (that is, such credit judgment that would (i) result in the least amount of credit being available to the Borrowers under this Agreement, the German Security Agreements, the Security Agreement or any other applicable Loan Document as applicable, (ii) cause action to be undertaken which is more protective of Secured Parties (such as, for example, increased reporting, or the undertaking of audits or appraisals) or (iii) result in the Co-Collateral Agent and the Administrative Agent declining to permit the requested action).

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrowers; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrowers may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrowers (not to be unreasonably withheld or delayed), to appoint a Successor Administrative Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Borrowers with offices in the U.S. having combined capital and surplus in excess of €1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrowers, Sections 7.01(f), or (g), no consent of the Borrowers shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a Successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrowers) or (b) in the case of a removal, the Borrowers may, after consulting with the Required Lenders, appoint a Successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrowers, the Issuing Banks and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrowers notify the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a Successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the Administrative Agent, all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders or the Borrowers, as applicable, appoint a Successor Administrative Agent as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a Successor Administrative Agent, the Successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity or other payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrowers to any Successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such Successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Lender (nor any Affiliate thereof) may be appointed as a Successor Administrative Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Issuing Bank or Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Issuing Bank or Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(d) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Loan Guarantee otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders or such other number of Lenders as may be required in accordance with Section 9.02;

(e) subject to Section 9.23, release any Loan Party from its Loan Guarantee (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Loan Party ceases to be a Restricted Subsidiary and/or (ii) upon the occurrence of the Termination Date;

(f) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(f), 6.02(g), 6.02(m), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Loan Party), 6.02(q), 6.02(r), 6.02(s) (to the extent that relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg) and/or 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(f), 6.02(m), 6.02(o)(i), 6.02(q), 6.02(r), 6.02(s), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(g) enter into subordination agreements, collateral trust agreements, Additional Intercreditor Agreements and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Article 8. In each case specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrowers shall deliver a certificate of an Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Administrative Agent be responsible or liable to the Lenders or the Issuing Banks for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent is authorized to enter into the Intercreditor Agreements or any Additional Intercreditor Agreement with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreements and any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements and/or any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreements and/or any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

The parties hereto agree that: (a) if the Administrative Agent notifies a Lender, Issuing Bank or Secured Party who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Article 8.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Article 8 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9 MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the German Parent Borrower at:

Birkenstock Group B.V. & Co. KG

Burg Ockenfels, 53545 Linz am Rhein

Attention: Oliver Reichert / Philipp Türoff

Email: [***]

Telephone: [***]

Facsimile: [***]

with a copy to (which shall not constitute notice to any Loan Party):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jason Kanner

Email: [***]

Telephone: [***]

Facsimile: [***]

(ii) if to the Administrative Agent, to the address, electronic mail address or telephone number specified on Schedule 1.01(d); and

(iii) if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrowers (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrowers or any Lender may provide any such notice to the Administrative Agent as recipient on behalf of itself, any Swingline Lender, each Issuing Bank and each Lender.

(d) The Platform. Each of Holdings and the Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, Holdings or the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrowers Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to Holdings, the Borrowers or their respective securities) (each, a “Public Lender”). At the request of the Administrative Agent, each of Holdings and the Borrowers hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrowers Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrowers, if Holdings or the Borrowers were to become public reporting companies or (B) would not be material with respect to Holdings, the Borrowers, their respective Subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrowers for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrowers notify the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrowers shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrowers or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT

BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D), and (E) of this Section 9.02(b) and Section 9.02(d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 or Extended Revolving Facility pursuant to Section 2.23 in respect of which such Lender has agreed to be an Additional Lender or extending Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Revolving Loan owed to such Lender;

(3) (x) extends the scheduled final maturity of any Revolving Loan or (y) postpones any Interest Payment Date with respect to any Revolving Loan held by such Lender or the date of any scheduled payment of any fee payable to such Lender hereunder;

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; or

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the order or pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22 or 2.23 or as otherwise provided in this Section 9.02);

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a), Section 9.02(b) or Section 9.05(a)(i) or the definition of “Required Lenders” or “Super Majority Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 and Section 9.23), without the prior written consent of each Lender;

(4) alter the ratable treatment of Secured Obligations or the definition of “Banking Services”, “Banking Services Obligations”, “Derivative Transaction”, “Hedging Obligations”, “Obligations”, “Secured Hedging Obligations” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case, in a manner adverse, in the aggregate, to any counterparty to any Banking Services Obligations or Secured Hedging Obligations, as applicable, without the written consent of such counterparty; or

(5) waive, amend or modify Section 1.14 or the definition of “Alternate Currency” without the written consent of each Lender and the Administrative Agent;

(6) waive, amend or modify the final sentence of the definition of “Borrowing Base” without the written consent of each Lender and the Administrative Agent; or

(7) include Real Estate Assets in the Collateral without the prior written consent of each Lender; and

(C) solely with the consent of each affected Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit applicable to such Issuing Bank or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit;

(D) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (or any Person that previously served as Administrative Agent), any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent (or any Person that previously served as Administrative Agent), such Issuing Bank or the Swingline Lender as the case may be; or

(E) no such agreement shall change the definition of the term “Borrowing Base” (other than the final sentence thereof) or any component definition thereof (including the definition of “Eligible Accounts Receivable,” “Eligible Credit Card Receivables,” “Eligible Investment Grade Receivables,” “Eligible Inventory” “Eligible In-Transit Inventory” or “Eligible Raw Materials Inventory”), the effect of which would be to increase amounts available to be borrowed, without the consent of the Super Majority Lenders.

(c) [Reserved]

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrowers and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Revolving Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to (1) effect the provisions of Sections 2.14, 2.22, 2.23, 5.12 and/or 6.12, and/or, only to the extent set forth therein, the final sentence of the definition of “Borrowing Base” or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Revolving Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent and the Borrowers may amend, restate, amend and restate or otherwise modify the Intercreditor Agreements, any Additional Intercreditor Agreement and/or any other Additional Agreement as provided therein;

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Revolving Loans pursuant to Sections 2.22 and/or 2.23 and reductions or terminations of any such Additional Commitments or Additional Revolving Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Revolving Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders holding 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders; and

(ix) the Borrowers may amend or otherwise modify any provision of the Loan Documents in a manner that is more favorable to the Lenders and the Administrative Agent at any time without the consent of the Administrative Agent or any Lender in connection with an Incremental Facility Agreement.

Section 9.03 Expenses; Indemnity.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Initial Revolving Facility, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers and except as otherwise provided in a separate writing between the Borrowers, the relevant Arranger and/or the Administrative Agent) and, to the extent otherwise provided herein, in connection with any field exams and appraisals and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Revolving Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Borrowers of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Revolving Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, in, under, to or from any property currently or formerly owned, leased or operated by the Borrowers, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrowers, any of its Subsidiaries or any other Loan Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates) and/or (v) any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms on such Letter of Credit; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents, (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative

Agent or as an Arranger) that does not involve any act or omission of Holdings, the Borrowers or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof or (iii) results from an Erroneous Payment. All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Borrowers of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrowers of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrowers, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Revolving Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrowers, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Revolving Loan or Additional Commitment added pursuant to Sections 2.22 and/or 2.23 at the time owing to it) with the prior written consent of:

(A) the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the consent of the Borrowers shall not be required for any assignment of Revolving Loans or Commitments (1) to any Lender or any Affiliate of any Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f), or (g) (with respect to the Borrowers) exists and (y) the Borrowers may withhold its consent to any assignment to any person that is not a “Disqualified Lender” but is known by the Borrowers to be an affiliate of a Disqualified Lender regardless of whether such person is identifiable as an affiliate of a Disqualified Lender on the basis of such affiliate’s name;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C) in the case of any Commitment, each Issuing Bank and the Swingline Lender, in each case, not to be unreasonably withheld or delayed.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Revolving Loans or Commitments of any Class, the principal amount of Revolving Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than €1,000,000, unless the Borrowers and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and currency of and interest on the Revolving Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Revolving Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the

Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Revolving Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Restricted Subsidiary or the performance or observance by the Borrowers or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreements, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this

Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)

(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than the Borrowers or any of their Affiliates or a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Revolving Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrowers and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Revolving Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the proposed U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of Treasury Regulations, Section 1.163-5(b) of the proposed U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Lender or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof, (iii) such SPC and the applicable Revolving Loan or any applicable part thereof shall be appropriately reflected in the Participant Register and (iv) in no event may any Lender grant any option to provide to the Borrowers all or any part of any Revolving Loan that such Granting Lender would have otherwise been obligated to make to the Borrowers pursuant to this Agreement to any Disqualified Lender. The making of any Revolving

Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrowers expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrowers or the Administrative Agent, assign all or a portion of its interests in any Revolving Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)

(i) Upon the request of any Lender, the Administrative Agent may and the Borrowers shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(ii) If any assignment or participation is made by a Lender without the Borrowers’ consent (A) to or with any Disqualified Lender or (B) to the extent the Borrowers’ consent is required under this Section 9.05, to any other Person (each such Person under the foregoing clauses (A) and (B), a “Disqualified Person”), then the Borrowers may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person and/or (B) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (A), the Borrowers shall be liable to the relevant Disqualified Person under Section 2.16 if any Adjusted Eurocurrency Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (II) in the case of clause (B), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph). Subject to Section 9.05(f)(iii), nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrowers may otherwise have at law or equity. Further, any Disqualified Person identified by the Borrowers to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the Super Majority Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrowers or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Disqualified Persons (other than with respect to updating the list with names of Disqualified Lenders provided in writing to and acceptable to the Administrative Agent in accordance with the definition of “Disqualified Lender” or providing the list (with such updates) upon request in accordance with this Section 9.05), regardless of whether the consent of the Administrative Agent is required thereto, and none of the Borrowers, any Lender or any of their respective Affiliates will bring any claim to such effect. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or Disqualified Person.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the German Parent Borrower, the U.S. Borrower, the Administrative Agent, and the Co-Collateral Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Lender or such Issuing Bank, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrowers and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF ENGLAND AND WALES REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON

SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

(e) WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH GERMAN LOAN PARTY: (i) IRREVOCABLY APPOINTS THE PROCESS AGENT AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LOAN DOCUMENT AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE GERMAN LOAN PARTIES OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. THE GERMAN LOAN PARTIES EXPRESSLY AGREE AND CONSENTS TO THE PROVISIONS OF THIS SECTION 9.10(e).

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrowers otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any Issuing Bank any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Lender, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrowers promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrowers promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrowers and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Lender), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors, but other than any Disqualified Lender) to any Derivative Transaction or similar derivative instrument to which any Loan Party is a party and (iv) subject to the Borrowers’ prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Borrowers and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information (I) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing to you, the Borrowers, the Sponsor or any of their respective affiliates or Related Parties or (II) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrowers and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrowers and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent, any Arranger, Issuing Bank or Lender on a non-confidential basis prior to disclosure by Holdings, the Borrowers or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Lender at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arrangers and the Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent, the Lenders, and the Arrangers, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Administrative Agent, any Arranger or any Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Administrative Agent, any such Arranger or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Administrative Agent, any Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Administrative Agent, the Arrangers and the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 Several Obligations. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and the failure of any Lender or Issuing Bank to make any Revolving Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender or Issuing Bank from any of its obligations hereunder.

Section 9.17 USA PATRIOT Act. Each Lender and Issuing Bank that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that (a) pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR

1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender and Issuing Bank to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 9.18 Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Revolving Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Revolving Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Revolving Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Revolving Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.21 Intercreditor Agreements. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS. EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS TO WHICH THE ADMINISTRATIVE AGENT IS A PARTY AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “ABL CREDIT AGREEMENT COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF

THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER OR ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS. THE PROVISIONS OF THIS SECTION 9.21 ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR FACILITIES AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH APPLICABLE INTERCREDITOR AGREEMENT.

Section 9.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreements shall govern and control.

Section 9.23 Release of Loan Parties. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Loan Party shall automatically be released from its obligations hereunder (and its Loan Guarantee shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Loan Party ceases to be a Restricted Subsidiary and/or (ii) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that, in connection with such documents requested by any Loan Party, upon the request of the Administrative Agent, Holdings shall deliver a certificate of an Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that: none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.26 Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii) As used in this Section 9.26, the following terms have the following meanings:

(A) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(B) “Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(D) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.27 Additional Borrower

(a) Holdings may, in its sole discretion, in accordance with the provisions of this Section 9.27, designate one or more of its direct or indirect wholly-owned Subsidiaries (other than an Unrestricted Subsidiary) organized in the United States, any state thereof or the District of Columbia or Germany, and subject to Section 9.27(c), Canada, the United Kingdom or any other jurisdiction acceptable to the Lenders, to join this Agreement as an Additional Borrower under any Facility hereunder and under all other Loan Documents, and each such Additional Borrower shall be severally, but not jointly, liable with respect to all Obligations as primary obligors and not merely as surety.

(b) In order to so designate an Additional Borrower, Holdings shall, upon not less than 10 Business Days’ notice from Holdings to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any such wholly-owned Restricted Subsidiary (an “Applicant Borrower”) become an Additional Borrower to receive, or become obligated with respect to, Loans under the applicable Revolving Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed Additional Borrower Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming an Additional Borrower hereunder, (i) the obligations with respect to such Applicant Borrower becoming an Additional Borrower set forth in this Section 9.27 shall have been satisfied and (ii) for any Applicant Borrower, the Administrative Agent and the applicable Lenders shall have received (x) not more than 5 Business Days after Holdings initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (y) such corresponding documentation as required for the Additional Borrower to accede as an Additional Obligor (as defined in the Senior Facilities Agreement) to the Senior Facilities Agreement, including the execution of a joinder to the Loan Guarantee (the requirements set forth in the foregoing clauses (i) and (ii), the “Co-Borrower Requirements”). If the Co-Borrower Requirements are met, the Administrative Agent shall send a notice to Holdings and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute an Additional Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Additional Borrower to receive, or become obligated with respect to, Loans under the applicable Revolving Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Additional Borrower otherwise shall be a Borrower for all purposes of this Agreement (and the term “Borrower” shall be deemed to include such Additional Borrower unless the context otherwise requires).

(c) An Additional Borrower may elect to terminate its eligibility to request Borrowings, cease to be an Additional Borrower hereunder and cease to have its assets included in the Borrowing Base upon the occurrence of, and such resignation shall effective upon, such resigning Additional Borrower having delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent upon not less than 15 Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion); provided, however, that there are no outstanding Loans payable by such Additional Borrower, or other amounts payable by such Additional Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of an Additional Borrower’s status

To the extent any Additional Borrower is designated hereunder, notwithstanding anything to the contrary herein, Holdings and the Administrative Agent shall be permitted to make such amendments to this Agreement and the other Loan Documents (without the consent of any Lender or any other party) as they reasonably deem necessary in order to effectuate the inclusion of such Additional Borrower. To the extent any Additional Borrower organized in Canada, the United Kingdom or any other jurisdiction acceptable to the Lenders is designated hereunder, Holdings, the Administrative Agent, the Co-Collateral Agent and the Lenders agree to negotiate in good faith amendments to this Agreement in order to provide for the borrowing mechanics in such jurisdictions, Borrowing Base eligibility criteria for Borrowers located in such jurisdictions, tax provisions for such jurisdictions and other relevant terms to be agreed by the parties at such time.

Section 9.28 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than Euros, the Loan Parties will indemnify Administrative Agent, Issuing Lenders and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Euro amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent, Issuing Lender or such Lender is able to purchase Euros with the amount of the judgment currency actually received by Administrative Agent, the Issuing lender or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Euros.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BK LC LUX SP S.À R.L, as Holdings

By:	/s/ Francis Zeler
Name: Francis Zeler
Title: Sole Manager

BIRKENSTOCK GROUP B.V. & CO. KG, as the German Parent Borrower, represented by Birkenstock Administration B.V. as its general partner (Komplementär)

By:	/s/ Andreas Grundhöfer
Name: Andreas Grundhöfer
Title:

BIRKENSTOCK US BIDCO, INC., as the U.S. Borrower

By:	/s/ Nikhil Thukral
Name: Nikhil Thukral
Title: President

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as the Administrative Agent and as a Lender, the Swing Line Lender and an Issuing Bank

By:	/s/ Authorized Signatory
Authorized Signatory

[Signature Page to ABL Credit Agreement]

CITIBANK, N.A. LONDON BRANCH,
as the Co-Collateral Agent and as a Lender

By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Director & Vice President

[Signature Page to ABL Credit Agreement]

CITIBANK, N.A., as an Issuing Bank

By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Director & Vice President

[Signature Page to ABL Credit Agreement]

CREDIT SUISSE (DEUTSCHLAND) AKITIENGESELLSCHAFT, as a Lender and an Issuing Bank

By:	/s/ Jonas Jepp
Name: Jonas Jepp
Title: Director

By:	/s/ Andrew Senicki
Name: Andrew Senicki
Title: Associate

[Signature Page to ABL Credit Agreement]

HSBC BANK USA, N.A., as a Lender and an Issuing Bank

By:	/s/ Michael P. Righi
Name: Michael P. Righi
Title: Senior Vice President

[Signature Page to ABL Credit Agreement]

COMMERZBANK AKTIENGESELLSCHAFT, as a Lender and an Issuing Bank

By:	/s/ Marcus Wahoff
Name: Marcus Wahoff
Title: Director

By:	/s/ Diyor Tukhtaboev
Name: Diyor Tukhtaboev
Title: Associate

[Signature Page to ABL Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, as a Lender and an Issuing Bank

By:	/s/ Gert Niemeyer
Name: Gert Niemeyer
Title: Managing Director

By:	/s/ Guillaume Laubscher
Name: Guillaume Laubscher
Title: Chief Operating Officer

[Signature Page to ABL Credit Agreement]

Schedule 1.01(a)

Commitment Schedule

Initial Revolving Lender	Initial Commitment
GOLDMAN SACHS BANK USA	€[***]
CREDIT SUISSE (DEUTSCHLAND) AKTIENGESELLSCHAFT	€[***]
CITIBANK N.A. – LONDON BRANCH	€[***]
HSBC BANK USA, N.A.	€[***]
COMMERZBANK AKTIENGESELLSCHAFT	€[***]
CRÉDIT AGRICOLE CORPORATION AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME	€[***]
Total	€[***]

Issuing Bank	LC Commitment
GOLDMAN SACHS BANK USA	€[***]
CREDIT SUISSE (DEUTSCHLAND) AKTIENGESELLSCHAFT	€[***]
CITIBANK N.A.	€[***]
HSBC BANK USA, N.A.	€[***]
COMMERZBANK AKTIENGESELLSCHAFT	€[***]
CRÉDIT AGRICOLE CORPORATION AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME	€[***]
Total	€[***]

1

Schedule 1.01(d)

Administrative Agent’s Office

2

Schedule 1.01(f)

Original Borrowers

1. Birkenstock Group B.V. & Co. KG

2. BIRKENSTOCK US BIDCO, INC.

3

Schedule 1.01(g)

Original Guarantors

1. BK LC Lux SPV S.À R.L.

2. Birkenstock Group B.V. & Co. KG

3. BIRKENSTOCK US BIDCO, INC.

4

Schedule 3.19

Deposit Accounts and Securities Accounts

5

Schedule 4.01

Closing Conditions Precedent

1.	Loan Parties

(a)

Constitutional documents: a copy of the constitutional documents of each of the Original Loan Parties and each Day 1 Third Party Security Provider which shall, in case of an Original Loan Party or Day 1 Third Party Security Provider incorporated in Germany include an electronic copy of the commercial register excerpt (Handelsregisterauszug) of recent date, the articles of association or partnership agreement (Gesellschaftsvertrag), a list of its shareholders (Gesellschafterliste) and any by-laws, if applicable.

(b)

Board approvals: if required by law or by the constitutional documents or customary in the relevant jurisdiction, a copy of a resolution of the board of directors or managers or equivalent body of each of the Original Loan Parties and Day 1 Third Party Security Providers:

(i)	approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf;

(iii)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Borrowing Request or other notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and

(iv)	in the case of an Original Loan Party other than Holdings, authorizing Holdings to act as its agent in connection with the Loan Documents.

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute a Loan Document).

(d)	Formalities certificates: a certificate from each of the Original Loan Parties and Day 1 Third Party Security Providers (signed by an Officer):

(i)

certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)

confirming that, subject to the Guarantee Limitations and the Agreed Security Principles, borrowing, guaranteeing or securing (as relevant) the Total Commitments would not cause any borrowing, guarantee or security limit binding on it (as relevant) to be exceeded.

(e)

US Good Standing certificates: to the extent applicable in the jurisdiction of organization of to the U.S. Borrower and US Midco, a copy of a good standing certificate with respect to the U.S. Borrower and US Midco issued, as of a date no earlier than the date falling thirty (30) days prior to the date of this Agreement, by the Secretary of State or other appropriate official of the U.S. Borrower and US Midco’s jurisdiction of incorporation or organization.

6

2.	Loan Documents

A copy of the counterparts of each of the following Loan Documents signed by each of the Original Loan Parties and each Day 1 Third Party Security Provider or (in the case of para (a) below only) each other member of the Group(in each case to the extent they are a party to such document):

(a)	the Intercreditor Agreement; and

(b)	subject to the Agreed Security Principles, the following Transaction Security Documents:

Name of Grantor	Security Document	Governing law

Topco	Limited recourse share pledge in respect of Topco’s shares in the capital of Holdings.	Luxembourg

Topco	Limited recourse security agreement assigning any Structural Intercompany Receivables owed to Topco (as lender) by Holdings or Bidco (as borrower).	Luxembourg

Holdings	Share pledge in respect of the Company’s shares in the capital of GPCo.	The Netherlands

Holdings	Interest pledge in respect of Holdings’ limited partner interest in Bidco.	Germany

GPCo	Interest pledge in respect of GPCo’s general partner interest in the capital of BidCo	Germany

Bidco	Share pledge in respect of Bidco’s shares in the capital of US Holdco.	Germany

US Holdco	Limited recourse share pledge in respect of US Holdco’s shares in the capital of US Midco	New York

US Midco	(a) General limited recourse security agreement pledging substantially all of US Midco’s assets (subject to customary exclusions consistent with the Agreed Security Principles) and (b) limited recourse share pledge in respect of any shares it owns in any Material Subsidiary incorporated or organised in the US.	New York

The U.S. Borrower	General security agreement pledging substantially all of the U.S. Borrower’s assets (subject to customary exclusions consistent with the Agreed Security Principles).	New York

7

3.	Legal Opinions

The following legal opinions:

(a)	as to capacity:

(i)

a legal opinion from Kirkland & Ellis International LLP as German law counsel to the Day 1 Third Party Security Provider and the Original Loan Parties in respect of the capacity of the Day 1 Third Party Security Provider and the Original Loan Parties incorporated in Germany to enter into the Loan Documents to which it is a party; and

(ii)	a legal opinion from Arendt & Medernach SA as Luxembourg law counsel to Holdings and Topco in respect of the capacity of Holdings and Topco to enter into the Loan Documents to which they are party;

(iii)	a legal opinion from Houthoff Coöperatief U.A. as Dutch law counsel to GPCo in respect of the capacity of GPCo to enter into the Loan Documents to which it is party; and

(iv)

a legal opinion from Kirkland & Ellis LLP as New York counsel to the U.S. Borrower and US Midco in respect of the capacity of the U.S. Borrower and US Midco to enter into the Loan Documents to which it is party; and

(b)	as to enforceability:

(i)	a legal opinion from Loyens & Loeff Luxembourg S.à r.l. as Luxembourg counsel to the Initial Revolving Lenders in respect of the enforceability of the Loan Documents governed by Luxembourg law;

(ii)	a legal opinion from Houthoff Coöperatief U.A. as Dutch counsel to GPCo in respect of the enforceability of the Loan Documents governed by Dutch law;

(iii)	a legal opinion from Milbank LLP as German law counsel to the Original Lenders in respect of the enforceability of the Loan Documents governed by German law; and

(iv)	a legal opinion from Kirkland & Ellis LLP as New York counsel to the U.S. Borrower and US Midco in respect of the enforceability of the Loan Documents governed by New York law

4.	Acquisition Documents and Closing Certificate

(a)

Acquisition Agreement: A copy of the executed Acquisition Agreement, provided that this condition precedent will be satisfactory to the Agent if the Acquisition Agreement is provided in the form received by the Lead Arrangers on or prior to the date of this Agreement, or with any amendments or modifications which do not materially and adversely affect the interests of the Lenders (taken as a whole) under the Loan Documents or which have been made with the approval of the Required Arrangers (each acting reasonably with such approval not to be unreasonably withheld, made subject to any condition or delayed) or the Required Lenders (each acting reasonably with such approval not to be unreasonably withheld, made subject to any condition or delayed).

8

(b)	Closing Certificate: a certificate from Holdings (signed by an Officer) confirming that:

(i)	each of the conditions to the Acquisition as set out in the Acquisition Agreement have been (or will be on the Closing Date) satisfied or waived other than:

(A)	payment of the purchase price under the Acquisition Agreement;

(B)	any other matter which cannot be satisfied until the Closing Date or Acquisition Closing Date;

(C)	any condition which is waived, if such waiver is not materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents; and

(D)

any amendment, waiver, variation, supplement, replacement, change or addition of any condition which is approved by the Required Arrangers (acting reasonably) or the Required Lenders (acting reasonably); and

(ii)	on or prior to the Closing Date, the Minimum Equity Investment is not less than 40% of the Total Transaction Uses (the “Minimum Equity Condition”).

5.	Reports

A copy of the following reports (the “Reports”):

(a)	the following buy-side reports (the “Buy-Side Reports”):

(i)	a buy-side financial, operational tax and HR due diligence report prepared by PricewaterhouseCoopers;

(ii)	buy-side key issues legal due diligence report prepared by Kirkland & Ellis LLP; and

(b)	a tax structure memorandum prepared by PricewaterhouseCoopers (the “Tax Structure Memorandum”),

provided that:

(A)	no reliance will be given on any of the Reports as a condition precedent to funding; and

(B)

to the extent Holdings (in its sole and absolute discretion) elects to deliver any updated Reports to the Lead Arrangers, Lenders and the Administrative Agent after the date of this Agreement, each such updated Report shall be deemed to be in form and substance satisfactory to the Lead Arrangers, Lenders and the Administrative Agent if the final Reports are, in form and substance, substantially the same as the final versions or drafts (as applicable) received by the Lead Arrangers prior to the date of this Agreement, save for any changes which are not materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents or any other changes approved by the Administrative Agent (acting reasonably on the instructions of the Required Arrangers (each acting reasonably) with such approval not to be unreasonably withheld, made

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subject to any condition or delayed) or the Required Lenders (each acting reasonably with such approval not to be unreasonably withheld, made subject to any condition or delayed)) and for these purposes the Lead Arrangers, Lenders and the Administrative Agent agree that any changes made to the approved Tax Structure Memorandum prior to the date of this Agreement, in connection with any Holdco Financing will not be considered to be a material and adverse change to the Tax Structure Memorandum and shall be permitted for all other purposes under the provisions of the Loan Documents, provided that the terms of such Holdco Financing are not inconsistent with the Holdco Financing Major Terms. For the avoidance of doubt, Holdings, Topco and/or the Initial Investors may update any due diligence (including any Report) from time to time and there shall be no requirement for any such updates to be provided to any Secured Party (and failure to provide such updates shall not affect the satisfaction of this condition).

6.	Financial Information

(a)

Original Financial Statements: a copy of the audited financial statements of the Target Group for the financial year ended on 30 September 2020 provided that such statements shall not be required to be in a form and substance satisfactory to any Finance Party nor subject to any other approval requirement.

(b)

Management Case: a copy of the base case model received by the Lead Arrangers prior to the date of this Agreement (the “Management Case”) provided that the Management Case shall be deemed to be in form and substance satisfactory to the Lead Arrangers, each Lender, and the Administrative Agent if provided substantially in the form received by the Lead Arrangers on or prior to the date of this Agreement or with any amendments or modifications which do not materially and adversely affect the interests of the Lenders (taken as a whole) under the Loan Documents or which have been made with the approval of the Lead Arrangers (each acting reasonably with such approval not to be unreasonably withheld, made subject to any condition or delayed) or the Required Lenders (each acting reasonably with such approval not to be unreasonably withheld, made subject to any condition or delayed).

7.	Other

(a)

Funds Flow Statement: (only if a statement of sources and uses is not included in the Tax Structure Memorandum or the uses are not set out in the Borrowing Request) a copy of the funds flow statement (the “Funds Flow Statement”) setting out the sources and uses for the Acquisition to be made on or prior to the Closing Date, provided that such funds flow statement shall not be required to be in a form and substance satisfactory to any Secured Party nor subject to any other approval requirement.

(b)

Group Structure Chart: (only if such group structure is not included in the Tax Structure Memorandum) a group structure chart (on the basis that the Acquisition Closing Date has occurred), provided that such group structure chart shall not be required to be in a form and substance satisfactory to any Finance Party nor subject to any other approval requirement.

(c)

Approved List: a copy of the Approved List, which shall be deemed to be in form and substance satisfactory to the Lead Arrangers, each Lender and the Administrative Agent if in the form delivered to the Lead Arrangers on or prior to the date of this Agreement.

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(d)

DQ List: a copy of the DQ List, which shall be deemed to be in form and substance satisfactory to the Lead Arrangers, each Original Lender and the Agent if in the form delivered to the Lead Arrangers on or prior to the date of this Agreement.

(e)

Fees: reasonable evidence that all fees then due and payable to the Secured Parties for their own account under the Fee Letter on or before the Closing Date in connection with the Revolving Facility will be paid concurrently with, or out of, the first advances under the Revolving Facility (or as otherwise agreed between Holdings and the Lead Arrangers (acting reasonably)), provided that this requirement shall be satisfied by a reference to payment of such fees in a Borrowing Request, the Funds Flow Statement or the Tax Structure Memorandum and shall not be subject to any other approval requirement.

(f)

KYC: completion of the Secured Parties’ reasonable “know your customer” checks on the Sponsors and the Original Loan Parties which are required and which (in each case) have been notified to the Obligors’ Agent not later than five (5) Business Days prior to the date of this Agreement or if later, the date falling five (5) Business Days after the Lenders receive notification of the incorporation of each such company.

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Schedule 11

Agreed Security Principles

1.	Agreed Security Principles

(a)

The guarantees and security to be provided under the Loan Documents will be given in accordance with the security principles set out in this Schedule 11 (the “Agreed Security Principles”). This Schedule 11 identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided under any Loan Document.

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly provided that, to the extent requested by the Administrative Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)

a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial costs, translation costs and all applicable legal and notarial fees and adverse effects on the ability of the Group to obtain or maintain local facilities or other financing arrangements, including any factoring or similar arrangement in each case permitted under this Agreement) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(iii)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their Officers or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any Officer of or for any member of the Group provided that, to the extent requested by the Administrative Agent before signing any applicable security document or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

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(iv)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between Holdings and the Administrative Agent;

(v)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement (other than restrictions contained in the constitutional documents of a member of the Group or in any intra-Group loan agreement), which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(viii)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Event of Default which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this sub-paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)

no guarantee or security will be required to be given by or over any Acquired Person or Asset (and no consent shall be required to be sought with respect thereto) which are required to support Acquired Indebtedness to the extent such Acquired Indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition permitted by this Agreement shall be required to become a Guarantor or grant security with respect to the Revolving Facility if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Indebtedness and/or to the extent constituting a Permitted Lien unless specifically required by a Loan Document to the contrary;

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(xi)

to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Secured Party);

(xii)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xiii)

security will not be required over any assets subject to security in favour of a third party (other than (a) such security granted in favour of the Senior Facilities Agreement or any other Indebtedness permitted to be secured on a senior basis to the Obligations pursuant to the Intercreditor Agreement and (b) in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or segregated cash held for the benefit of customers (and such assets or cash shall be excluded from any relevant security document);

(xiv)

to the extent legally effective, all security will be given in favour of the Administrative Agent and not the secured creditors individually (with the Administrative Agent to hold one set of security documents for all the Secured Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents); no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xv)

guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xvi)

each security document shall be deemed not to restrict or condition any transaction permitted under this Agreement or the Intercreditor Agreement and the security granted under each security document shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xvii)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xviii)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Loan Documents prior to the occurrence of an Event of Default which is continuing;

(xix)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

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(xx)

other than a general filing relating to a floating charge or blanket lien, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group or not in a Guarantor Jurisdiction or otherwise over the shares of a member of the Group not located in a Guarantor Jurisdiction; and

(xxi)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) an Event of Default is continuing.

(c)	Notwithstanding any term of any Loan Document, no loan or other obligation of any U.S. Loan Party under any Loan Document may be, directly or indirectly:

(i)	guaranteed by a CFC or by a FSHCO, or guaranteed by a Subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a Subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii)	secured by a pledge or other security interest in equity interests in a CFC or a FSHCO in excess of sixty-five (65) per cent. of such equity interests of a CFC or FSHCO;

(iv)

secured by (A) leasehold interests in real property, unless otherwise elected by such U.S. Loan Party in its sole discretion, including any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters, (B) fee-owned real property, (C) motor vehicles, airplanes and other assets subject to certificates of title, (D) letter of credit rights (other than supporting obligations), (E) commercial tort claims, (F) [Reserved], (G) any assets to the extent the security in such assets could, as determined by such U.S. Loan Party (acting reasonably and in good faith), result in material adverse US tax, accounting or regulatory consequences to any member of the Group or any of its direct or indirect owners (including the Investors), (H) equity interests issued by, or assets of, unrestricted subsidiaries, immaterial subsidiaries, broker-dealer subsidiaries, not-for-profit subsidiaries, special purpose entities, receivables subsidiaries and captive insurance subsidiaries, (I) equity interests issued by, or assets of, any person other than a material wholly-owned subsidiary incorporated in a Guarantor Jurisdiction, (J) a security interest to the extent the burden or cost (including adverse tax, regulatory or accounting consequences) of granting or perfecting such security interest outweighs the benefit of such security to the Secured Parties as determined by such U.S. Loan Party (acting reasonably and in good faith), (K) intent-to-use trademark applications prior to the filing of a statement of use, (L) any lease, license, permit, franchise, charter, authorization or agreement (and the assets subject thereto at the time of the acquisition of such assets) to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, charter, authorization or agreement or result in the creation of a security interest thereunder or create a right of termination in favor of any other party thereto (other than a member of the Group) or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), in each case excluding the proceeds thereof which are not otherwise excluded assets, (M) property subject to a purchase money agreement, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third-party consent thereunder (other than a member of the Group), in each case

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excluding the proceeds thereof which are not otherwise excluded assets, (N) any assets located or titled outside of the U.S. or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required), (O) margin stock, (P) any property or assets, a security interest in which (x) is prohibited by law (including all applicable laws and regulations restricting assignments of, and security interests in, government receivables) or agreement binding on such property or asset at the time of its acquisition, (y) could require governmental or other third party consent pursuant to such agreement, approval, license or authorization (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (z) would create a right of termination in favor of any government or third party, in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and (Q) any assets with respect to which granting a security interest in such assets could result in a material adverse effect on the ability of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents, excluding the proceeds thereof (to the extent not otherwise constituting excluded assets); or

(v)

guaranteed by any other Subsidiary or secured by a pledge of or security interest in any other Subsidiary or other asset, if it could, as determined by Holdings (acting reasonably and in good faith), result in material adverse US tax, accounting or regulatory consequences to any member of the Group or any of its direct or indirect owners (including the Investors).

(d)

For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Loan Party incorporated in Canada or any successor thereto, as part of its duties as the Administrative Agent, is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all Secured Parties in order to hold any hypothec granted under the laws of the Province of Quebec pursuant to a deed of hypothec as security for any obligations of any member of the Group under any of the Loan Documents and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Administrative Agent of any deed of hypothec made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. In the event of the resignation and appointment of a successor Administrative Agent such successor Administrative Agent shall also act as the successor hypothecary representative on behalf of all Secured Parties under each deed of hypothec without any further documentation or other formality being required to evidence the appointment of the successor hypothecary representative (subject to the registration of a notice of replacement as required by Article 2692 of the Civil Code of Québec). Notwithstanding any provision herein to the contrary, this provision shall be governed and construed in accordance with the laws of the Province of Quebec

(e)	The limitations described in paragraph (c) above shall not apply to the Original Loan Parties (or their successors).

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2.	Guarantees

Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Loan Parties under the Loan Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	Governing Law and Scope

(a)

The guarantees and security to be provided in respect of the Revolving Facility in accordance with the Agreed Security Principles are only to be given by Material Subsidiaries (as defined in the Senior Facilities Agreement) which are incorporated in the Guarantor Jurisdictions. No security or guarantees shall be required to be given by (or over the shares or investments in) (i) any entity not incorporated in a Guarantor Jurisdiction or (ii) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group.

(b)

All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a Structural Intercompany Receivable will be, at the option of Holdings, governed by the governing law of such structural intra-group loan document or English law.

4.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Revolving Facility:

(a)

security will not be enforceable or crystallise until the occurrence of an Event of Default which is continuing; provided that ABL Priority Cash Dominion, Borrowing Base or Advance Action (as defined in the Intercreditor Agreement) shall not constitute an enforcement;

(b)

the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing (and, with respect to any security over shares, stocks or partnership interests of an Obligor incorporated or organized in the United States, following five (5) Business Days’ prior written notice to the pledgor of such shares, stocks or partnership interests that the beneficiary of the security or Agent is exercising such rights);

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly:

(i)

without prejudice to the Overriding Principle, they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless required for the creation or perfection of security under applicable law; and

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(ii)

nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if permitted by the terms of the other Loan Documents (and accordingly to such extent, the Administrative Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)

no security will be required to be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables (other than in the case of any such security to be granted by a German Borrower provided that such action is required by German law to establish valid security, however unless the applicable time and cost of such actions would be disproportionate to the benefit accruing to the Secured Parties of obtaining such security, in which case no such security shall be granted);

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)

except as otherwise set forth in this Agreement or any other Loan Document, in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts);

(g)

without prejudice to the Overriding Principle, security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Administrative Agent and at intervals no more frequent than annually;

(h)

each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(i)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) permitted by the [Debt Documents] (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

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5.	Bank Accounts

In each case, except as otherwise set forth in this Agreement or any Loan Document:

(a)

If a Loan Party grants security over its material current bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of an Event of Default or Cash Dominion Period which is continuing. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Event of Default or Cash Dominion Period which is continuing.

(b)

Subject to paragraph (c), no notice of security may be prepared or served on and consent to the security requested from, the account bank until the occurrence of an Event of Default or Cash Dominion Period which is continuing.

(c)

If a Loan Party grants security over its material current bank accounts (and (x) the giving of notice of security is market practice in the relevant jurisdiction and (y) it is possible to give such notice of security without disrupting the operation of the account(s) in question, in each case as determined by Holdings in its sole discretion), notice of the security will be served on the account bank in relation to applicable accounts within ten (10) Business Days from (and excluding) the date of the security document (or accession thereto) and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of an Event of Default which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No member of the Group will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)

If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of an Event of Default which is continuing.

6.	Fixed assets

Without prejudice to the Overriding Principle, if a Loan Party grants security over its material fixed assets it will be free to deal with those assets in the course of its business until the occurrence of an Event of Default which is continuing. No notice, whether to third parties or by attaching a notice to the fixed assets, will be prepared or given until the occurrence of an Event of Default which is continuing.

7.	Insurance policies

(a)

Without prejudice to the Overriding Principle, if a Loan Party grants security over its material insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance in respect of which claims thereunder may be mandatorily prepaid, provided that the relevant insurance policy allows security to be so granted), notice of any security interest over insurance policies will only be served on an insurer of the Group assets upon written request of the Administrative Agent, which may only be given after the occurrence of an Event of Default which is continuing.

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(b)

Prior to an Event of Default which is continuing, no loss payee or other endorsement will be made on the insurance policy, no insurance certificates shall be required to be delivered to any Secured Party and no Secured Party will be named as co-insured.

8.	Intellectual property

(a)	No security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.

(b)

Without prejudice to the Overriding Principle, if security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) until an Event of Default which is continuing.

(c)

Notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Security Agent, which may only be given after the occurrence of an Event of Default which is continuing. No intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supra-national registry. Security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

9.	Receivables

Without prejudice to the Overriding Principle, if a Loan Party grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of an Event of Default which is continuing (and, with respect to any receivables of a U.S. Loan Party, following five (5) Business Days’ prior written notice to such Loan Party that the beneficiary of the security or Administrative Agent is exercising such rights). No notice of security may be prepared or served until the occurrence of an Event of Default which is continuing (other than security over the Structural Intercompany Receivables). No list of receivables shall be required. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of an Event of Default which is continuing.

10.	Real estate

No security shall be granted over real property.

11.	Shares

(a)

Security over shares, stocks or partnership interests granted by a Loan Party will be limited to those over a wholly-owned Loan Party incorporated in a Guarantor Jurisdiction. For the avoidance of doubt, no security shall be required to be granted by, or over the shares in, entities which are not wholly-owned Loan Parties incorporated in a Guarantor Jurisdiction.

(b)

Until an Event of Default is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction (as agreed between the legal counsel of the Group and the legal counsel

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of the Administrative Agent in the relevant jurisdiction)) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition. With respect to any company incorporated in Germany, the voting rights and powers in relation to the shares in such company will remain with the grantor of the security at all times.

(c)

With respect to the shares in any member of the Group that have been pledged pursuant to a Transaction Security Document, where customary and applicable as a matter of law, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent:

(i)

(with respect to any Transaction Security Document entered into pursuant to Section 4.01), as soon as reasonably practicable following the Closing Date (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)); and

(ii)

(with respect to any other Transaction Security Document), as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of that Transaction Security Document.

12.	The Overriding Principle

(a)	The Parties agree that the overriding intention is for security in respect of the Secured Debt Documents (other than the Topco Finance Documents) only be granted as follows:

(i)	the Day 1 Third Party Security Providers and the Original Obligors will grant the security contemplated by paragraph 2(b) of Schedule 4.01;

(ii)

each German Borrower will grant the security contemplated by limb (vi) below within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion not to exceed an additional 45 days without the consent of the Super Majority Lenders);

(iii)	each security provider in respect of the Term Priority Charged Property shall provide second-priority security interests in the Term Priority Charged Property in respect of the Revolving Facility;

(iv)	each other member of the Group incorporated in a Guarantor Jurisdiction will grant security over any shares it holds in any wholly owned Material Subsidiary incorporated in a Guarantor Jurisdiction;

(v)

a Loan Party incorporated in the U.S. (including the U.S. Borrower) will grant security over substantially all assets (subject to customary “excluded assets” including real estate) pursuant to a New York law governed security agreement, in each case, subject to customary exceptions, materiality thresholds and these Agreed Security Principles (it being understood that, notwithstanding anything herein to the contrary, prior to an Event of Default that has occurred and is continuing, such assets will be perfected only by (w) the filing of general UCC-1 financing statements in the applicable filing offices (and for the avoidance of doubt, no separate UCC-1 filings in respect of commercial tort claims shall be required), (x) the delivery of written instruments representing

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Structural Intercompany Receivables, (y) the delivery of share certificates (if any) with respect to wholly-owned Subsidiaries that are Loan Parties incorporated in the US and (z) the entry into blocked account control agreements for any Material Deposit Account to the extent required by this Agreement (subject in each case to any limitations or exclusions provided by application of the other provisions of these Agreed Security Principles)); and further provided that (A) no security shall be taken over any “intent-to-use” trademark applications prior to the filing of a “Statement of Use,” “Amendment to Allege Use” or similar notice, (B) [Reserved] and (C) no landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement shall be required except as otherwise required by this Agreement);

(vi)

a German Borrower will grant security over (x) substantially all its bank accounts in Germany (other than any non-material bank accounts to be specified in sufficient detail in the respective account pledge agreement), (y) substantially all its accounts receivables (including credit card receivables and other customer/trade receivables) and its insurance receivables, and (z) substantially all its inventory of raw materials and supplies, spare parts, work in progress, finished products and merchandise (Roh-, Hilfs- und Betriebsstoffe, Ersatzteile, unfertige Erzeugnisse, unfertige Leistungen, fertige Erzeugnisse und Waren (Umlaufvermögen)). In the case of (x) above, notice of the security will be served on the account bank as soon as reasonably practicable but, in any event, within ten (10) Business Days of the security being granted and the German Borrower providing security shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 (twenty) Business Days of service. If the German Borrower providing security has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 (twenty) Business Day period. If the service of notice would prevent any member of the Group from using a bank account in the course of its business, such account shall be treated and defined as non-material bank account which is not subject to security in favour of the Secured Parties. Bank statements will be provided to the Administrative Agent on an annual basis and upon request by the Administrative Agent during the existence of an Event of Default which is continuing. In the case of (y) above, and if required under German law to perfect the security, notice of the security will be served on the relevant debtor as soon as reasonably practicable but, in any event, within ten (10) Business Days of the security being granted and the relevant German Borrower providing security shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 (twenty) Business Days of service. If the German Borrower providing security has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Lists of receivables of the German Borrowers (with an adequate level of detail) will be provided to the Administrative Agent on an annual basis and upon request by the Administrative Agent during the existence of an Event of Default which is continuing. In the case of (z) above, site maps and/or lists of assets will be provided if and to the extent required to establish valid security. Lists of assets of the German Borrowers (with an adequate level of detail) will be provided to the Administrative Agent on an annual basis and upon request by the Administrative Agent during the existence of an Event of Default which is continuing. A German Borrower providing security over its assets shall be free to deal with those assets in the course of its business until the occurrence of an Event of Default which is continuing;

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(vii)

In the event any Person incorporated in Canada or England & Wales will become a Loan Party, the parties to the ABL Credit Agreement at such time will negotiate Agreed Security Principles for such jurisdictions in good faith.

(this paragraph (a) being the “Overriding Principle”).

(b)

Save as described in paragraph (a) above, no other security will be granted and for the avoidance of doubt, save as set out in paragraph (a) above, no member of the Group shall be required to grant a floating charge (or any floating “all asset” or similar security interest, however described) over its assets located in any jurisdiction.

13.	Voluntary Credit Support

(a)

If, in accordance with this Schedule 11, a person is not required to grant any guarantee or to grant security over an asset, Holdings may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”).

(b)

Each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by Loan Party’s Agent to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as Holdings shall, in its sole discretion, elect.

14.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document, the Secured Parties authorise, instruct and direct the Administrative Agent to, and the Administrative Agent shall promptly (at the option and upon request of the Loan Party’s Agent) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

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